Exhibit 99.3

PRO FORMA VALUATION REPORT

STATE INVESTORS BANCORP, INC.

Metairie, Louisiana

PROPOSED HOLDING COMPANY FOR:

STATE-INVESTORS BANK

Metairie, Louisiana

Dated As Of:

February 25, 2011

Prepared By:

RP® Financial, LC.

1100 North Glebe Road

Suite 1100

Arlington, Virginia 22201

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

February 25, 2011

Board of Directors

State-Investors Bank

1041 Veterans Boulevard

Metairie, Louisiana 70005

Members of the Board of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion

The Board of Directors of State-Investors Bank (“State-Investors” or the “Bank”) adopted the plan of conversion on December 14, 2010, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of State-investors Bancorp, Inc. (“Bancorp” or the “Company”), a newly formed Louisiana corporation. Bancorp will offer 100% of its common stock in a subscription offering to Eligible Account Holders, the Employee Stock Ownership Plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. Going forward, Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
Three Ballston Plaza	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

February 25, 2011

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank and the other parties engaged by the Bank to assist in the plan of conversion and stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank’s and the Company’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included due diligence related discussions with State-Investors’ management; Hannis T. Bourgeois, LLP, the Bank’s independent auditor; Elias, Matz, Tiernan & Herrick, L.L.P., the Banks conversion counsel; and Keefe Bruyette & Woods, Inc., which has been retained as the financial and marketing advisor in connection with the Bank’s stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which State-Investors operates and have assessed the Bank’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on State-Investors and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Bank’s operating characteristics and financial performance as they relate to the pro forma market value of State-Investors. We have reviewed the economy and demographic characteristics of the primary market area in which the Bank currently operates. We have compared State-Investors’ financial performance and condition with publicly-traded thrift

Board of Directors

February 25, 2011

institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on State-Investors’ representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers State-Investors only as a going concern and should not be considered as an indication of the Bank’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank and the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Bank’s value alone. It is our understanding that State-Investors intends to remain an independent institution and there are no current plans for selling control of the Bank as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 25, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $22,000,000 at the midpoint, equal to 2,200,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $18,700,000 and a maximum value of $25,300,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,870,000 at the minimum and 2,530,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $29,095,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 2,909,500.

Board of Directors

February 25, 2011

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of State-Investors as of December 31, 2010, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of State-Investors, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The

Board of Directors

February 25, 2011

reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

Ronald S. Riggins
President and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

STATE INVESTORS BANCORP, INC.

STATE-INVESTORS BANK

Metairie, Louisiana

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.8
Interest Rate Risk Management		I.12
Lending Activities and Strategy		I.13
Asset Quality		I.16
Funding Composition and Strategy		I.17
Legal Proceedings		I.18

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.2
Market Area Demographics		II.6
Local Economy		II.8
Local Real Estate Market		II.10
Unemployment Trends		II.10
Market Area Deposit Characteristics and Competition		II.11

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.12
Interest Rate Risk		III.14
Credit Risk		III.16
Summary		III.16

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

STATE INVESTORS BANCORP, INC.

STATE-INVESTORS BANK

Metairie, Louisiana

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.7
5. Dividends		IV.8
6. Liquidity of the Shares		IV.9
7. Marketing of the Issue		IV.10
A. The Public Market		IV.10
B. The New Issue Market		IV.17
C. The Acquisition Market		IV.19
8. Management		IV.21
9. Effect of Government Regulation and Regulatory Reform		IV.21
Summary of Adjustments		IV.21
Valuation Approaches:		IV.22
1. Price-to-Earnings (“P/E”)		IV.23
2. Price-to-Book (“P/B”)		IV.26
3. Price-to-Assets (“P/A”)		IV.26
Comparison to Recent Offerings		IV.27
Valuation Conclusion		IV.27

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

STATE INVESTORS BANCORP, INC.

STATE-INVESTORS BANK

Metairie, Louisiana

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.9

2.1	Summary Demographic Data	II.7
2.2	Employment Sectors	II.9
2.3	Largest Employers	II.9
2.4	Unemployment Data	II.11
2.5	Deposit Summary	II.12
2.6	Market Area Deposit Competitors	II.13

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.13
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.18
4.3	Market Pricing Comparatives	IV.20
4.4	Public Market Pricing	IV.25

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

State-Investors Bank (“State-Investors” or the “Bank”), chartered in 1894, is a federally-chartered savings bank headquartered in Metairie, Louisiana. The Bank serves the New Orleans metropolitan area through the main office and three branch offices. The main office and one branch office are located in Jefferson Parish, while the Bank also serves Orleans Parish and St. Tammany Parish with branch office in each of those parishes. A map of the Bank’s office locations is provided in Exhibit I-1. The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”). At December 31, 2010, the Bank had $208.7 million in assets, $159.1 million in deposits and total equity of $21.3 million, equal to 10.2% of total assets. The Bank’s audited financial statements are incorporated by reference as Exhibit I-2.

Plan of Conversion

On December 14, 2010, the Board of Directors of the Bank adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank and become a wholly-owned subsidiary of State-Investors Bancorp, Inc. (“Bancorp” or the “Company”), a newly formed Louisiana corporation. Bancorp will offer 100% of its common stock to qualifying depositors of State-Investors in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicated community offering. Going forward, Bancorp will own 100% of the Bank’s stock, and the Bank will initially be Bancorp’s sole subsidiary. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, extending a loan to the newly-formed employee stock ownership plan (the “ESOP”) and reinvestment of the proceeds that are retained by the Company. In the future, Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

State-Investors maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. State-Investors’ operating strategy has been fairly reflective of a traditional thrift operating strategy, in which lending has emphasized originating 1-4 family residential mortgage loans and funding has been largely generated through retail deposits. In recent years, the Company has maintained a relatively stable asset balance, as deposit growth has been largely utilized to fund the pay down of borrowings. Recent trends in the Bank’s interest-earning asset composition show that loans peaked at year end 2009 followed by a slight decrease in 2010, which was largely offset by an increase in cash and investments. The decrease in loans receivable balance in 2010 was largely related to a decline in 1-4 family loans in connection with borrowers refinancing into lower rate loans and at the same time the Bank elected not to match secondary market rats on longer term fixed rates for purposes of interest rate risk management. Lending diversification by the Company has generally emphasized commercial real estate loans. From time-to-time the Bank has purchased loans and loan participations to supplement its own loan production, both with respect to residential and commercial real estate loans.

Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. As of December 31, 2010, the Bank’s holdings of investment securities consisted entirely of mortgage-backed securities. The largest source of asset growth in 2010 consisted of cash and cash equivalents, as a portion of the excess funds realized from

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

the pay down of the loan portfolio and deposit growth in 2010 were redeployed in cash and cash equivalents.

The Bank’s lending and investment strategies have generally supported management of credit risk exposure, as evidenced by favorable credit quality measures for non-performing assets. State-Investors is not a subprime lender and does not hold any investments in high risk collateralized debt obligations (“CDOs”).

Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. Certificate of deposits (“CDs”) constituted approximately 72% of the Bank’s deposits at December 31, 2010. The Bank utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk. As the Bank has had limited asset growth in recent years, deposit growth was primarily utilized to fund the pay down of borrowings in 2009 and 2010.

State-Investors’ earnings base is largely dependent upon net interest income and operating expense levels. In recent years, the Bank’s net interest margin has trended higher as interest rate spreads have increased with the decline in short-term interest rates and resulting steeper yield curve. In particular, the Bank’s balance sheet is liability-sensitive in the short-term and, therefore, funding costs have decreased more rapidly relative to yields earned on less rate sensitive interest-earning assets. Operating expenses have increased in recent years as well, which has been mostly related to higher compensation costs incurred in connection with expansion of staff. Non-interest operating income has been a limited contributor to earnings, reflecting the Bank’s traditional thrift operating strategy that has provided for only a modest earnings contribution from fee-based products and services.

The post-offering business plan of the Bank is expected to remain consistent with current strategic objectives. Specifically, State-Investors will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded primarily by retail deposits. Growth strategies will continue to be implemented within the context of managing the Bank’s exposure to credit risk and interest rate risk.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

The Bank’s Board of Directors has elected to complete a public stock offering to improve the competitive position of State-Investors. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of State-Investors. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. State-Investors’ higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Bank’s future funding needs, which may facilitate a reduction in State-Investors’ funding costs. Additionally, State-Investors’ higher equity-to-assets ratio will also better position the Bank to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the acquisition of additional banking offices that would provide for further penetration in the markets currently served by the Bank or nearby surrounding markets. At this time, the Bank has no specific plans for expansion. The projected uses of proceeds are highlighted below.

•

State-Investors Bancorp The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into liquid funds held as a deposit at the Bank and short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

•

State-Investors. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s newly issued stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

Overall, it is the Bank’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with State-Investors’ operations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five years. From year end 2006 through year end 2010, State-Investors’ assets increased at a 5.4% annual rate. Asset growth was largely sustained by loan growth, which was primarily funded with deposit growth. A summary of State-Investors’ key operating ratios for the past five years is presented in Exhibit I-3.

State-Investors’ loans receivable portfolio increased at a 5.2% annual rate from year end 2006 through year end 2010, in which loan growth was sustained from year end 2006 through year end 2009 followed by a slight decrease in 2010. The Bank’s slightly lower loan growth rate compared to its asset growth rate provided for a slight decrease the loans-to-assets ratio from 87.3% at year end 2006 to 86.6% at year end 2010. State-Investors’ historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 70.3% of total loans receivable consisted of 1-4 family loans at year end 2010.

Trends in the Bank’s loan portfolio composition over the past five years show that the concentration of 1-4 family permanent mortgage loans comprising total loans increased from a low of 64.5% at year end 2007 to a high of 70.3% at year end 2010. Over the past five years lending diversification by the Company has emphasized origination of commercial real estate/multi-family, with the concentration of commercial real estate/multi-family loans comprising total loans ranging from a high of 28.9% at year end 2007 to a low of 23.5% of total loans at year end 2010. Home equity loans constitute the second largest area of lending diversification for the Company, with the home equity loan portfolio ranging from a high of 4.0% of total loans at year end 2007 to a low of 2.4% of total loans at year end 2010. Other areas of lending diversification include construction loans, land loans, consumer loans and commercial business loans, with each of those loan types comprising less than 2.0% of the total loan portfolio at year end 2010.

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting State-Investors’ overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1

State-Investors Bank

Historical Balance Sheet Data

											12/31/06-
											12/31/10
	At Year Ended December 31,										Annual
	2006		2007		2008		2009		2010		Growth Rate
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)

Total Amount of:
Assets	$168,866	100.00%	$199,795	100.00%	$207,069	100.00%	$209,232	100.00%	$208,688	100.00%	5.44%
Cash and cash equivalents	2,700	1.60%	3,921	1.96%	6,402	3.09%	3,454	1.65%	7,031	3.37%	27.03%
Investment securities	1,279	0.76%	1,279	0.64%	542	0.26%	260	0.12%	—	0.00%	-100.00%
Mortgage-backed securities	8,444	5.00%	7,813	3.91%	6,173	2.98%	8,530	4.08%	9,379	4.49%	2.66%
Loans receivable, net	147,403	87.29%	176,944	88.56%	183,930	88.83%	186,251	89.02%	180,631	86.56%	5.21%
FHLB stock	2,258	1.34%	2,843	1.42%	2,924	1.41%	2,660	1.27%	1,361	0.65%	NM

Deposits	$107,536	63.68%	$113,582	56.85%	$130,494	63.02%	$142,948	68.32%	$159,130	76.25%	10.29%
Borrowings	41,592	24.63%	66,066	33.07%	54,797	26.46%	44,333	21.19%	26,483	12.69%	-10.67%

Equity	$17,897	10.60%	$18,280	9.15%	$19,117	9.23%	$20,184	9.65%	$21,291	10.20%	4.44%

Loans/Deposits		137.07%		155.79%		140.95%		130.29%		113.51%

Full Service Banking Offices Open	4		4		4		4		4

(1)	Ratios are as a percent of ending assets.

Sources: State-Investors’ prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

holding company level will primarily be invested into a deposit at the Bank. Over the past five years, the Bank’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 7.1% of assets at year end 2009 to a high of 8.7% of assets at year end 2006. As of December 31, 2010, cash and investments equaled 8.5% of assets. Most of the increase in the cash and investments ratio during 2010 was related to deposit growth being held in cash and cash equivalents. Mortgage-backed securities have consistently comprised the major portion of the Bank’s investment holdings over the past five years and comprised the entire investment portfolio at year end 2010. Mortgage-backed securities held by State-Investors consist of mortgage-pass-through certificates that are guaranteed or insured by Government Sponsored Enterprises (“GSEs”). Mortgage-backed securities are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with State-Investors’ investment philosophy. As of December 31, 2010, the mortgage-backed securities portfolio totaled $9.4 million or 4.5% of assets. Mortgage-backed securities maintained as available for sale equaled $8.8 million at December 31, 2010, with the remaining $577,000 of the portfolio maintained as held to maturity. As of December 31, 2010, the net unrealized gain on the available for sale mortgage-backed securities portfolio equaled $282,000. In recent prior years, the Bank’s investments also included a modest amount of equity securities consisting of a mortgage mutual fund. Exhibit I-4 provides historical detail of the Bank’s investment securities portfolio. As of December 31, 2010, the Bank also held cash and cash equivalents of $7.0 million or 3.4% of assets and FHLB stock of $1.4 million or 0.7% of assets.

Over the past five years, State-Investors’ funding needs have been largely addressed through retail deposits and internal cash flows, with supplemental funding provided by borrowings and retained earnings. From year end 2006 through year end 2010, the Bank’s deposits increased at an annual rate of 10.3%. Positive deposit growth was sustained throughout the period covered in Table 1.1, with the most significant deposit growth occurring in 2008 and 2010. Deposits as a percent of assets ranged from a low of 56.9% at year end 2007 to a high of 76.3% at year end 2010. Certificate deposits (“CDs”) account for the largest concentration of the Bank’s deposits and comprised 72.2% of the Bank’s deposits at December 31, 2010. Transaction and

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

savings account deposits comprised 27.8% of the Bank’s deposits at December 31, 2010, with savings account deposits comprising the largest portion of the Bank’s core deposits.

Borrowings serve as an alternative funding source for the Bank to address funding needs for growth and to support management of deposit costs and interest rate risk. From year end 2006 to year end 2010, borrowings decreased at an annual rate of 10.7%. Borrowings declined from a peak balance of $66.1 million or 33.1% of assets at year end 2007 to a low of $26.5 million or 12.7% of assets at year end 2010. Deposit growth funded the pay down of borrowings since year end 2007, as the Bank maintained a relatively stable balance of assets over the past three years. The Bank’s utilization of borrowings over the past five years has been limited to FHLB advances.

Since year end 2006, retention of earnings and the adjustment for accumulated other comprehensive income translated into an annual capital growth rate of 4.4% for the Bank. Capital growth was slightly less than the Bank’s asset growth rate, as State-Investors’ equity-to-assets ratio decreased from 10.6% at year end 2006 to 10.2% at year end 2010. All of the Bank’s capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2010. The addition of stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities. At the same time, as the result of the significant increase that will be realized in the Bank’s pro forma capital position, State-investors’ ROE can be expected to initially decline from current returns

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five years. The Bank reported positive earnings over the past five years, ranging from a low of 0.19% of average assets during 2007 to a high of 0.50% of average assets during 2006 and 2008. For the year ended December 31, 2010, the Bank reported net income of $976,000 or 0.46% of average assets. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Other revenues for the Bank are largely derived from loan fees and customer service charges, which have been a

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

Table 1.2

State-Investors Bank

Historical Income Statements

	For the Year Ended December 31,
	2006		2007		2008		2009		2010
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest income	$10,340	5.96%	$11,032	5.81%	$12,401	6.10%	$12,347	5.92%	$11,597	5.47%
Interest expense	(4,829)	-2.78%	(6,191)	-3.26%	(6,446)	-3.17%	(5,590)	-2.68%	(4,426)	-2.09%

Net interest income	$5,511	3.18%	$4,841	2.55%	$5,955	2.93%	$6,757	3.24%	$7,171	3.37%
Provision for loan losses	(60)	-0.03%	(60)	-0.03%	46	0.02%	(155)	-0.07%	(93)	-0.04%

Net interest income after provisions	$5,451	3.14%	$4,781	2.52%	$6,001	2.95%	$6,602	3.17%	$7,078	3.34%

Other operating income	$107	0.06%	$117	0.06%	$151	0.07%	$256	0.12%	$161	0.08%
Operating expense	(4,238)	-2.44%	(4,340)	-2.28%	(4,435)	-2.18%	(5,422)	-2.60%	(5,515)	-2.60%

Net operating income	$1,320	0.76%	$558	0.29%	$1,717	0.84%	$1,436	0.69%	$1,724	0.81%

Non-Operating Income
Gain(loss) on sale of investment securities	$0	0.00%	$0	0.00%	($75)	-0.04%	($90)	-0.04%	($91)	-0.04%
Gain(loss) on sale of REO	0	0.00%	0	0.00%	0	0.00%	0	0.00%	(119)	-0.06%

Net non-operating income	$0	0.00%	$0	0.00%	($75)	-0.04%	($90)	-0.04%	($210)	-0.10%

Net income before tax	$1,320	0.76%	$558	0.29%	$1,642	0.81%	$1,346	0.65%	$1,514	0.71%
Income tax provision	(453)	-0.26%	(189)	-0.10%	(617)	-0.30%	(491)	-0.24%	(538)	-0.25%

Net income (loss)	$867	0.50%	$369	0.19%	$1,025	0.50%	$855	0.41%	$976	0.46%

Adjusted Earnings
Net income	$867	0.50%	$369	0.19%	$1,025	0.50%	$855	0.41%	$976	0.46%
Add(Deduct): Net gain/(loss) on sale	0	0.00%	0	0.00%	75	0.04%	90	0.04%	210	0.10%
Tax effect (2)	0	0.00%	0	0.00%	(26)	-0.01%	(31)	-0.01%	(71)	-0.03%

Adjusted earnings	$867	0.50%	$369	0.19%	$1,075	0.53%	$914	0.44%	$1,115	0.53%

Expense Coverage Ratio (3)	1.30		1.12		1.34		1.25		1.30
Efficiency Ratio (4)	75.3%		87.5%		72.6%		77.3%		75.4%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 34.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: State-Investors’ prospectus, audited & unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.10

relatively limited contributor to the Bank’s earnings. Favorable credit quality measures have served to limit the amount of loan loss provisions the Bank has established over the past five years. Gains and losses from the sale of investments and real estate owned have been a relatively minor factor in the Bank’s earnings over the past five years.

Over the past five years, the Bank’s net interest income to average assets ratio ranged from a low of 2.55% during 2007 to a high of 3.37% during 2010. The positive trend in the net interest income ratio since 2007 reflected a more significant decrease in the interest expense ratio relative to the interest income ratio. The increase in the Bank’s net interest income ratio since 2007 has been facilitated by a wider yield-cost spread, as the decline in short-term interest rates and resulting steeper yield curve has provided for a more significant decline in the Bank’s funding costs relative to less rate sensitive interest-earning asset yields. Overall, the Bank’s interest rate spread increased from 2.42% during 2007 to 3.44% during the year ended December 31, 2010. The Bank’s net interest rate spreads and yields and costs for the past five years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable, but somewhat of a limited contributor to the Bank’s earnings over the past five years, reflecting the Bank adherence to a traditional thrift operating philosophy and resultant limited diversification into products and services that generate non-interest operating income. Over the past five years, non-interest operating income ranged from a low of 0.06% of average assets in 2006 and 2007 to a high of 0.12% of average assets in 2009. For the year ended December 31, 2010, non-interest operating income totaled $161,000 or 0.08% of average assets. Fees and service charges constitute the largest source of non-interest operating income for the Bank.

Operating expenses represent the other major component of the Bank’s earnings, ranging from a low of 2.18% of average assets during 2008 to a high of 2.60% of average assets during the year ended December 31, 2010. Most of the increase in operating expenses since 2008 was due to higher compensation costs, as the Bank added staff to facilitate implementation of strategic objectives. A significant increase in

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FDIC insurance premiums was another factor that accounted for the higher operating expenses reported by the Bank during 2009 and 2010. Upward pressure will be placed on the Bank’s expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through pursuing more aggressive growth of the balance sheet.

Overall, the general trends in the Bank’s net interest margin and operating expense ratio since 2006 reflect very little change in core earnings, as indicated by the Bank’s expense coverage ratio (net interest income divided by operating expenses). State-Investors’ expense coverage ratio equaled 1.30 times for both 2006 and 2010, as the Bank’s higher net interest income ratio for 2010 was offset by a higher operating expense ratio. Similarly, State-Investors’ efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 75.3% during 2006 was consistent with the 75.4% efficiency ratio posted for 2010.

Over the past five years, maintenance of generally favorable credit quality measures has generally served to limit the amount of loss provisions the Bank has established. Loan loss provisions established by the Bank ranged from a recovery of 0.02% of average assets during 2008 to a high of 0.07% of average assets during 2009. For the year ended December 31, 2010, loan loss provisions established by the Bank amounted to $93,000 or 0.04% of average assets. As of December 31, 2010, the Bank maintained valuation allowances of $1.5 million, equal to 0.83% of net loans receivable and 116.13% of total non-accruing loans and accruing loans 90 days or more past due. Exhibit I-6 sets forth the Bank’s loan loss allowance activity during the past five years.

Non-operating income and losses over the past five years has been fairly limited, consisting of losses on sale of investments and real estate owned. For 2010, non-operating losses equaled $210,000 or 0.10% of average assets and consisted of a $91,000 loss on sale of investments and an $119,000 loss on the sale of real estate owned. The non-operating loss recorded in 2010 was the largest loss recorded during

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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the five year period covered in Table 1.2. In general, the gains and losses recorded by Bank were viewed as non-recurring income items.

The Bank’s effective tax rate ranged from a low of 33.87% during 2007 to a high of 37.58% during 2008. As set forth in the prospectus, the Bank’s marginal effective statutory tax rate is 34.0%.

Interest Rate Risk Management

The Bank’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007 in which the yield curve was flat or inverted. Comparatively, the Bank’s interest rate spreads will tend to benefit when short-term interest rates decline and the yield curve steepens. As of December 31, 2010, the OTS Net Portfolio Value (“NPV”) analysis indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 26% decrease in State-Investors’ NPV (see Exhibit I-7).

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through maintaining most investment securities as available for sale, investing in adjustable rate mortgage-backed securities, originating and purchasing 1-4 family loans with adjustable rates and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of adjustable rate or shorter term fixed rate loans. As of December 31, 2010, of the Bank’s total loans due after December 31, 2011, ARM loans comprised 22.5% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits and utilizing longer term fixed rate FHLB advances with laddered terms out to ten years. Transaction and savings account deposits comprised 27.8% of the Bank’s deposits at December 31, 2010.

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The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

State-Investors’ lending activities have emphasized 1-4 family permanent mortgage loans and such loans comprise the major portion of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized commercial real estate/multi-family loans followed by home equity loans. Other areas of lending diversification for the Bank include consumer, construction and land loans. Going forward, the Bank’s lending strategy is expected to remain consistent with recent historical trends. The Bank’s general lending philosophy has been to limit its lending activities to local and familiar markets, although the loan portfolio includes purchased loan participations that are secured by out-of-market properties. Exhibit I-9 provides historical detail of State-Investors’ loan portfolio composition over the past five years and Exhibit I-10 provides the contractual maturity of the Bank’s loan portfolio by loan type as of December 31, 2010.

State-Investors offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans, with most current originations consisting of fixed rate loans reflecting high demand for such loans in the low interest rate environment that has prevailed in recent years. The Bank’s philosophy has been to retain all 1-4 family loan originations for investment, although 1-4 family loans are generally underwritten to secondary market guidelines that would allow for their sale in the secondary market. The Bank currently offers fixed rate loans for terms of 10 to 20 years. Historically, the Bank also offered 30 year fixed rate loans, but recently stopped offering such loans for purposes of managing interest rate risk. ARM loans offered by the Bank have initial repricing terms of five and seven years and then convert to a one-year ARM loan for the balance of the mortgage term. Residential loans are generated through the Bank’s in-house lending staff, walk-ins, on-line banking and third party referrals. From time-to-time the Bank

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also purchases 1-4 loans, which are largely secured by residences in the Gulf Coast region of Louisiana and Mississippi. As of December 31, 2010, the Bank’s outstanding balance of 1-4 family loans equaled $128.1 million or 70.3% of total loans outstanding.

The Bank’s 1-4 family lending activities include home equity lines of credit. Home equity lines of credit are offered as fixed rate loans for terms of up to five years. Home equity lines of credit are interest only during the draw period. The Association will originate home equity lines of credit up to a maximum loan-to value (“LTV”) ratio of 80.0%, inclusive of other liens on the property. As of December 31, 2010, the Bank’s outstanding balance of home equity loans and home equity lines of credit equaled $4.4 million or 2.4% of total loans outstanding.

Construction loans originated by the Bank generally consisted of loans to finance the construction of 1-4 family residences. The Bank’s 1-4 family construction lending activities generally are limited to construction loans that convert to permanent loans following the construction period. Construction loans are interest only loans during the construction period and are originated up to a LTV ratio of 80.0%. As of December 31, 2010, State-investors’ outstanding balance of construction equaled $2.9 million or 1.6% of total loans outstanding.

Land loans consist of properties acquired for residential development, as well as unimproved land and land acquired for agriculture or timber. Land loans are typically extended up to a LTV ratio of 75.0% on improved land or land acquired for development and 65.0% for unimproved land. Land loans are generally offered as fixed rate loans with terms of up to five years. As of December 31, 2010, State-investors’ outstanding balance of land loans equaled $2.7 million or 1.5% of total loans outstanding.

The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are largely collateralized by properties in the Bank’s regional lending area. The portfolio also includes purchased loan participations, which are secured by properties outside of the Bank’s lending market. State-Investors generally originates commercial real estate and multi-family loans up to a maximum LTV ratio of 75.0% and requires a minimum debt-coverage ratio of 1.30 times. Commercial real estate loans are offered as fixed rate and adjustable rate loans for

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I.15

terms of up to 20 years. Adjustable rate loans generally have an initial fixed rate for five years and then convert to a one year adjustable rate loan. Properties securing the commercial real estate loan portfolio include small strip shopping centers, other types of retail space, apartment buildings, churches and small office buildings. As of December 31, 2010, the Bank’s outstanding balance of commercial real estate/multi-family loans totaled $42.7 million or 23.5% of total loans outstanding.

State-Investors’ diversification into non-mortgage loans consists primarily of consumer loans, as the Bank is not active in the origination of commercial business loans. Beyond home equity loans, the Bank’s consumer lending activities have been somewhat of a limited area of lending diversification. The consumer loan portfolio consists primarily of loans secured by deposits, auto loans and other types of installment loans. As of December 31, 2010, the Bank’s outstanding balance of consumer loans (excluding home equity loans) equaled $1.4 million or 0.8% of total loans outstanding.

Commercial business lending is not an area of lending diversification being pursued by the Bank. At December 31, 2010, the Bank held one commercial business loan, which consisted of a $6,000 commercial auto loan.

Exhibit I-11 provides a summary of the Bank’s lending activities over the past three years. Total loans originated decreased from $25.9 million in 2008 to $25.2 million in 2009 and to $16.4 million in 2010. The sharp decrease in loans originated during 2010 was related to a decrease in 1-4 family loan originations, as the Bank elected not to match secondary market rates for longer term fixed rate loans for purposes of managing the Bank’s interest rate risk exposure. Originations of 1-4 family loans decreased from $20.2 million in 2009 to $6.9 million in 2010. Beyond 1-4 family loan originations, commercial real estate/multi-family loans and construction loans constituted the most active lending areas for the Bank during the past three years. The Bank’s self-generated loan production was supplemented with loans purchases of $13.5 million in 2008, $10.7 million in 2009 and $4.3 million in 2010. Loan originations and purchases exceeded principal repayments during 2008 and 2009, but were less than

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principal repayments in 2010. Overall, net loans receivable increased from $176.9 million at year end 2007 to $180.6 million at year end 2010.

Asset Quality

The Bank’s historical 1-4 family lending emphasis and lending emphasis on lending in local and familiar markets have generally supported the maintenance of relatively favorable credit quality measures. However, with the onset of the recession and less favorable real estate market conditions, the Bank has experienced some credit quality deterioration in its loan portfolio during recent years. Over the past five years, State-Investors’ balance of non-performing assets ranged from a low of 0.13% of assets at year end 2006 to a high of 1.54% of assets at year end 2009. Non-performing assets at year end 2010 equaled $1.5 million or 0.70% of assets. As shown in Exhibit I-12, non-performing assets at December 31, 2010 consisted of $178,000 of non-accruing loans, $1.1 million of accruing loans 90 days or more past due and $167,000 of real estate owned. The non-performing assets balance at year end 2010 was comprised almost entirely of loans secured by 1-4 family properties or single-family properties held as real estate owned.

To track the Bank’s asset quality and the adequacy of valuation allowances, State-Investors has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and the Board. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2010, the Bank maintained valuation allowances of $1.5 million, equal to 0.83% of net loans receivable and 116.13% of non-accruing loans and accruing loans 90 days or more past due.

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Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary funding source and at December 31, 2010 deposits accounted for 85.7% of State-Investors’ interest-bearing funding composition. Exhibit I-13 sets forth the Bank’s deposit composition for the past three years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at December 31, 2010. CDs constitute the largest component of the Bank’s deposit composition, although the concentration of CDs comprising total deposits has declined slightly in recent years reflecting a slightly stronger growth rate of transaction and savings account deposits. As of December 31, 2010, the CD portfolio totaled $114.9 million or 72.2% of total deposits, versus comparable measures of $98.0 million and 75.1% of total deposits at year end 2008. CDs with scheduled maturities of one year or less, excluding CDs in IRA accounts, comprised 69.3% of the Bank’s CDs at December 31, 2010. As of December 31, 2010, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $43.5 million or 37.9% of total CDs. Historically, the Bank has not utilized brokered CDs as a funding source.

The Bank maintained $44.2 million of savings and transaction account deposits at December 31, 2010, which equaled 27.8% of total deposits. Comparatively, core deposits equaled $32.4 million or 24.9% of total deposits at year end 2008. Since year end 2008, savings accounts and interest-bearing checking accounts have been the primary sources of the Bank’s core deposit growth. Savings account deposits comprise the largest concentration of the Bank’s core deposits and, as of December 31, 2010, savings account deposits equaled $21.2 million or 48.0% of core deposits.

Borrowings serve as an alternative funding source for the Bank to facilitate management of funding costs and interest rate risk. The Bank’s utilization of borrowings has declined in recent years, as deposit growth has been largely devoted to fund the pay down of borrowings in light of the Bank’s limited asset growth. The Bank maintained $26.5 million of FHLB advances at December 31, 2010 with a weighted average rate of 3.72%. FHLB advances held by the Company at December 31, 2010 consisted of a mix of short- and long-term borrowings, with maturities on long-term borrowings currently extending out to six years. Over the past five years, FHLB

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advances have been the only source of borrowings utilized by the Bank. Exhibit I-15 provides further detail of the Bank’s borrowings activities during the past three years.

Legal Proceedings

State-Investors is not currently party to any pending legal proceedings that the Bank’s management believes would have a material adverse effect on the Bank’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Organized in 1894, State-Investors serves the New Orleans Metropolitan Statistical Area (“MSA”) through the main office and one branch in Jefferson Parish and two additional branches located in the parishes of St. Tammany and Orleans. The Bank recently completed construction of and moved into a new main office facility, which is adjacent to the old main office. The old main office has been torn down and turned into a parking lot for the new main office. Exhibit II-1 provides information on the Bank’s office properties.

Jefferson Parish is the adjacent parish west of Orleans Parish, St. Tammany is located north of Orleans and Orleans Parish is coexistent with New Orleans which has primarily urban characteristics. Jefferson Parish and St. Tammany Parish can be characterized as bedroom communities for neighboring New Orleans and are often referred to as the gateway of New Orleans. The oil industry remains a significant part of the local economy, which has become more diversified over the past 25 years following the severe downturn experienced in the oil and chemical industries during the mid- and late-1980s. Jefferson Parish as well as St. Tammany Parish maintain large commuter populations in which residents commute to jobs in the New Orleans metropolitan area. The New Orleans MSA has an economy that is dominated by four major sectors: oil/gas and related activities, tourism, the port and ship/boat building, aerospace and manufacturing. Tourism remains the largest contributor to the New Orleans economy; although the industry has been hampered by a number of factors in recent years. Most notably, the devastation and destruction caused by Hurricane Katrina, which occurred in August 2005, severely impacted tourism in New Orleans. More recently, the national recession followed by a slow recovery and the oil spill off the Gulf Coast have depressed tourism activity in the New Orleans, as well as the regional economy in general.

RP® Financial, LC.	MARKET AREA
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Future growth opportunities for the Bank depend on the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank and the relative economic health of the Bank’s market area.

National Economic Factors

The future success of the Bank’s operations is partially dependent upon national economic factors and trends. In assessing national economic trends over the past few quarters, economic data at the start of the third quarter 2010 continued to show a mixed picture for the economy. Growth in manufacturing activity slowed in July, while service sector activity expanded in July. Employment data for July showed a loss of 131,000 jobs, while the unemployment rate held steady at 9.5%. Retail sales and wholesale production were up slightly in July and the index of leading indicators also showed a modest increase in July. Housing starts were up in July, but single-family housing starts were down in July. Sales of existing homes plunged to 15-year lows in July and new home sales were down sharply in July as well. A weak reading for July durable goods order further underscored that the economy was losing momentum. In contrast to general trends pointing towards a slowing economy, manufacturing activity accelerated in August. At the same time, U.S. job losses continued to mount in August and the national unemployment rate for August edged up to 9.6%. Despite modest improvement in the August housing numbers, the data continued to indicate that the housing market continued to face a long recovery. Increases in business spending and durable-goods orders (excluding transportation) were among the bright spots coming out of the August data.

Manufacturing activity expanded in September 2010 for a 14th straight month, but at a slower rate than the previous month. Comparatively, the service sector expanded at a faster rate in September, allaying fears that the economy would slip back into a recession. The September employment report showed job losses of 95,000, while the unemployment rate held steady at 9.6%. New and existing home sales increased in September, but the overall level of sales remained very weak. Retail sales rose for a

RP® Financial, LC.	MARKET AREA
II.3

third straight month in September, but industrial output for September was down slightly. The index of leading economic indicators rose slightly in September, suggesting the economy would keep growing but slowly. Third quarter GDP grew at a 2.5% annual rate (subsequently revised to 2.6%), which was slightly better than the 1.7% GDP growth rate posted during the second quarter.

The U.S. economy added 151,000 jobs in October as private-sector hiring picked up, but the unemployment rate remained at 9.6%. Manufacturing for October was at its highest level since May and retail sales for October were up for a fourth straight month in October. The index of leading economic indicators rose in October, but the housing sector continued to struggle as existing and new home sales fell in October amid weak demand and concerns about the foreclosure process. Orders for durable goods unexpectedly plunged 3.3% in October, which was the largest drop in 21 months. Manufacturing activity expanded for a 16th straight month in November, but the growth remained too weak to bring down high unemployment. November employment data showed 39,000 jobs were added to the U.S. economy, which was fewer than expected, and the November unemployment rate jumped to 9.8%. On the positive side, retail sales and industrial production rose in November, while housing starts increased modestly in November. New and existing home sales edged up from October to November, but were well below year ago levels. Manufacturing activity remained a bright spot for the economic recovery in December, as industrial production continued to climb in December. In fact, factory jobs in the U.S. grew 1.2% during 2010, the first increase since 1997. While the December unemployment rate dropped to 9.4%, the 103,000 jobs added in December were less than expected. Existing home sales showed a strong percentage increase in December, but remained at a relatively low level by historical standards. Durable-goods orders were up in December, after stripping out aircraft orders which decreased in December. Fourth quarter GDP rose 3.2% (subsequently revised to 2.8%), which was in line with pre-recession growth.

Economic data for January 2011 generally showed an improving economy, while housing remained a soft spot in the economic recovery. Manufacturing activity continued to expand in January 2011, jumping to its highest level in 2004. The jobs

RP® Financial, LC.	MARKET AREA
II.4

report for January showed 36,000 jobs were added, which was far less than expected. However, the January unemployment rate dropped to 9.0%. New home construction declined slightly in January, as new home sales faced increasing completion from the large number of foreclosed homes put on the market. Existing home sales were up 2.7% in January, while new home sales plunged 12.6% in January. Home prices continued to decline in most major metropolitan areas through the end of 2010. Durable goods orders were up in January, which was driven by a jump in orders for aircraft and other transportation equipment.

In terms of interest rates trends over the past few quarters, signs of a slowing economy and tame inflation readings provided for a relatively stable interest rate environment through most of July 2010 and mortgage rates dropped to historic lows. A weak employment report for July continued to support a downward trend in Treasury yields in early-August. Treasury yields dropped to 16-month lows heading into mid-August, as investors bought Treasurys in a flight to safety amid worries over slowing growth. More signs of slower growth continued a slight downward trend in long-term Treasury yields into late-August. Strong reports for manufacturing and service sector activity in August contributed to long-term Treasury yields edging higher during the first half of September. The Federal Reserve concluded its September meeting with no change in its target rate and signaled they were moving towards taking new steps to bolster the economy. The Federal Reserve’s statement along with housing data for August indicating a long recovery for the housing market depressed long-term Treasury yields in the second half of September.

Treasury yields declined further at the start of fourth quarter of 2010, reflecting growing expectations that the Federal Reserve would start buying more U.S. debt following a disappointing jobs report that showed private employers cut jobs in September. The yield on the 10-year Treasury note dipped below 2.4% in early-October and then edged higher in mid-October following a weak sale of 30-year Treasury bonds. Interest rates stabilized during the second half of October, amid signs that the economy would continue to grow slowly and inflation would remain low. The Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds

RP® Financial, LC.	MARKET AREA
II.5

to spur the economy pushed long-term Treasury yields lower in early-November, which was followed by an upturn in Treasury yields in mid-November. Stronger than expected retail sales for October and profit taking were noted factors contributing to the decline in Treasury prices. Treasury yields eased lower in late-November amid a flight to safety based on worries about Ireland’s debt problems and North Korea’s attack of a South Korean island. An apparent agreement by Congress to extend the Bush-era tax cuts pushed the ten year Treasury yield back above 3.0%. While inflation readings for November remained low, Treasury yields spiked higher in mid-December on signs of stronger economic growth and then stabilized for the balance of 2010.

News that private sector hiring increased in December pushed Treasury yields at the start of 2011, with the yield on the 10-year Treasury note approaching 3.5%. Treasury yields eased lower heading into mid-January, as the December producer price index showed only a modest increase after factoring out food and energy prices. Stronger than expected existing home sales provided for a brief spike in long-term Treasury yields heading into late-January, The Federal Reserve concluded its late-January meeting electing to keep its target rate the same and that would continue to maintain the bond purchase programs. Treasury yields eased lower in late-January, as investors sought the safe haven of Treasury amid the political turmoil in Egypt. Higher wholesale and consumer prices in January, along with more indications that the economic recovery was gaining momentum, pushed Treasury yields higher heading into mid-February. Treasury yields dipped in late-February, as investors moved into lower risk investments amid the growing turmoil in Libya. As of February 25, 2011, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.28% and 3.46%, respectively, versus comparable year ago yields of 0.32% and 3.64%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of 51 economists surveyed by The Wall Street Journal in early-February 2011, the economy is expected to expand by at least a 3.0% annual rate in each quarter of 2011 and on average increase by 3.5% for all of 2011. Most of the economists expect that unemployment rate will decrease in 2011, but the pace of job growth will only serve to bring the unemployment rate down slowly. On

RP® Financial, LC.	MARKET AREA
II.6

average, the economists expect that the unemployment rate will be 8.6% at the end of 2011, with the economy adding around 2.2 million jobs in 2011. On average, the economists did not expect the Federal Reserve to begin raising its target rate until 2012 and the yield on the 10-year Treasury will reach 4.07% by December 2011. The surveyed economists also forecasted home prices would decline on average in 2011 and new home construction would remain at historical low levels.

Market Area Demographics

Key demographic and economic indicators in the Bank’s market include population, number of households and household/per capita income levels. Demographic data for Jefferson, St. Tammany and Orleans Parishes, as well as comparative data for Louisiana and the U.S., is provided in Table 2.1. From 2000 through 2010, most of the Bank’s market area exhibited less favorable growth characteristics than the comparable growth rates for Louisiana and the U.S. The populations for Orleans Parish and Jefferson Parish decreased at annual rates of 3.2% and 0.5%, respectively, during the ten year period, while St. Tammany Parish’s population increased at a 2.2% annual rate over the same time period. Comparable population growth measures for Louisiana and the U.S. showed annual population growth rates of 0.1% and 1.0% respectively. The loss of population for Jefferson and Orleans Parishes was mostly related to residents in those parishes migrating to other areas in Louisiana following Hurricane Katrina, including St. Tammany Parish, or out-of-state markets that did not experience the same degree of destruction caused by Hurricane Katrina in 2005. Following population losses during the year following Hurricane Katrina, Jefferson Parish and Orleans Parish populations have partially recovered. However, both Jefferson Parish and Orleans Parish experienced slight declines in population in 2010.

Growth in households mirrored the population growth rates, with Jefferson and Orleans Parishes experiencing a decline in households during the 2000 to 2010 period, while St. Tammany Parish experienced an increase in households which exceeded the comparable growth rates for Louisiana and the U.S. Over the next five years, population and household growth are projected to be the strongest in Orleans Parish,

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Table 2.1

State-Investors bank

Summary Demographic Data

	2000	Year 2010	2015	Growth Rate 2000-10	Growth Rate 2010-2015

Population(000)
United States	281,422	311,213	323,209	1.0%	0.8%
Louisiana	4,469	4,507	4,672	0.1%	0.7%
Jefferson Parish	455	435	430	-0.5%	-0.2%
Orleans Parish	485	351	431	-3.2%	4.2%
Saint Tammany Parish	191	238	255	2.2%	1.4%

Households(000)
United States	105,480	116,761	121,360	1.0%	0.8%
Louisiana	1,656	1,698	1,769	0.2%	0.8%
Jefferson Parish	176	168	166	-0.5%	-0.3%
Orleans Parish	188	131	161	-3.6%	4.2%
Saint Tammany Parish	69	89	97	2.6%	1.6%

Median Household Income($)
United States	$42,164	$54,442	$61,189	2.6%	2.4%
Louisiana	32,809	37,623	40,711	1.4%	1.6%
Jefferson Parish	38,563	44,163	47,611	1.4%	1.5%
Orleans Parish	27,304	32,802	35,613	1.9%	1.7%
Saint Tammany Parish	47,940	55,369	59,716	1.5%	1.5%

Per Capita Income($)
United States	$21,587	$26,739	$30,241	2.2%	2.5%
Louisiana	16,912	19,150	19,654	1.3%	0.5%
Jefferson Parish	19,953	21,827	22,298	0.9%	0.4%
Orleans Parish	17,258	17,705	17,944	0.3%	0.3%
Saint Tammany Parish	22,514	26,581	27,512	1.7%	0.7%

	Less Than $25,000	$25,000 to 50,000	$50,000 to $100,000	$100,000+
2010 HH Income Dist.(%)
United States	20.8%	24.7%	35.7%	18.8%
Louisiana	34.0%	28.4%	28.2%	9.3%
Jefferson Parish	26.6%	30.0%	32.4%	11.0%
Orleans Parish	39.2%	28.6%	24.3%	7.9%
Saint Tammany Parish	20.9%	23.1%	37.0%	19.0%

Source:	SNL Financial

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II.8

while St. Tammany Parish is projected to experience slower population and household growth over the next five years. Jefferson Parish is projected to record further declines in population and households over the next five years, but at slightly lower rates compared to the past ten years. Comparatively, population and household growth rates for Louisiana and the U.S. are projected to increase and decrease, respectively, over the next five years.

Income levels in the market area tend to reflect the nature of the markets served, with higher income levels maintained in the more suburban markets of Jefferson Parish and St. Tammany Parish, compared to Orleans Parish which is more of an urban market with some areas of poverty. Median household and per capita income measures for Jefferson Parish and St. Tammany Parish exceeded the comparable Louisiana measures, while the comparable income measures for Orleans Parish were below the Louisiana measures. Household and per capita income for the primary market area parishes, as well as for Louisiana, increased at slower rates compared to the U.S. measures over the past ten years, which is a trend projected to continue over the next five years. In fact, the disparity between per capita income for the primary market area parishes and the U.S. is projected become more significant over the next five years.

Local Economy

Economic activity in the New Orleans MSA is heavily influenced by four industries: oil/gas and related activities, tourism, the port and ship/boat building, and aerospace manufacturing. The regional economy is further supported by the presence of major universities, hospitals and major U.S. Naval installations. Similar to state and national figures, service jobs represent the largest employment sector in Jefferson, St. Tammany and Orleans Parishes. Jobs in the wholesale/retail sector were the second largest source of employment in Jefferson Parish and St. Tammany Parish, followed by jobs in government. Employment in government and wholesale/retail jobs were the second and third largest employment sectors in Orleans Parish. Table 2.2 provides an overview of employment by sector in the state of Louisiana, as well as for the primary market area parishes.

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Table 2.2

State-Investors Bank

Employment Sectors

(Percent of Labor Force)

Employment Sector	Louisiana	Jefferson Parish	Orleans Parish	St. Tammany Parish
	(% of Total Employment)

Services	36.2%	38.9%	45.2%	38.6%
Government	15.4%	9.3%	18.7%	12.7%
Wholesale/Retail Trade	13.7%	17.8%	8.7%	16.5%
Construction	7.9%	8.7%	3.4%	9.4%
Finance/Insurance/Real Estate	7.5%	9.1%	7.0%	11.6%
Manufacturing	6.2%	6.0%	3.4%	2.4%
Transportation/Utility	4.2%	4.3%	3.8%	2.7%
Arts/Entertainment/Rec.	2.0%	2.3%	3.8%	2.1%
Agriculture	1.3%	0.0%	0.0%	0.5%
Other	5.6%	3.7%	6.0%	3.4%

Total	100.0%	100.0%	100.0%	100.0%

Source:	REIS DataSource 2008

Table 2.3 lists the largest employers in the New Orleans MSA. Notably, the New Orleans MSA is expected to lose close to 6,000 jobs in connection with the closing of the Avondale shipyard. Northrop Grumman Corp., which owns the Avondale shipyard, plans to consolidate the Avondale shipyard into its Mississippi facilities in 2013.

Table 2.3

State-Investors Bank

Largest Employers

Company/Organization	Industry	Employees
Ochsner Clinic Foundation	Healthcare	10,000
Louisiana State Health System	Healthcare	7,000
Northrop Grumman Ship Systems	Defense	6,000
East Jefferson Hospital	Healthcare	5,000
Tulane University	Education	5,000
US Post Office	Government	4,000
University of New Orleans	Education	3,200
Harrah’s Casino	Gaming/tourism	2,700
New Orleans Police Dept.	Government	2,200

Source:	acinet.org

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II.10

Local Real Estate Market

Home prices in the New Orleans MSA have fallen in recent years with market activity in the last 12 months fluctuating. The median sales price for existing homes in the region was $157,800 during the third quarter of 2010, down from $164,300 for the third quarter of 2009. Home sales in the Bank’s market area have been down over the last 12 months. Approximately 600 homes were sold in New Orleans during the third quarter of 2010, down nearly 60.0% from the 1,500 homes sold during the third quarter of 2009. In Jefferson Parish, approximately 1,200 homes were sold during the third quarter of 2010, down nearly 40.0% from the third quarter of 2009. Likewise, the 650 homes sold in St. Tammany Parish during the third quarter of 2010 reflected a decrease of approximately 45.0% from the 1,200 homes sold during the third quarter of 2009.

Unemployment Trends

Comparative unemployment rates for Louisiana, the primary market area parishes, as well as for the U.S., are shown in Table 2.4. December 2010 unemployment rates for the primary market area ranged from a low of 5.2% for St. Tammany Parish to a high of 9.1% for Orleans Parish. Orleans Parish’s December 2010 unemployment matched the comparable U.S. unemployment rate, while December 2010 unemployment rates for Jefferson and St. Tammany Parishes, as well as Louisiana, were lower than comparable U.S. unemployment rate. December 2010 unemployment rates for Jefferson Parish and St. Tammany Parish were slightly lower compared to the year ago period, while Orleans Parish’s unemployment rate for December 2010 was higher compared to the year ago period. Louisiana’s December 2010 unemployment rate was unchanged from the year ago period, while the U.S. unemployment was lower in December 2010 compared to December 2009.

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Table 2.4

State-Investors Bank

Unemployment Data

Region	December 2009 Unemployment	December 2010 Unemployment

United States	9.7%	9.1%
Louisiana	7.2	7.2
Jefferson Parish	6.5	6.4
Orleans Parish	8.5	9.1
St. Tammany Parish	5.3	5.2

(1)	Unemployment rates have not been seasonally adjusted.

Source:	U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Bank’s deposit base is closely tied to the economic fortunes of Jefferson Parish, St. Tammany Parish, Orleans Parish and, in particular, the areas of those parishes that are nearby to one of State-Investors’ four branches. Table 2.5 displays deposit market trends from June 30, 2006 through June 30, 2010 for State-Investors, as well as for all commercial bank and savings institution branches located in those three parishes and the state of Louisiana. Consistent with the state of Louisiana, commercial banks maintained a significantly larger market share of deposits than savings institutions in the Bank’s primary market area parishes. For the four year period covered in Table 2.5, savings institutions experienced an increase in deposit market share in the parishes of Jefferson and St. Tammany, as well as the state of Louisiana. Overall, for the four year period covered in Table 2.5, bank and thrift deposits increased at an annual rate of 2.0% in Orleans Parish, versus declines in Jefferson and St. Tammany Parishes of 1.6% and 0.7%, respectively.

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Table 2.5

State-Investors Bank

Deposit Summary

	As of June 30,
	2006			2010			Deposit
		Market	# of		Market	# of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2006-2010
	(Dollars in Thousands)						(%)

State of Louisiana	$71,903,000	100.0%	1,578	$82,817,000	100.0%	1,650	3.6%
Commercial Banks	67,882,000	94.4%	1,465	77,968,000	94.1%	1,501	3.5%
Savings Institutions	4,021,000	5.6%	113	4,849,000	5.9%	149	4.8%

Jefferson Parish	$9,772,946	100.0%	134	$9,172,701	100.0%	140	-1.6%
Commercial Banks	8,755,705	89.6%	114	8,035,511	87.6%	117	-2.1%
Savings Institutions	1,017,241	10.4%	20	1,137,190	12.4%	23	2.8%
State-Investors	75,130	0.8%	2	104,538	1.1%	2	8.6%

Orleans Parish	$11,252,684	100.0%	103	$12,188,646	100.0%	95	2.0%
Commercial Banks	10,651,978	94.7%	87	11,605,103	95.2%	79	2.2%
Savings Institutions	600,706	5.3%	16	583,543	4.8%	16	-0.7%
State-Investors	21,827	0.2%	1	24,452	0.2%	1	2.9%

St. Tammany Parish	$4,374,521	100.0%	86	$4,253,112	100.0%	102	-0.7%
Commercial Banks	4,185,687	95.7%	77	3,833,314	90.1%	85	-2.2%
Savings Institutions	188,834	4.3%	9	419,798	9.9%	17	22.1%
State-Investors	16,807	0.4%	1	25,950	0.6%	1	11.5%

Source:	FDIC.

Based June 30, 2010 deposit data, State-Investors maintained a 1.1% market share of bank and thrift deposits in Jefferson Parish, where the Bank maintains its main office and one branch office, and a 0.6% market share in St. Tammany Parish. Additionally, the Bank maintained a modest 0.2% market share in Orleans Parish. June 30, 2010 deposit data showed that the Bank maintained a total of $104.5 million of deposits at the two branches in Jefferson Parish, which was well above the deposits maintained in the St. Tammany and Orleans branches equal to $26.0 million and $24.5 million, respectively. For the four year period covered in Table 2.5, deposit balances maintained by State-Investors increased in all of the primary market area parishes with deposit growth rates in Jefferson and St. Tammany Parishes supporting increases in the Bank’s deposit market share. The Bank’s deposit market share in Orleans Parish did not change during the period covered in Table 2.5.

As implied by the Bank’s very low market share of deposits, competition among financial institutions in the Bank’s market area is significant. Among the Bank’s

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II.13

competitors are much larger and more diversified institutions, which have greater resources than maintained by State-Investors. Financial institution competitors in the Bank’s primary market area include other locally-based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, State-Investors will seek to emphasize its community orientation, local and timely decision making and superior customer service in the markets served by its branches. Table 2.6 lists the Bank’s largest competitors in the parishes currently served by its branches, based on deposit market share as noted parenthetically. The Bank’s market share and market rank are also provided in Table 2.6.

Table 2.6

State-Investors Bank

Market Area Deposit Competitors

Location	Name

Jefferson Parish	Capital One Financial Corp. (21.3%)
J.P. Morgan Chase & Co. (13.1%) Regions Financial Corp. (11.4%)
Whitney Holding Corp. (10.6%)
State-Investors (1.1%) Rank of 18

Orleans Parish	Capital One Financial Corp. (36.7%)
Whitney Holding Corp. (20.6%) J.P. Morgan Chase & Co. (17.7%) Regions Financial Corp. (5.6%)
State-Investors (0.3%) Rank of 16

St. Tammany Parish	Capital One Financial Corp. (29.4%)
J.P. Morgan Chase & Co. (15.1%)
Whitney Holding Corp. (11.8%)
Regions Financial Corp. (6.7%)
State-Investors (0.6%) Rank of 22

Source:	SNL Financial

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III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of State-Investors operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of State-Investors is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to State-Investors, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There

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are approximately 148 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since State-Investors will be a fully-converted public company upon completion of the offering, we considered only fully-converted public companies to be viable candidates for inclusion in the Peer Group. In the selection process for State-Investors’ Peer Group, we applied three “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Louisiana institutions with assets less than $500 million and tangible equity-to-assets ratios of greater than 6.0%. Three companies met the criteria for Screen #1 and two were included in the Peer Group: GS Financial Corp. and Louisiana Bancorp, Inc. Home Federal Bancorp, Inc. of Louisiana was excluded from consideration for the Peer Group, as the result of its recent conversion status. Home Federal Bancorp completed its conversion on December 22, 2010. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Louisiana thrifts.

•

Screen #2 Southeast institutions, other than Louisiana institutions, with assets less than $500 million, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings. Two companies met the criteria for Screen #2 and both were included in the Peer Group: Athens Bancshares, Inc. of Tennessee and First Advantage Bancorp of Tennessee. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Southeast thrifts.

•

Screen #3 Midwest institutions with assets less than $500 million, tangible equity-to-assets ratios of greater than 6.0% and positive core earnings. Seven companies met the criteria for Screen #2 and six were included in the Peer Group: FFD Financial Corp. of Ohio, First Capital, Inc. of Indiana, LSB Financial Corp. of Indiana, North Central Bancshares of Iowa, River Valley Bancorp of Indiana and Wayne Savings Bancshares of Ohio. Jacksonville Bancorp, Inc. of Illinois was excluded from consideration for the Peer Group, as the result of its recent conversion status. Jacksonville Bancorp completed its conversion on July 15, 2010. Exhibit III-4 provides financial and public market pricing characteristics of all publicly-traded Midwest thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-5 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While

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Table 3.1

Peer Group of Publicly-Traded Thrifts

February 25, 2011

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(1)	Total Assets(2)		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)

FFFD	North Central Bancshares of IA	NASDAQ	Fort Dodge, IA	Thrift	$456	S	11	12-31	03/96	$16.96	$23
FCAP	First Capital, Inc. of IN	NASDAQ	Corydon, IN	Thrift	$452	S	13	12-31	01/99	$16.20	$45
WAYN	Wayne Savings Bancshares of OH	NASDAQ	Wooster, OH	Thrift	$410		11	03-31	01/03	$8.44	$25
LSBI	LSB Financial Corp. of Lafayette IN	NASDAQ	Lafayette, IN	Thrift	$385	S	5	12-31	02/95	$15.63	$24
RIVR	River Valley Bancorp of IN	NASDAQ	Madison, IN	Thrift	$382	S	10	12-31	12/96	$15.01	$23
FABK	First Advantage Bancorp of TN	NASDAQ	Clarksville, TN	Thrift	$345	S	5	12-31	11/07	$13.50	$55
LABC	Louisiana Bancorp, Inc. of LA	NASDAQ	Metairie, LA	Thrift	$322	S	3	12-31	07/07	$14.97	$54
AFCB	Athens Bancshares, Inc. of TN	NASDAQ	Athens, TN	Thrift	$286	S	7	12-31	01/10	$13.51	$38
GSLA	GS Financial Corp. of LA	NASDAQ	Metairie, LA	Thrift	$264		5	12-31	04/97	$10.70	$13
FFDF	FFD Financial Corp. of Dover OH	NASDAQ	Dover, OH	Thrift	$209		5	06-30	04/96	$14.75	$15

NOTES:	(1) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
(2) Most recent quarter end available (E=Estimated and P=Pro Forma).

Source:	SNL Financial, LC.

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III.4

there are expectedly some differences between the Peer Group companies and State-Investors, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of State-Investors’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to State-Investors characteristics is detailed below.

•

Athens Bancshares, Inc. of Tennessee. Selected due to comparable level of deposits funding assets, relatively high equity-to-assets ratio, similar net interest margin and lending diversification emphasis on commercial real estate loans.

•

FFD Financial Corp. of Ohio. Selected due to comparable asset size, similar size of branch network, similar interest-earning asset composition, similar net interest margin, relatively limited earnings contribution from non-interest operating income, comparable level of operating expenses as a percent of average assets and lending diversification emphasis on commercial real estate loans.

•

First Advantage Bancorp of Tennessee. Selected due to similar size of branch network, relatively high equity-to-assets ratio, similar net interest margin, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

First Capital, Inc. of Indiana. Similar interest-bearing funding composition, similar net interest margin, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

GS Financial Corp. of Louisiana. Selected due to New Orleans market area, comparable size of branch network, similar interest-bearing funding composition, similar net interest margin and lending diversification emphasis on commercial real estate loans.

•

LSB Financial Corp. of Indiana. Selected due to comparable size of branch network, similar interest-earning assets composition, comparable return on average assets, similar net interest margin and lending diversification emphasis on commercial real estate loans.

•

Louisiana Bancorp, Inc. of Louisiana. Selected due to New Orleans market area, comparable size of branch network, relatively high equity-to-assets ratio, relatively limited earnings contribution from non-interest operating income, comparable concentration of 1-4 family loans and mortgage-backed securities in total comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

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III.5

•

North Central Bancshares of Iowa. Selected due to similar interest-bearing funding composition, comparable return on average assets, similar net interest margin and lending diversification emphasis on commercial real estate loans.

•

River Valley Bancorp of Indiana. Selected due to similar interest-bearing funding composition, comparable level of operating expenses as a percent of average assets and lending diversification on commercial real estate loans.

•

Wayne Savings Bancshares of Ohio. Selected due to similar interest-bearing funding composition, comparable level of operating expenses as a percent of average assets, comparable concentration of 1-4 family loans and mortgage-backed securities in total comprising assets and lending diversification emphasis on commercial real estate loans.

In aggregate, the Peer Group companies maintained a slightly higher level of tangible equity than the industry average (12.2% of assets versus 11.2% for all public companies), generated higher core earnings as a percent of average assets (0.33% core ROAA versus a net loss of 0.09% for all public companies), and earned a higher core ROE (3.05% core ROE versus 0.88% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were below and similar to the respective averages for all publicly-traded thrifts.

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,907		$351
Market capitalization ($Mil)	$366		$32
Tangible equity/assets (%)	11.20%		12.20%
Core return on average assets (%)	(0.09)		0.33
Core return on average equity (%)	0.88		3.05

Pricing Ratios (Averages)(1)
Price core/earnings (x)	18.18	x	18.82	x
Price/tangible book (%)	90.28%		76.03%
Price/assets (%)	9.72		9.18

(1)	Based on market prices as of February 25, 2011.

Ideally, the Peer Group companies would be comparable to State-Investors in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the

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III.6

companies selected for the Peer Group were fairly comparable to State-Investors, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for State-Investors and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group’s ratios reflect balances as of December 31, 2010, unless indicated otherwise for the Peer Group companies. State-Investors’ equity-to-assets ratio of 10.2% was below the Peer Group’s average net worth ratio of 12.4%. However, the Bank’s pro forma capital position will increase with the addition of stock proceeds, providing the Bank with an equity-to-assets ratio that will exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Bank and the Peer Group equaled 10.2% and 12.2%, respectively. The increase in State-Investors’ pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity. Both State-Investors’ and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group’s ratios currently approximating the Bank’s ratios. On a pro forma basis, the Bank’s regulatory ratios can be expected to exceed the comparable ratios for the Peer Group.

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both State-Investors and the Peer Group. The Bank’s loans-to-assets ratio of 86.6% was higher than the comparable Peer Group ratio of 70.7%. Comparatively, the Bank’s cash and investments-to-assets ratio of 8.5% was lower than the comparable ratio for the Peer Group of 24.1%. Overall, State-Investors’ interest-earning assets amounted to 95.1% of assets, which approximated the comparable Peer Group ratio of 94.8%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.2% of assets and goodwill/intangibles equal to 0.2% of assets, while the

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III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2010

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth

State-Investors Bank
December 31, 2010		3.4%	5.1%	0.0%	86.6%	76.3%	12.7%	0.0%	10.2%	0.0%	10.2%

All Public Companies
Averages		6.2%	20.6%	1.4%	66.6%	72.9%	13.6%	0.5%	11.9%	0.8%	11.2%
Medians		5.1%	18.9%	1.5%	68.6%	73.1%	12.5%	0.0%	10.8%	0.1%	10.0%

State of LA
Averages		6.9%	22.7%	0.8%	64.5%	70.6%	12.1%	0.0%	16.5%	0.1%	16.4%
Medians		4.7%	19.0%	0.0%	62.6%	75.3%	12.3%	0.0%	18.8%	0.0%	18.5%

Comparable Group
Averages		5.1%	19.0%	1.2%	70.7%	75.2%	11.2%	0.2%	12.4%	0.2%	12.2%
Medians		4.5%	20.2%	1.3%	69.8%	77.2%	11.6%	0.0%	10.6%	0.0%	10.0%

Comparable Group
AFCB	Athens Bancshares, Inc. of TN (1)	10.5%	13.4%	3.1%	69.5%	77.8%	3.2%	0.0%	17.7%	0.2%	17.5%
FFDF	FFD Financial Corp. of Dover OH	6.3%	4.1%	0.0%	86.8%	83.4%	6.7%	0.0%	8.9%	0.0%	8.9%
FABK	First Advantage Bancorp of TN (1)	4.9%	22.8%	0.1%	67.9%	64.1%	15.7%	0.0%	19.5%	0.0%	19.5%
FCAP	First Capital, Inc. of IN (1)	4.8%	21.7%	1.3%	67.2%	81.7%	7.1%	0.0%	10.7%	1.2%	9.5%
FSLA	GS Financial Corp. of LA	3.9%	19.0%	0.0%	71.7%	75.3%	13.4%	0.0%	10.5%	0.0%	10.5%
LSBI	LSB Financial Corp. of Lafayette IN (1)	4.2%	4.0%	1.8%	86.4%	83.5%	6.6%	0.0%	9.1%	0.0%	9.1%
LABC	Louisiana Bancorp, Inc. of LA (1)	2.2%	40.3%	0.0%	55.5%	58.1%	21.3%	0.0%	19.1%	0.0%	19.1%
FFFD	North Central Bancshares of IA (1)	8.9%	10.0%	1.3%	74.1%	76.6%	11.8%	0.0%	11.0%	0.0%	11.0%
RIVR	River Valley Bancorp of IN (1)	2.6%	21.4%	2.5%	70.0%	73.5%	15.2%	1.9%	8.5%	0.0%	8.5%
WAYN	Wayne Savings Bancshares of OH	2.9%	33.6%	1.7%	58.1%	78.1%	11.5%	0.0%	9.3%	0.5%	8.8%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. &Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg.Cap.

State-Investors Bank
December 31, 2010		-0.26%	19.24%	-3.02%	11.32%	-40.26%	5.48%	5.48%	10.19%	10.19%	17.64%

All Public Companies
Averages		4.43%	12.48%	1.40%	7.28%	-15.82%	2.81%	2.67%	10.78%	10.78%	18.53%
Medians		1.51%	9.02%	-1.21%	4.03%	-13.57%	2.31%	2.25%	9.55%	9.55%	16.62%

State of LA
Averages		12.70%	3.00%	18.36%	12.41%	-13.52%	-4.62%	-4.87%	14.80%	14.80%	27.65%
Medians		-0.47%	6.36%	24.13%	1.38%	-15.17%	-1.05%	-1.72%	15.74%	15.74%	29.18%

Comparable Group
Averages		2.04%	6.14%	3.10%	5.48%	-18.01%	1.85%	1.96%	10.76%	10.76%	18.16%
Medians		-0.12%	3.51%	2.88%	5.57%	-18.05%	3.67%	3.67%	9.32%	9.32%	15.54%

Comparable Group
AFCB	Athens Bancshares, Inc. of TN (1)	16.39%	74.48%	3.75%	8.37%	-18.87%	NM	NM	13.53%	13.53%	20.78%
FFDF	FFD Financial Corp. of Dover OH	5.84%	-1.34%	7.15%	6.45%	0.46%	3.67%	3.67%	9.00%	9.00%	11.30%
FABK	First Advantage Bancorp of TN (1)	-2.21%	-28.81%	15.67%	6.27%	-23.95%	-5.05%	-5.05%	NA	NA	NA
FCAP	First Capital, Inc. of IN (1)	-0.92%	9.79%	-5.02%	0.31%	-17.23%	4.05%	4.78%	9.32%	9.32%	15.54%
FSLA	GS Financial Corp. of LA	-2.87%	-16.93%	2.01%	-1.36%	-12.62%	-1.18%	-1.18%	NA	NA	NA
LSBI	LSB Financial Corp. of Lafayette IN (1)	5.80%	26.37%	3.88%	19.67%	-56.03%	2.31%	2.31%	8.95%	8.95%	13.13%
LABC	Louisiana Bancorp, Inc. of LA (1)	-2.96%	-25.21%	24.13%	0.44%	11.45%	-22.16%	-22.16%	16.02%	16.02%	34.70%
FFFD	North Central Bancshares of IA (1)	0.53%	NM	-12.18%	6.20%	-26.19%	3.88%	3.88%	10.20%	10.20%	16.48%
RIVR	River Valley Bancorp of IN (1)	-0.77%	3.51%	-3.30%	4.95%	-25.22%	27.34%	27.19%	NA	NA	NA
WAYN	Wayne Savings Bancshares of OH	1.55%	13.43%	-5.07%	3.54%	-11.90%	3.76%	4.25%	8.30%	8.30%	15.20%

(1)	Financial information is for the quarter ending September 30, 2010.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Bank maintained zero balances for both BOLI and goodwill/intangibles.

State-Investors’ funding liabilities reflected a funding strategy that was fairly similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 76.3% of assets, which approximated the Peer Group’s ratio of 75.2%. Comparatively, the Bank maintained a slightly higher level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 12.7% and 11.4% for State-Investors and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 89.0% and 86.6%, respectively, with the Peer Group’s lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL ratio is lower than the Peer Group’s ratio, based on IEA/IBL ratios of 106.9% and 109.5%, respectively. The additional capital realized from stock proceeds should serve to provide State-Investors with an IEA/IBL ratio that is comparable to or exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Growth rates for the Bank and the Peer Group are based on annual growth for the twelve months ended December 31, 2010 or the most recent twelve month period available for the Peer Group companies. State-Investors recorded a 0.3% decrease in assets, versus the Peer Group’s asset growth rate of 2.0%. Asset growth for State-Investors consisted of a 19.2% increase in cash and investments, which was offset by a 3.0% decrease in loans. Asset growth for the Peer Group was sustained by a combination of cash and investments and loans, which increased by 6.1% and 3.1%, respectively.

Asset shrinkage along with an 11.3% increase in deposits funded a 40.3% reduction in the Bank’s borrowings. Deposit growth of 5.5% funded most of the Peer Group’s assets growth, as well as an 18.0% reduction in borrowings. The Bank’s capital growth rate equaled 5.5% during the twelve month period, versus a 1.9% capital growth rate posted by the Peer Group. State-Investors higher capital growth rate was

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

facilitated by earning a comparable return on average assets with a lower level of capital, as well as retention of all of its earnings into capital. Comparatively, the Peer Group’s retention of earnings is netted against dividend payments and stock repurchases. The Bank’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group. The Bank’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2010, unless otherwise indicated for the Peer Group companies. State-Investors and the Peer Group both reported net income to average assets ratios of 0.46%. The Bank maintained earnings advantages with respect to net interest income, loan loss provisions and operating expenses, which were offset by the Peer Group’s earnings advantages with respect to non-interest operating income, net gains and effective tax rate.

The Bank’s slightly stronger net interest margin was realized through maintenance of a higher interest income ratio, which was largely offset by the Peer Group’s lower interest expense ratio. The Bank’s higher interest income ratio was supported by maintaining a higher overall yield earned on interest-earning assets (5.82% versus 5.26% for the Peer Group), as well as maintaining a slightly higher concentration of assets in interest-earning assets. Likewise, the Peer Group’s lower interest expense ratio was supported by maintaining a lower cost of funds (1.94% versus 2.38% for the Bank), as well as maintaining a lower level of interest-bearing liabilities as a percent of assets. Overall, State-Investors and the Peer Group reported net interest income to average assets ratios of 3.37% and 3.32%, respectively.

In another key area of core earnings strength, the Bank maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 2.60%

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2010

			Net Interest Income					Other Income				G&A/ Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld- Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate

State-Investors Bank
December 31, 2010		0.46%	5.47%	2.09%	3.37%	0.04%	3.34%	0.00%	0.00%	0.08%	0.08%	2.60%	0.00%	-0.10%	0.00%	5.82%	2.38%	3.44%	$6,324	35.54%

All Public Companies
Averages		0.09%	4.61%	1.59%	3.02%	0.78%	2.24%	0.02%	-0.08%	0.86%	0.80%	2.81%	0.05%	0.10%	0.00%	4.93%	1.81%	3.11%	$5,853	29.42%
Medians		0.38%	4.62%	1.56%	3.05%	0.49%	2.45%	0.00%	-0.01%	0.63%	0.59%	2.75%	0.00%	0.05%	0.00%	4.92%	1.78%	3.16%	$4,544	30.03%

State of LA
Averages		0.71%	5.11%	1.48%	3.63%	0.42%	3.21%	0.00%	-0.04%	0.84%	0.80%	3.25%	0.01%	0.31%	0.00%	5.43%	1.80%	3.63%	$4,043	27.12%
Medians		0.76%	5.07%	1.59%	3.44%	0.30%	3.14%	0.00%	0.00%	0.71%	0.55%	3.20%	0.00%	0.20%	0.00%	5.35%	1.85%	3.49%	$4,149	32.48%

Comparable Group
Averages		0.46%	5.00%	1.67%	3.32%	0.55%	2.77%	0.00%	-0.06%	0.82%	0.76%	3.04%	0.01%	0.17%	0.00%	5.26%	1.94%	3.33%	$4,080	27.60%
Medians		0.51%	5.05%	1.68%	3.35%	0.55%	2.93%	0.00%	0.00%	0.71%	0.61%	2.89%	0.00%	0.16%	0.00%	5.33%	1.98%	3.38%	$4,023	27.64%

Comparable Group
AFCB	Athens Bancshares, Inc. of TN (1)	0.11%	5.26%	1.71%	3.55%	0.58%	2.97%	0.00%	0.00%	1.58%	1.58%	4.37%	0.03%	-0.03%	0.00%	5.61%	2.04%	3.57%	NM	38.48%
FFDF	FFD Financial Corp. of Dover OH	0.66%	5.22%	1.63%	3.59%	0.45%	3.14%	0.00%	-0.01%	0.24%	0.24%	2.73%	0.00%	0.36%	0.00%	5.38%	1.81%	3.57%	$4,023	34.39%
FABK	First Advantage Bancorp of TN (1)	0.23%	5.07%	1.54%	3.52%	0.31%	3.22%	0.00%	0.00%	0.45%	0.45%	3.29%	0.00%	0.03%	0.00%	5.32%	1.95%	3.37%	NM	44.05%
FCAP	First Capital, Inc. of IN (1)	0.72%	4.86%	1.40%	3.46%	0.52%	2.93%	0.00%	0.00%	0.68%	0.68%	2.76%	0.02%	0.12%	0.00%	5.18%	1.57%	3.61%	NM	25.33%
FSLA	GS Financial Corp. of LA	0.15%	5.07%	1.65%	3.42%	1.03%	2.39%	0.00%	-0.19%	0.74%	0.55%	3.20%	0.00%	0.42%	0.00%	5.35%	1.85%	3.49%	$4,978	1.69%
LSBI	LSB Financial Corp. of Lafayette IN (1)	0.36%	5.09%	1.80%	3.28%	0.85%	2.43%	0.00%	-0.14%	1.00%	0.86%	3.00%	0.00%	0.21%	0.00%	5.38%	2.00%	3.38%	$4,093	28.65%
LABC	Louisiana Bancorp, Inc. of LA (1)	0.75%	5.00%	1.82%	3.18%	0.14%	3.04%	0.00%	0.00%	0.12%	0.12%	2.20%	0.00%	0.20%	0.00%	5.09%	2.36%	2.73%	NM	35.21%
FFFD	North Central Bancshares of IA (1)	0.48%	5.04%	1.79%	3.25%	0.84%	2.41%	0.00%	-0.18%	2.06%	1.88%	3.72%	0.00%	0.08%	0.00%	5.39%	2.02%	3.37%	$3,478	26.64%
RIVR	River Valley Bancorp of IN (1)	0.64%	4.86%	2.05%	2.81%	0.57%	2.24%	0.00%	0.00%	0.74%	0.74%	2.40%	0.00%	0.21%	0.00%	5.14%	2.24%	2.90%	NM	20.18%
WAYN	Wayne Savings Bancshares of OH	0.54%	4.52%	1.35%	3.17%	0.24%	2.93%	0.00%	-0.09%	0.59%	0.50%	2.77%	0.02%	0.05%	0.00%	4.79%	1.51%	3.28%	$3,827	21.34%

(1)	Financial information is for the quarter ending September 30, 2010.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

and 3.05%, respectively. The Bank’s lower operating expense ratio reflects the Company’s less diversified operations with respect to generating sources of non-interest operating income, Consistent with the Bank’s lower operating expense ratio, the Bank’s ratio for assets per full time equivalent employee of $6.3 million exceeded the comparable Peer Group ratio of $4.1 million. On a post-offering basis, the Bank’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, State-Investors’ capacity to leverage operating expenses will increase and be more consistent or greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were more favorable than the Peer Group’s. Expense coverage ratios posted by State-investors and the Peer Group equaled 1.30x and 1.09x, respectively.

Sources of non-interest operating income were a smaller contributor to the Bank’s earnings, with such income amounting to 0.08% and 0.76% of State-Investors’ and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, State-Investors’ efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 75.4% was similar to the Peer Group’s efficiency ratio of 74.5%.

Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions established by the Bank and the Peer Group equaling 0.04% and 0.55% of average assets, respectively. The higher level of loan provisions established by the

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

Peer Group was consistent with its higher ratio of non-performing loans as a percent of loans (see Table 3.6).

Net gains and losses realized from the sale of assets and other non-operating items equaled a net loss of 0.10% of average assets for the Bank, versus net gains of 0.17% of average assets for the Peer Group. The net loss recorded by the Bank was the result of losses on the sale investment securities and real estate owned. Gains and losses on investment securities and real estate owned are viewed as non-recurring earnings and, therefore, are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

Taxes had a larger impact on the Bank’s earnings, as State-Investors and the Peer Group posted effective tax rates of 35.54% and 27.60%, respectively. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 34.0%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Bank’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities relative to the Peer Group (65.9% of assets versus 44.1% for the Peer Group). The Bank maintained a higher concentration of 1-4 family permanent mortgage loans, while the Peer Group maintained a higher concentration of mortgage-backed securities. The Bank does not maintain a balance of loans serviced for others, while the Peer Group’s average balance of loans serviced for others equaled $68.1 million or 19.4% of assets. The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2010

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

State-Investors Bank		4.49%	61.36%	2.71%	20.46%	0.00%	2.76%	61.43%	$0	$0

All Public Companies
Averages		12.29%	34.06%	4.21%	22.20%	4.39%	2.14%	63.63%	$711,529	$6,612
Medians		10.79%	33.51%	3.41%	21.05%	3.41%	0.55%	64.13%	$38,420	$121

State of LA
Averages		15.90%	32.71%	6.67%	19.58%	3.55%	2.54%	60.12%	$42,152	$288
Medians		13.43%	35.39%	7.53%	19.70%	3.29%	0.59%	62.33%	$44,370	$144

Comparable Group
Averages		10.07%	34.01%	4.92%	26.24%	4.13%	1.94%	66.74%	$68,112	$439
Medians		7.42%	35.17%	5.01%	26.70%	4.14%	1.00%	65.28%	$91,145	$429

Comparable Group
AFCB	Athens Bancshares, Inc. of TN (1)	2.33%	33.41%	6.73%	22.42%	4.35%	3.50%	64.05%	$87,880	$0
FFDF	FFD Financial Corp. of Dover OH	0.13%	32.35%	1.41%	41.79%	9.00%	2.99%	86.12%	$99,500	$719
FABK	First Advantage Bancorp of TN (1)	14.62%	18.97%	15.36%	26.86%	8.87%	0.95%	73.72%	$1,320	$0
FCAP	First Capital, Inc. of IN (1)	5.82%	36.55%	3.45%	15.44%	5.28%	5.78%	62.90%	$280	$0
FSLA	GS Financial Corp. of LA	13.27%	35.39%	6.95%	26.55%	2.86%	0.58%	61.60%	$102,950	$910
LSBI	LSB Financial Corp. of Lafayette IN (1)	0.69%	34.95%	6.56%	39.03%	4.21%	0.33%	75.11%	$119,340	$1,092
LABC	Louisiana Bancorp, Inc. of LA (1)	23.65%	35.63%	0.29%	19.70%	0.16%	0.23%	46.63%	$7,430	$43
FFFD	North Central Bancshares of IA (1)	7.28%	42.03%	0.95%	27.33%	0.54%	3.63%	66.52%	$137,440	$770
RIVR	River Valley Bancorp of IN (1)	7.56%	31.06%	6.77%	27.30%	4.08%	1.05%	72.90%	$94,410	$589
WAYN	Wayne Savings Bancshares of OH	25.39%	39.74%	0.68%	15.93%	1.93%	0.38%	57.84%	$30,570	$268

(1)	Financial information is for the quarter ending September 30, 2010.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Diversification into higher yielding and higher risk types of loans was more significant for the Peer Group. Commercial real estate loans constituted the most significant area of lending diversification for the Bank (20.5% of assets), followed by consumer loans (2.8% of assets), construction/land loans (2.7% of assets) and a nominal balance of commercial business loans. Likewise, commercial real estate loans comprised the most significant area of lending diversification for the Peer Group (26.2% of assets), followed by construction/land loans (4.9% of assets), commercial business loans (4.1% of assets) and consumer loans (1.9% of assets). Overall, the Bank’s less significant diversification into higher risk types of lending translated into a lower risk weighted assets-to-assets ratio compared to the Peer Group’s ratio. The Bank’s risk weighted assets-to-assets ratio equaled 61.4%, versus a comparable ratio of 66.7% for the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. In terms of balance sheet composition, State-Investors’ interest rate risk characteristics were considered to be less favorable than the Peer Group’s measures. Most notably, the Bank’s tangible equity-to-assets ratio and IEA/IBL ratio were below the comparable Peer Group ratios, while the Bank and the Peer Group maintained similar ratios of non-interest earnings as a percent of assets. On a pro forma basis, the infusion of stock proceeds should serve to address the current comparative advantages reflected in the Peer Group’s balance sheet interest rate risk characteristics.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for State-Investors and the Peer Group. In general, the comparative fluctuations in the Bank’s and the Peer Group’s ratios implied that the interest rate risk associated with the Bank’s net interest income was slightly greater compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2010 or Most Recent Date Available

Institution		Balance Sheet Measures
		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
					12/31/2010	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009

		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

State-Investors Bank		10.2%	106.9%	4.9%	-17	14	1	-12	5	43

All Public Companies		11.2%	107.7%	6.7%	0	0	1	4	6	9
State of LA		16.4%	114.4%	5.9%	-2	-5	19	-10	-4	1

Comparable Group
Averages		12.2%	109.8%	5.1%	2	3	9	8	4	9
Medians		10.0%	106.1%	5.5%	-1	4	11	7	6	11

Comparable Group
AFCB	Athens Bancshares, Inc. of TN (1)	17.5%	115.4%	6.6%	NA	2	9	2	-18	NA
FFDF	FFD Financial Corp. of Dover OH	8.9%	107.9%	2.8%	18	1	5	31	-3	1
FABK	First Advantage Bancorp of TN (1)	19.5%	119.9%	4.4%	NA	5	13	16	17	22
FCAP	First Capital, Inc. of IN (1)	9.5%	105.5%	6.3%	NA	5	15	37	-20	7
FSLA	GS Financial Corp. of LA	10.5%	106.6%	5.4%	-1	8	24	-5	18	12
LSBI	LSB Financial Corp. of Lafayette IN (1)	9.1%	105.0%	5.4%	NA	19	18	14	21	13
LABC	Louisiana Bancorp, Inc. of LA (1)	19.1%	123.5%	1.9%	NA	-5	1	-3	3	-7
FFFD	North Central Bancshares of IA (1)	11.0%	105.3%	6.9%	NA	-10	-11	-3	6	15
RIVR	River Valley Bancorp of IN (1)	8.5%	103.8%	6.0%	NA	9	16	11	6	11
WAYN	Wayne Savings Bancshares of OH	8.8%	105.5%	5.5%	-11	-6	-2	-19	11	10

(1)	Financial information is for the quarter ending September 30, 2010.

NA=Change is greater than 100 basis points during the quarter.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

proceeds, as interest rate sensitive liabilities will be funding a lower portion of State-Investors’ assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Bank’s credit risk exposure was considered to be less than the Peer Group’s. As shown in Table 3.6, the Bank’s non-performing assets/assets and non-performing loans/loans ratios equaled 0.70% and 0.10%, respectively, versus comparable measures of 2.27% and 3.22% for the Peer Group. The Bank’s very low ratio of non-performing loans was partly related to that most of the Bank’s loans that were delinquent 90 days or more were still accruing interest. The Bank’s and the Peer Group’s loss reserves as a percent of non-performing assets equaled 102.87% and 52.43%, respectively. Loss reserves maintained as percent of net loans receivable equaled 0.83% for the Bank, versus 1.55% for the Peer Group. The Bank recorded modest net charge-offs during the twelve month period, versus net charge-offs equal to 0.51% of loans for the Peer Group.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan portfolio composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31 , 2010 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

State-Investors Bank		0.08%	0.70%	0.10%	0.83%	845.51%	102.87%	$33	0.02%

All Public Companies
Averages		0.52%	4.60%	5.24%	1.76%	58.17%	51.35%	$1,434	0.68%
Medians		0.23%	3.20%	3.86%	1.49%	42.29%	35.14%	$445	0.27%

State of LA
Averages		0.27%	1.94%	2.30%	1.22%	236.16%	229.93%	$329	0.53%
Medians		0.28%	1.44%	1.61%	0.99%	140.99%	130.27%	$151	0.29%

Comparable Group
Averages		0.33%	2.27%	3.22%	1.55%	64.66%	52.43%	$368	0.51%
Medians		0.34%	1.55%	3.27%	1.47%	34.43%	37.50%	$208	0.27%

Comparable Group
AFCB	Athens Bancshares, Inc. of TN	0.40%	1.13%	3.76%	1.95%	29.10%	70.21%	$79	0.16%
FFDF	FFD Financial Corp. of Dover OH	0.00%	1.48%	1.68%	1.32%	78.60%	78.60%	$17	0.04%
FABK	First Advantage Bancorp of TN	0.00%	0.84%	1.22%	1.51%	113.49%	117.02%	$53	0.09%
FCAP	First Capital, Inc. of IN	0.13%	1.35%	1.87%	1.50%	35.12%	32.54%	$283	0.37%
GSLA	GS Financial Corp. of LA	0.52%	4.82%	5.89%	1.92%	32.58%	29.10%	$909	1.89%
LSBI	LSB Financial Corp. of Lafayette IN	0.28%	4.10%	4.36%	1.43%	32.86%	30.63%	$318	0.38%
LABC	Louisiana Bancorp, Inc. of LA	0.53%	0.75%	0.38%	0.99%	223.87%	64.54%	$132	0.29%
FFFD	North Central Bancshares of IA	0.81%	4.11%	4.35%	2.22%	51.04%	40.98%	$1,489	1.69%
RIVR	River Valley Bancorp of IN	0.00%	2.52%	5.95%	1.41%	16.21%	26.66%	$289	0.00%
WAYN	Wayne Savings Bancshares of OH	0.65%	1.61%	2.77%	1.27%	33.73%	34.02%	$109	0.18%

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in State-Investors’ operations and financial condition; (2) monitor State-Investors’ operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including State-Investors’ value, or State-Investors’ value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Bank’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of cash and investments as a percent of assets. Lending diversification into higher risk and higher yielding types of loans was more significant for the Peer Group. Overall, in comparison to the Peer Group, the Bank’s interest-earning asset composition provided for a higher yield earned on interest-earning assets and a lower risk weighted assets-to-assets ratio. State-Investors’ funding composition reflected a similar level of deposits and a slightly higher level of borrowings than the comparable Peer Group ratios, which translated into a higher cost of funds for the Bank. Overall, as a percent of assets, the Bank maintained a similar level of interest-earning assets and a higher level interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a lower IEA/IBL ratio for the Bank. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio should be comparable to or exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

•

Credit Quality. The Bank’s ratios for non-performing assets and non-performing loans were more favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing assets were higher for the Bank, while the Peer Group maintained a higher level of loss reserves as a percent of loans. Net loan charge-offs were a more significant factor for the Peer Group, as the Bank’s net charge-offs were minimal during the twelve month period analyzed. As noted above, the Bank’s risk weighted assets-to-assets ratio was lower than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a moderately positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

•

Balance Sheet Liquidity. The Bank operated with a lower level of cash and investment securities relative to the Peer Group (8.5% of assets versus 24.1% for the Peer Group). Following the infusion of stock proceeds, the Bank’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Bank’s future borrowing capacity was considered to be comparable to the Peer Group’s, based on the fairly comparable level of borrowings funding the Bank’s and the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a neutral factor in our adjustment for financial condition.

•

Funding Liabilities. The Bank’s interest-bearing funding composition reflected a similar concentration of deposits and a slightly higher concentration of borrowings relative to the comparable Peer Group ratios, which translated into a higher cost of funds for the Bank. Total interest-bearing liabilities as a percent of assets were higher for the Bank compared to the Peer Group’s ratio, which was attributable to State-Investors’ lower capital position. Following the stock offering, the increase in the Bank’s capital position will reduce the level of interest-bearing liabilities funding the Bank’s assets to a ratio that is lower than the Peer Group’s level of interest-bearing liabilities funding assets. Overall, RP Financial concluded that funding liabilities were a neutral factor in our adjustment for financial condition.

•

Capital. The Bank currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, State-Investors’ pro forma capital position can be expected to exceed the Peer Group’s equity-to-assets ratio. The Bank’s higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and a greater capacity to absorb unanticipated losses. At the same time, the Bank’s more significant capital surplus will make it difficult to achieve a competitive ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, State-Investors’ balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Bank’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•

Reported Earnings. The Bank’s and the Peer Group’s reported earnings both equaled 0.46% on a ROAA basis. The Bank’s earnings reflected earnings advantages with respect to higher net interest income, lower operating expenses and lower loan loss provisions, which were offset by the Peer Group’s earnings advantages with respect to higher non-interest operating income, higher net gains and lower effective tax rate. Reinvestment and leveraging of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. On balance, RP Financial concluded that the Bank’s reported earnings were a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Bank’s and the Peer Group’s core earnings. In these measures, the Bank operated with a higher net interest margin, a lower operating expense ratio, a lower level of non-interest operating income and a lower level of loss provisions. The Bank’s higher ratio for net interest income and lower operating expense ratio translated into a higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.30x versus 1.09X for the Peer Group). Comparatively, the Bank’s efficiency ratio of 75.4% was similar to the Peer Group’s efficiency ratio of 74.5%. Loan loss provisions had a more significant impact on the Peer Group’s earnings (0.55% of average assets versus 0.04% of average assets for the Bank). Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate slightly stronger pro forma core earnings for the Bank relative to the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated that a greater degree of volatility was associated with the Bank’s net interest margin. Other measures of interest rate risk, such as capital and IEA/IBL ratio were more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with equity-to-assets and IEA/ILB ratios that will be comparable to or exceed the Peer Group’s ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

•

Credit Risk. Loan loss provisions were a larger factor in the Peer Group’s earnings (0.55% of average assets versus 0.04% of average assets for the Bank). In terms of future exposure to credit quality related losses, the Bank maintained a higher concentration of assets in loans, while lending diversification into higher risk types of loans was more significant for the Peer Group. Credit quality measures generally implied lower credit risk exposure for the Bank relative to the comparable credit quality measures for the Peer Group. Overall, RP Financial concluded that credit risk was a moderately positive factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Bank maintained a slightly more favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Bank. Second, the infusion of stock proceeds will provide the Bank with greater growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Bank’s lower operating expense ratio were viewed as respective advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Bank’s core ROE is more favorable than the Peer Group’s ROE. However, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return on equity on a core earnings basis will be more comparable to or potentially lower than the Peer Group’s return on equity ratio. Accordingly, this was a netural factor in the adjustment for profitability, growth and viability of earnings.

On balance, State-Investors’ pro forma earnings strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

Comparative 12-month asset growth rates for the Bank and the Peer Group showed a 0.3% decrease in the Bank’s assets, versus a 2.0% increase in the Peer Group’s assets. Asset growth for the Bank consisted of cash and investments, which was offset by a decrease in loans. Comparatively, asset growth for the Peer Group

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

consisted of a mix of cash and investments and loans. The Peer Group’s asset growth trends would tend to be viewed more favorably than the Bank’s asset growth trends, particularly given the higher yields generally earned on loans relative to cash and investments. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Bank. On balance, no adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. State-investors serves the New Orleans metropolitan area through the main office and three service branch offices. The Bank’s primary market area experienced a significant loss of population in connection with the devastation caused by Hurricane Katrina, with the current population remaining well below pre-hurricane numbers. While the local economy has gradually recovered from the decline in business activity that followed Hurricane Katrina, it has been more recently been hurt by the oil spill that occurred in the Gulf of Mexico in April 2010 and the slow recovery from the national recession. Notably, the oil spill had economic ramifications throughout the New Orleans metropolitan area, given the area’s dependence on tourism, fishing and drilling as major contributors to the local economy.

The Peer Group companies generally operate in a mix of suburban and rural markets, with the majority of the markets served by the Peer Group companies having smaller populations compared to Jefferson Parish. In comparison to the decline in Jefferson Parish’s population during the past decade, the majority of the markets served by the Peer Group companies showed a positive trend in population during the 2000-2010 period. Average and median per capita income for the markets served by the Peer Group’s exceeded Jefferson Parish’s per capita income. However, Jefferson Parish’s per capita income as a percent of Louisiana’s per capita income exceeded the comparable average and median ratios indicated for the Peer Group companies. The average and median deposit market shares maintained by the Peer Group companies

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

were significantly higher than the Bank’s market share of deposits in Jefferson Parish. Overall, the degree of competition faced by the Peer Group companies was viewed to be less than faced by State-Investors. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-5. As shown in Table 4.1, December 2010 unemployment rates for all of markets served by the Peer Group companies, except for GS Financial and Louisiana Bancorp which operate in same market area as the Bank, exceeded the comparable unemployment rate for Jefferson Parish. On balance, we concluded that a moderate downward adjustment was appropriate for the Bank’s market area.

Table 4.1

Market Area Unemployment Rates

State-Investors Bank and the Peer Group Companies(1)

	County	December 2010 Unemployment
State-Investors Bank – LA	Jefferson	6.4%

Peer Group Average		8.6%

Athens Bancshares, Inc. – TN	McMinn	11.7
FFD Financial Corp. – OH	Tuscarawas	9.8
First Advantage Bancorp – TN	Montgomery	9.3
First Capital, Inc. – IN	Harrison	9.3
GS Financial Corp. - LA	Jefferson	6.4
LSB Financial Corp. IN	Tippecanoe	7.9
Louisiana Bancorp, Inc. – LA	Jefferson	6.4
North Central Bancshares – IA	Webster	7.5
River Valley Bancorp – IN	Jefferson	9.5
Wayne Savings Bancshares – OH	Wayne	8.5

(1)	Unemployment rates are not seasonally adjusted.

Source:	U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Eight out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.24% to 5.60%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.47% as of February 25, 2011. As of February 25, 2011, approximately 61% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.59%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $13.5 million to $55.5 million as of February 25, 2011, with average and median market values of $31.6 million and $24.8 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.0 million to 4.1 million, with average and median shares outstanding of 2.3 million and 2.2 million, respectively. The Bank’s stock offering is expected to have a pro forma market value and shares outstanding that will be near the middle of the ranges of market values and shares outstanding indicated for the Peer Group companies. Like all of the Peer Group companies, the Bank’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Bank’s public stock will have a comparable trading market as the Peer Group

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as State-Investors: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Louisiana. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. More signs of the economy gaining strength sustained the positive trend in the broader stock market at the start of the second quarter of 2010. The Dow Jones Industrial Average (“DJIA”) closed above 11000 heading into mid-April, based on growing optimism about corporate earnings and a recovering economy. Fraud charges against Goldman Sachs halted a six day rally in the market in mid-April, as financial stocks led a one day sell-off in the broader market. The broader stock market generally sustained a positive trend during the second half of

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

April, with encouraging first quarter earnings reports and favorable economic data supporting the gains. Financial stocks pulled the broader stock market lower at the end of April on news of a criminal investigation of Goldman Sachs. The sell-off in the stock market sharpened during the first week of May, largely on the basis of heightened concerns about possible ripple effects stemming from Greece’s credit crisis. Stocks surged after European Union leaders agreed to a massive bailout to prevent Greece’s financial troubles from spreading throughout the region, but then reversed course heading into the second half of May on continued worries about the fallout from Europe’s credit crisis and an unexpected increase in U.S. jobless claims. China’s promise not to unload its European debt sparked a one-day rally in late-May, which was followed by a lower close for the DJIA on the last trading day of May as a downgrade of Spain’s credit rekindled investors’ fears about Europe’s economy. Overall, it was the worst May for the DJIA since 1940. Volatility in the broader stock market continued to prevail in early-June. A rebound in energy shares provided for the third biggest daily gain in the DJIA for 2010, which was followed by a one day decline of over 300 points in the DJIA as weaker than expected employment numbers for May sent the DJIA to a close below 10000. The DJIA rallied back over 10000 in mid-June, as stocks were boosted by upbeat comments from the European Central Bank, a rebound in energy stocks, tame inflation data and some regained confidence in the global economic recovery. Weak housing data for May and persistent worries about the global economy pulled stocks lower in late-June. The DJIA closed out the second quarter of 2010 at a new low for the year, reflecting a decline of 10% for the second quarter.

A disappointing employment report for June 2010 extended the selling during the first week of July. Following seven consecutive days of closing lower, the DJIA posted a gain as bargain hunters entered the market. Some strong earnings reports at the start of second quarter earnings season and upbeat data on jobs supported a seven day winning streak in the broader stock market and pushed the DJIA through the 10000 mark going into mid-July. Renewed concerns about the economy snapped the seven day winning streak in the DJIA, although losses in the broader stock market were pared on news that Goldman Sachs reached a settlement with the SEC. Stocks slumped heading into the second half of July, as Bank of America and Citigroup

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

reported disappointing second quarter earnings and an early-July consumer confidence report showed that consumers were becoming more pessimistic. Favorable second quarter earnings supported a rally in the broader stock market in late-July, with the DJIA moving back into positive territory for the year. Overall, the DJIA was up 7.1% for the month of July, which was its strongest performance in a year.

Better-than-expected economic data helped to sustain the stock market rally at the beginning of August 2010, but stocks eased lower following the disappointing employment report for July. Stocks skidded lower heading into mid-August, as investors dumped stocks amid worries over slowing economic growth. The downturn in the broader stock market accelerated in the second half of August, as a number of economic reports for July showed the economy was losing momentum which more than overshadowed a pick-up in merger activity. The DJIA had its worst August in nearly a decade, with the DJIA showing a loss of over 4% for the month. Stocks rebounded in the first half of September, as a favorable report on manufacturing activity in August and a better-than-expected employment report for August supported gains in the broader stock market. News of more takeovers, robust economic growth in China and passage of new global regulations for how much capital banks must maintain extended the rally into the third week of September, as the DJIA moved to a one-month high. Despite a favorable report for August retail sales, worries about the European economy snapped a four day winning streak in the DJIA in mid-September. The DJIA closed higher for the third week in row heading into the second half of September, as stocks edged higher on positive earnings news coming out of the technology sector and merger activity. The positive trend in stock market continued for a fourth consecutive week in late-September, as investors viewed a rise in August business spending as a sign the recovery was on firmer ground. Stocks closed out the third quarter trading slightly lower on profit taking, but overall the DJIA showed a gain of 10.4% for the quarter and, thereby, reversing losses suffered in the second quarter.

Stocks leapt to a five-month high at the start of the fourth quarter of 2010, as investors responded to signals that the Federal Reserve was poised to step in to prop up the U.S. economy. September employment data, which showed a loss of jobs

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

and no change in the unemployment rate, translated into a mixed trading market ahead of third quarter earnings season kicking into high gear. Stocks traded unevenly in the second half of October, as investors responded to generally favorable third quarter earnings reports and concerns that the foreclosure crisis could spread into the overall economy. The DJIA surged to a two-year high in early-November, as investors were encouraged by the Federal Reserve’s plan to support the economy and better-than-expected job growth reflected in the October employment report. Stocks reversed course heading into mid-November, amid concerns over Europe’s debt problems, the potential impact of the Federal Reserve’s stimulus plan and slower growth in China. A favorable report on jobless claims hitting a two-year low helped stocks to rebound heading into late-November, which was followed by a downturn as investors remained concerned about the debt crisis in Europe. Stocks rebounded in early-December, based on news reports that U.S. consumers felt more upbeat about the economic outlook, U.S. exports in October surged to their highest level in more than two years and retail sales increased in November. Stocks also benefitted from a pickup in merger activity heading into mid-December. The DJIA moved to a two year high ahead of the Christmas holiday, with financial stocks leading the broader market higher as some announced bank mergers heightened acquisition speculation for the sector.

The broader stock market started 2011 on an upswing, fueled by reports of manufacturing activity picking up in December. Weaker than expected job growth reflected in the December employment report pulled stocks lower to close out the first week in 2011. Some favorable fourth quarter earnings report by J.P. Morgan and data confirming strength in the manufacturing sector helped stocks to rebound in mid January, with the DJIA moving to its highest close since June 2008. The positive trend in the broader stock market was sustained in late-January, which was followed by a one day sell-off as political unrest in Egypt rattled markets around the word. The DJIA ended up 2.7% for the month of January, which was its strongest January in 14 years. Stocks continued to trade higher through the first two weeks of February, as the DJIA closed higher for eight consecutive trading sessions. Strong manufacturing data for January, merger news and some favorable fourth quarter earnings reports helped to sustain the rally in the broader stock market. News that Egypt’s President resigned

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

further boosted stocks heading into mid-February. A strong report on manufacturing activity in the Mid-Atlantic region lifted the DJIA to a fresh two and one-half year high in mid-February, which was followed by a sell-off as stocks tumbled worldwide on worries over escalating violence in Libya. Stocks recovered in late-February, as oil prices stabilized. On February 25, 2011, the DJIA closed at 12130.45, an increase of 17.5% from one year ago and an increase of 4.8% year-to-date, and the NASDAQ closed at 2781.05, an increase of 24.3% from one year ago and an increase of 4.8% year-to-date. The Standard & Poor’s 500 Index closed at 1319.88 on February 25, 2011, an increase of 19.5% from one year ago and an increase of 4.9% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. An improving outlook for financial stocks in general, along with positive reports for housing, employment and retail sales, boosted thrift stocks at the start of the second quarter of 2010. A nominal increase in March consumer prices and a strong first quarter earnings report from JP Morgan Chase & Co. supported a broad rally in bank and thrift stocks heading into mid-April, which was followed by a pullback on news that the SEC charged Goldman Sachs with fraud. Thrift stocks generally underperformed the broader stock market during the second half of April, as financial stocks in general were hurt by uncertainty about the progress of financial reform legislation, Greece’s debt crisis and news of a criminal investigation of Goldman Sachs. Thrift stocks retreated along with the broader stock market in the first week of May, based on fears that the growing debt crisis in Europe could hurt the economic recovery. Likewise, thrift stocks surged higher along with the broader stock market after European Union officials announced a massive bailout plan to avert a public-debt crisis and then retreated heading into the second half of May on lingering concerns about the euro. News of rising mortgage delinquencies in the first quarter of 2010, an expected slowdown in new home construction and uncertainty over financial reform legislation further contributed to lower trading prices for thrift stocks. Thrift stocks participated in the one-day broader market rally in late-May and then declined along with the broader stock market at the close of May. Some positive economic reports provided a boost to thrift stocks at the start of June, which was followed a sharp decline in the sector on the disappointing employment report for May.

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Gains in the broader stock market provided a boost to thrift stocks as well heading into mid-June, while weaker-than-expected housing data for May and uncertainty surrounding the final stages of the financial reform legislation pressured thrift stocks lower in late-June.

Thrift stocks declined along with the broader stock market at the start of the third quarter of 2010, as home sales in May declined sharply following the expiration of a special tax credit for home buyers. A report showing that home loan delinquencies increased in May further depressed thrift stocks, while the broader market moved higher on more attractive valuations. Financial stocks helped to lead the stock market higher through mid-July, as State Street projected a second quarter profit well above analysts’ forecasts which fueled a more optimistic outlook for second quarter earnings reports for the financial sector in general. Thrift stocks retreated along with the financial sector in general in mid-July, as investors reacted to disappointing retail sales data for June and weaker than expected second quarter earnings results for Bank of America and Citigroup which reflected an unexpected drop in their revenues. Some favorable second quarter earnings reports, which included improving credit quality measures for some institutions, helped to lift the thrift sector in late-July and at the beginning of August. Thrift stocks closed out the first week of August trading lower, as the weak employment report for July raised fresh concerns about the strength of the economy and the risk of deflation. The sell-off in thrift stocks became more pronounced in the second half of August, with signs of slower growth impacting most sectors of the stock market. Thrift stocks were particularly hard hit by the dismal housing data for July, which showed sharp declines in both existing and new home sales.

August employment data coming in a little more favorable than expected boosted the thrift sector in early-September, which was followed by a narrow trading range into mid-September. Financial stocks in general posted gains in mid-September after global regulators gave banks eight years to meet tighter capital requirements, but then traded lower going into the second half of September on mixed economic data. The thrift sector traded in a narrow range during the second half of September, with financial stocks in general underperforming the broader stock market during the third

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

quarter. The divergence in the performance of financial stocks from the broader stock market was attributed to factors such as the uncertain earnings impact of financial reform legislation and ongoing problems resulting from the collapse of the U.S. housing market.

The weak employment report for September 2010 and growing concerns about the fallout of alleged foreclosure abuses weighed on bank and thrift stocks during the first half of October, as financial stocks continued to underperform the broader stock market. Some better-than-expected earnings reports provided a slight boost to bank and thrift stocks heading into the second half of October, which was followed by a downturn in late-October on lackluster economic data. Financial stocks led the market higher in early-November, which was supported by the Federal Reserve’s announcement that it would purchase $600 billion of Treasury bonds over the next eight months to stimulate the economy. Profit taking and weakness in the broader stock market pulled thrift stocks lower heading into mid-November. Ongoing concerns about debt problems in Ireland, weak housing data for home sales in October and a widening insider trading investigation by the U.S. government pressured financial stocks lower heading into late-November. Favorable reports for retail sales and pending home sales helped thrift stocks move higher along with the broader stock market in early-December. Expectations of a pick-up in merger activity in the financial sector contributed to gains in the thrift sector as well during the second week of December. A report showing a rise in consumer confidence in early-December also provided a modest boost to thrift stocks heading into mid-December. Thrifts stocks benefitted from announced bank deals in the final weeks of 2010, as investors bet on an increase in financial sector merger activity in 2011.

Thrift stocks rallied along with the broader stock market at the start of 2011, as investors were encouraged by data that suggested the economic recovery was strengthening. A strong fourth quarter earnings report posted by J.P. Morgan supported gains in the financial sector in mid-January, which was followed by a downturn heading into late-January as some large banks reported weaker than expected earnings. Thrift stocks traded higher along with the broader stock market into mid-February, as financial

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

stocks benefitted from some favorable fourth quarter earnings reports coming out of the financial sector. Financial stocks also benefitted from a rally in mortgage insurer stocks, which surged on a government proposal to shrink the size of FHA. Thrift stocks faltered along with the broader market heading into late-February, as investors grew wary of mounting violence in Libya. A report that December home prices fell to new lows in eleven major metropolitan areas further contributed to the pullback in thrift prices. Thrift prices rebounded along with the broader market in late-February. On February 25, 2011, the SNL Index for all publicly-traded thrifts closed at 598.0, a decrease of 0.4% from one year ago and an increase of 1.0% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, two standard conversions, seven second-step conversions and one mutual holding company offering have been completed during the past three months. The standard conversion offerings are considered to be more relevant for State-Investors’ pro forma pricing. The average closing pro forma price/tangible book ratio of the two recent standard conversion offerings equaled 39.4%.

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Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to		Insider Purchases
			Financial Info.		Asset Quality						Charitable Found.		% Off Incl. Fdn.
													Benefit Plans				Initial
	Conver.			Equity/	NPAs/	Res.	Gross	%	% of	Exp./		% of		Recog.	Stk	Mgmt. &	Dividend
Institution	Date	Ticker	Assets	Assets	Assets	Cov.	Proc.	Offered	Mid.	Proc.	Form	Offering	ESOP	Plans	Option	Dirs.	Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)

Standard Conversions

Anchor Bancorp - WA*(1)	1/26/11	ANCB-NASDAQ	$522	8.40%	5.10%	123%	$25.5	100%	85%	8.7%	N.A.	N.A.	4.0%	0.0%	0.0%	2.5%	0.00%
Wolverine Bancorp, Inc. - MI*	1/20/11	WBKC-NASDAQ	$308	13.59%	3.86%	98%	$25.1	100%	85%	5.5%	N.A.	N.A.	8.0%	4.0%	10.0%	4.2%	0.00%

Averages - Standard Conversions:			$415	11.00%	4.48%	111%	$25.3	100%	85%	7.1%	NA	NA	6.0%	2.0%	5.0%	3.3%	0.00%
Medians - Standard Conversions:			$415	11.00%	4.48%	111%	$25.3	100%	85%	7.1%	NA	NA	6.0%	2.0%	5.0%	3.3%	0.00%

Second Step Conversions

Atlantic Coast Fin. Corp., - GA*	2/4/11	ACFC-NASDAQ	$893	5.67%	3.38%	51%	$17.1	65%	86%	11.5%	N.A.	N.A.	4.0%	4.0%	10.0%	10.8%	0.00%
Alliance Bancorp, Inc., - PA*	1/18/11	ALLB-NASDAQ	$443	12.50%	3.81%	36%	$32.6	60%	105%	8.0%	N.A.	N.A.	4.6%	6.7%	10.0%	1.1%	1.20%
SI Financial Group, Inc., - CT*	1/13/11	SIFI-NASDAQ	$890	9.20%	1.01%	119%	$52.4	62%	100%	3.5%	C	$500K	6.0%	3.1%	7.7%	0.3%	1.50%
Minden Bancorp, Inc., - LA*	1/5/11	MDNB-OTCBB	$215	11.16%	0.46%	113%	$13.9	59%	107%	7.2%	N.A.	N.A.	4.0%	3.6%	8.9%	9.1%	0.00%
Capitol Fed. Financial, Inc., - KS*	12/22/10	CFFN-NASDAQ	$8,590	11.17%	0.47%	47%	$1,181.5	71%	85%	4.2%	C	3.4%	4.0%	2.0%	5.0%	0.1%	0.00%
Home Federal Bancorp, Inc., - LA	12/22/10	HFBL-NASDAQ	$193	17.46%	0.06%	488%	$19.5	64%	104%	8.3%	N.A.	N.A.	6.0%	4.0%	10.0%	1.3%	0.00%
Heritage Financial Grp., Inc., - GA	11/30/10	HBOS-NASDAQ	$662	9.42%	1.59%	80%	$65.9	76%	92%	5.7%	N.A.	N.A.	5.0%	2.5%	6.8%	0.2%	0.00%

Averages - Second Step Conversions:			$1,698	10.94%	1.54%	134%	$197.6	65%	97%	6.9%	N.A.	N.A.	4.8%	3.7%	8.3%	3.3%	0.39%
Medians - Second Step Conversions:			$662	11.16%	1.01%	80%	$32.6	64%	100%	7.2%	N.A.	N.A.	4.6%	3.6%	8.9%	1.1%	0.00%

Mutual Holding Company Conversions

Oconee Fed. Fin. Corp, - SC	1/14/11	OFED-NASDAQ	$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	C/S	2%/6%	11.2%	5.6%	14.0%	8.4%	0.00%

Averages - Mutual Holding Company Conversions:			$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	NA	NA	11.2%	5.6%	14.0%	8.4%	0.00%
Medians - Mutual Holding Company Conversions:			$346	17.49%	1.85%	19%	$20.9	33%	132%	5.3%	NA	NA	11.2%	5.6%	14.0%	8.4%	0.00%

Averages - All Conversions:			$1,306	11.61%	2.16%	117%	$145.4	69%	98%	7.0%	NA	NA	5.7%	3.5%	8.2%	3.8%	0.27%
Medians - All Conversions:			$482	11.17%	1.72%	89%	$25.3	64%	96%	7.2%	NA	NA	4.8%	3.8%	9.4%	1.9%	0.00%

Institutional Information			Pro Forma Data							Post-IPO Pricing Trends
			Pricing Ratios(3)			Financial Charac.				Closing Price:
										First		After		After
	Conver.			Core		Core		Core	IPO	Trading	%	First	%	First	%	Thru	%
Institution	Date	Ticker	P/TB	P/E	P/A	ROA	TE/A	ROE	Price	Day	Change	Week(4)	Change	Month(5)	Change	2/25/11	Change
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions

Anchor Bancorp - WA*(1)	1/26/11	ANCB-NASDAQ	38.6%	NM	4.7%	-0.1%	12.1%	-0.9%	$10.00	$10.00	0.0%	$10.03	0.3%	$10.45	4.5%	$10.45	4.5%
Wolverine Bancorp, Inc. - MI*	1/20/11	WBKC-NASDAQ	40.1%	NM	7.6%	-0.8%	19.0%	-7.0%	$10.00	$12.45	24.5%	$12.24	22.4%	$13.50	35.0%	$13.56	35.6%

Averages - Standard Conversions:			39.4%	NM	6.2%	-0.5%	15.6%	-4.0%	$10.00	$11.23	12.3%	$11.14	11.4%	$11.98	19.8%	$12.01	20.1%
Medians - Standard Conversions:			39.4%	NM	6.2%	-0.5%	15.6%	-4.0%	$10.00	$11.23	12.3%	$11.14	11.4%	$11.98	19.8%	$12.01	20.1%

Second Step Conversions

Atlantic Coast Fin. Corp., - GA*	2/4/11	ACFC-NASDAQ	40.9%	NM	2.9%	-2.7%	7.1%	-37.2%	$10.00	$10.05	0.5%	$10.00	0.0%	$10.37	3.7%	$10.37	3.7%
Alliance Bancorp, Inc., - PA*	1/18/11	ALLB-NASDAQ	67.1%	95.89	11.7%	0.1%	17.4%	0.7%	$10.00	$11.00	10.0%	$10.68	6.8%	$11.19	11.9%	$11.04	10.4%
SI Financial Group, Inc., - CT*	1/13/11	SIFI-NASDAQ	68.5%	35.61	9.0%	0.3%	13.3%	1.9%	$8.00	$9.27	15.9%	$9.03	12.9%	$9.40	17.5%	$9.30	16.3%
Minden Bancorp, Inc., - LA*	1/5/11	MDNB-OTCBB	66.3%	10.46	10.5%	1.0%	15.8%	6.3%	$10.00	$12.80	28.0%	$12.85	28.5%	$13.00	30.0%	$12.95	29.5%
Capitol Fed. Financial, Inc., - KS*	12/22/10	CFFN-NASDAQ	83.9%	24.31	17.4%	0.7%	20.7%	3.5%	$10.00	$11.65	16.5%	$11.88	18.8%	$11.60	16.0%	$12.42	24.2%
Home Federal Bancorp, Inc., - LA	12/22/10	HFBL-NASDAQ	61.2%	NM	14.6%	0.0%	23.8%	0.0%	$10.00	$11.50	15.0%	$11.70	17.0%	$12.13	21.3%	$13.20	32.0%
Heritage Financial Grp., Inc., - GA	11/30/10	HBOS-NASDAQ	74.4%	51.44	12.1%	0.2%	16.3%	1.4%	$10.00	$10.25	2.5%	$10.85	8.5%	$12.17	21.7%	$13.12	31.2%

Averages - Second Step Conversions:			66.1%	43.5x	11.2%	0.0%	16.3%	-3.4%	$9.71	$10.93	12.6%	$11.00	13.2%	$11.41	17.4%	$11.77	21.0%
Medians - Second Step Conversions:			67.1%	35.6x	11.7%	0.2%	16.3%	1.4%	$10.00	$11.00	15.0%	$10.85	12.9%	$11.60	17.5%	$12.42	24.2%

Mutual Holding Company Conversions

Oconee Fed. Fin. Corp, - SC	1/14/11	OFED-NASDAQ	57.6%	29.66	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$12.46	24.6%

Averages - Mutual Holding Company Conversions:			57.6%	29.7x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$12.46	24.6%
Medians - Mutual Holding Company Conversions:			57.6%	29.7x	16.5%	0.7%	21.2%	3.2%	$10.00	$11.96	19.6%	$11.90	19.0%	$12.50	25.0%	$12.46	24.6%

Averages - All Conversions:			59.9%	41.2x	10.7%	-0.1%	16.7%	-2.8%	$9.80	$11.09	13.2%	$11.12	13.4%	$11.63	18.7%	$11.89	21.2%
Medians - All Conversions:			63.8%	32.6x	11.1%	0.2%	16.9%	1.1%	$10.00	$11.25	15.4%	$11.28	14.9%	$11.87	19.4%	$12.44	24.4%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) Non-OTS regulated thrift.	(5) Latest price if offering is more than one week but less than one month old.	(9) Former credit union.
(2) As a percent of MHC offering for MHC transactions.	(6) Mutual holding company pro forma data on full conversion basis.
(3) Does not take into account the adoption of SOP 93-6.	(7) Simultaneously completed acquisition of another financial institution.
(4) Latest price if offering is less than one week old.	(8) Simultaneously converted to a commercial bank charter.		February 25, 2011

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IV.19

On average, the two standard conversion offerings reflected price appreciation of 11.4% after the first week of trading. As of February 25, 2011, the two recent standard conversion offerings reflected a 20.1% increase in price on average.

Shown in Table 4.3 are the current pricing ratios for the fully-converted offerings completed during the past three months that trade on NASDAQ or an Exchange, five of which were second-step offerings. The current P/TB ratio of the fully-converted recent conversions equaled 71.37%, based on closing stock prices as of February 25, 2011.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on State-Investors’ stock price of recently completed and pending acquisitions of other thrift institutions operating in Louisiana. As shown in Exhibit IV-4, there were four Louisiana thrift acquisitions completed from the beginning of 2006 through February 25, 2011, and there are currently no acquisitions pending for Louisiana savings institutions. The recent acquisition activity involving Louisiana savings institutions may imply a certain degree of acquisition speculation for the Bank’s stock. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group that could be subject to the same type of acquisition speculation that may influence State-Investors’ stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in State-Investors’ stock would tend to be less compared to the stocks of the Peer Group companies.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight

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Table 4.3

Market Pricing Comparatives

Prices As of February 25, 2011

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
Financial		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
Institution		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		$11.30	$321.13	($0.06)	$13.19	18.67x	86.82%	10.56%	95.02%	18.88x	$0.21	1.61%	28.29%	$2,705	11.51%	10.83%	4.60%	0.04%	1.39%	-0.03%	1.05%
Converted Last 3 Months (no MHC)		$11.68	$310.19	($1.17)	$18.09	27.40x	70.77%	12.23%	71.37%	33.57x	$0.11	0.94%	40.00%	$1,739	16.32%	16.23%	1.90%	-0.22%	2.15%	-0.25%	2.84%

Converted Last 3 Months (no MHC)
ALLB	Alliance Bancorp, Inc. of PA	$11.04	$60.44	$0.10	$14.91	NM	74.04%	12.89%	74.04%	NM	$0.12	1.09%	NM	$469	17.40%	17.40%	NA	0.12%	1.38%	0.12%	1.38%
ANCB	Anchor Bancorp of Aberdeen, WA	$10.45	$26.65	($0.24)	$25.92	NM	40.32%	4.89%	40.32%	NM	$0.00	0.00%	NM	$544	12.14%	12.14%	NA	-0.11%	NM	-0.11%	NM
ACFCD	Atlantic Coast Financial Corp. of GA	$10.37	$27.27	($9.12)	$24.51	NM	42.31%	3.01%	42.38%	NM	$0.00	0.00%	NM	$907	7.11%	7.10%	NA	-2.03%	NM	-2.65%	NM
CFFN	Capitol Federal Financial Inc. of KS	$12.42	$2,080.28	$0.37	$12.05	NM	103.07%	21.23%	103.07%	33.57x	$0.30	2.42%	NM	$9,798	20.60%	20.60%	NA	0.40%	3.02%	0.71%	5.32%
HBOS	Heritage Financial Group, Inc. of GA	$13.12	$114.29	$0.19	$13.74	NM	95.49%	15.89%	97.62%	NM	$0.12	0.91%	NM	$719	16.64%	16.34%	NA	-0.19%	-2.64%	0.23%	3.13%
HFBL	Home Federal Bancorp Inc. of LA	$13.20	$40.21	$0.17	$16.61	17.60x	79.47%	19.06%	79.47%	NM	$0.24	1.82%	32.00%	$211	23.99%	23.99%	0.05%	1.13%	5.42%	0.26%	1.23%
SIFI	SI Financial Group, Inc. of CT	$9.30	$98.37	$0.22	$12.07	37.20x	77.05%	10.51%	79.69%	NM	$0.12	1.29%	48.00%	$936	13.64%	13.25%	NA	0.28%	3.60%	0.25%	3.17%
WBKC	Wolverine Bancorp, Inc. of MI	$13.56	$34.01	($1.08)	$24.93	NM	54.39%	10.36%	54.39%	NM	$0.00	0.00%	NM	$328	19.04%	19.04%	3.75%	-1.33%	NM	-0.82%	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management. The financial characteristics of the Bank suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Bank’s present organizational structure. The Bank currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, State-Investors will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Upward
Asset Growth	No Adjustment
Primary Market Area	Moderate Downward
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of February 25, 2011, the pro forma market value of State-investors’ conversion stock was $22,000,000 at the midpoint, equal to 2,200,000 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings equaled $976,000 for the twelve months ended December 31, 2010. In deriving State-Investors’ core earnings, the only adjustments made to reported earnings were to eliminate the losses

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

on the sale of investment securities and foreclosed assets, which equaled $91,000 and $119,000, respectively, for the twelve months ended December 31, 2010. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 34.0% for the earnings adjustments, the Bank’s core earnings were determined to equal $1.115 million for the twelve months ended December 31, 2010. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)

Net income(loss)	$976
Add: Loss on sale investment securities(1)	60
Add: Loss on sale of foreclosed assets(1)	79

Core earnings estimate	$1,115

(1)	Tax effected at 34.0%.

Based on the Bank’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $22.0 million midpoint value equaled 32.66 times and 27.08 times, respectively, which provided for premiums of 101.60% and 43.89% relative to the Peer Group’s average reported and core P/E multiples of 16.20 times and 18.82 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 12.63 times and 16.47 times, respectively, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 159.59% and 64.42%, respectively. At the top of the super range, the Bank’s reported and core P/E multiples equaled 46.41 times and 37.99 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Bank’s P/E multiples at the top of the super range reflected premiums of 186.48% and 101.86%, respectively. In comparison to the Peer Group’s median reported and core P/E multiples, the Bank’s P/E multiples at the top of the super range reflected premiums of 267.46% and 130.66%, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

Table 4.4

Public Market Pricing

State-Investors Bank and the Comparables

As of February 25, 2011

		Market		Per Share Data
		Capitalization		Core	Book						Dividends(4)			Financial Characteristics(6)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout	Total	Equity/	Tang Eq/	NPAs/	Reported		Core
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)	Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
State-Investors Bank
Superrange		$10.00	$29.10	$0.26	$15.73	46.41x	63.57%	12.48%	63.57%	37.99x	$0.00	0.00%	0.00%	$233	19.63%	19.63%	0.63%	0.27%	1.37%	0.33%	1.67%
Maximum		$10.00	$25.30	$0.31	$16.79	38.84x	59.56%	11.01%	59.56%	32.01x	$0.00	0.00%	0.00%	$230	18.47%	18.47%	0.64%	0.28%	1.53%	0.34%	1.86%
Midpoint		$10.00	$22.00	$0.37	$18.00	32.66x	55.56%	9.69%	55.56%	27.08x	$0.00	0.00%	0.00%	$227	17.45%	17.45%	0.64%	0.30%	1.70%	0.36%	2.05%
Minimum		$10.00	$18.70	$0.45	$19.64	26.92x	50.92%	8.34%	50.92%	22.43x	$0.00	0.00%	0.00%	$224	16.39%	16.39%	0.65%	0.31%	1.89%	0.37%	2.27%

All Non-MHC Public Companies (7)
Averages		$11.83	$365.97	($0.12)	$14.30	18.08x	82.02%	9.72%	90.28%	18.18x	$0.22	1.59%	29.30%	$2,907	11.34%	10.66%	4.49%	0.00%	1.21%	-0.09%	0.88%
Medians		$12.42	$67.75	$0.33	$13.59	17.80x	82.66%	9.10%	86.05%	17.35x	$0.16	1.09%	0.00%	$907	10.50%	9.81%	3.38%	0.34%	3.56%	0.26%	3.15%

All Non-MHC State of LA (7)
Averages		$18.02	$60.50	$0.92	$21.71	21.74x	81.20%	13.61%	82.45%	19.95x	$0.42	1.90%	18.40%	$450	16.50%	16.37%	1.94%	0.74%	4.71%	0.50%	3.33%
Medians		$14.52	$54.49	$0.56	$16.92	22.01x	88.48%	16.86%	88.48%	22.69x	$0.24	1.82%	0.00%	$322	18.78%	18.58%	1.44%	0.76%	3.56%	0.62%	2.89%

Comparable Group Averages
Averages		$13.97	$31.63	$0.58	$19.21	16.20x	74.37%	9.18%	76.03%	18.82x	$0.34	2.47%	28.84%	$351	12.42%	12.25%	2.27%	0.46%	4.36%	0.33%	3.05%
Medians		$14.86	$24.82	$0.63	$18.17	12.63x	77.33%	6.72%	77.66%	16.47x	$0.22	2.16%	32.43%	$364	10.63%	10.08%	1.55%	0.51%	4.17%	0.36%	2.87%

Comparable Group
AFCB	Athens Bancshares, Inc. of TN	$13.51	$37.52	$0.13	$18.20	NM	74.23%	13.11%	74.89%	NM	$0.20	1.48%	NM	$286	17.65%	17.53%	1.13%	0.11%	0.76%	0.13%	0.89%
FFDF	FFD Financial Corp. of Dover OH	$14.75	$14.93	$0.85	$18.34	11.09	80.43%	7.14%	80.43%	17.35x	$0.68	4.61%	51.13%	$209	8.87%	8.87%	1.48%	0.66%	7.36%	0.42%	4.71%
FABK	First Advantage Bancorp of TN	$13.50	$55.46	$0.17	$16.35	NM	82.57%	16.08%	82.57%	NM	$0.20	1.48%	NM	$345	19.48%	19.48%	0.84%	0.23%	1.13%	0.20%	1.01%
FCAP	First Capital, Inc. of IN	$16.20	$45.15	$1.04	$17.41	13.85	93.05%	9.98%	104.99%	15.58x	$0.76	4.69%	64.96%	$452	10.75%	9.65%	1.35%	0.71%	6.90%	0.63%	6.13%
FSLA	GS Financial Corp. of LA	$10.70	$13.46	($0.27)	$22.01	33.44	48.61%	5.10%	48.61%	NM	$0.40	3.74%	NM	$264	10.50%	10.50%	4.82%	0.15%	1.43%	-0.13%	-1.21%
LSBI	LSB Financial Corp. of Lafayette IN	$15.63	$24.29	$0.53	$22.57	18.17	69.25%	6.31%	69.25%	29.49x	$0.00	0.00%	0.00%	$385	9.12%	9.12%	4.10%	0.36%	3.89%	0.22%	2.39%
LABC	Louisiana Bancorp, Inc. of LA	$14.97	$54.49	$0.56	$16.92	22.01	88.48%	16.90%	88.48%	26.73x	$0.00	0.00%	0.00%	$322	19.10%	19.10%	0.75%	0.76%	3.51%	0.62%	2.89%
FFFD	North Central Bancshares of IA	$16.96	$22.91	$1.03	$29.48	10.53	57.53%	5.03%	57.53%	16.47x	$0.04	0.24%	2.48%	$456	10.96%	10.96%	4.11%	0.48%	4.46%	0.31%	2.85%
RIVR	River Valley Bancorp of IN	$15.01	$22.73	$1.08	$18.13	9.1	82.79%	5.94%	83.02%	13.90x	$0.84	5.60%	50.91%	$382	8.49%	8.47%	2.52%	0.64%	8.21%	0.42%	5.38%
WAYN	Wayne Savings Bancshares of OH	$8.44	$25.35	$0.69	$12.65	11.41	66.72%	6.19%	70.51%	12.23x	$0.24	2.84%	32.43%	$410	9.28%	8.82%	1.61%	0.55%	5.90%	0.51%	5.50%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.26

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value. Based on the $22.0 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios both equaled 55.56%. In comparison to the average P/B and P/TB ratios for the Peer Group of 74.37% and 76.03%, the Bank’s ratios reflected a discount of 25.29% on a P/B basis and a discount of 26.92% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 77.33% and 77.66%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 28.15% and 28.46%, respectively. At the top of the super range, the Bank’s P/B and P/TB ratios both equaled 63.57%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 14.52% and 16.39%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range reflected discounts of 17.79% and 18.14%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Bank’s P/E multiples.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $22.0 million midpoint of the valuation range, the Bank’s value equaled 9.69% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 9.18%, which implies a premium of 5.56% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 6.72%, the Bank’s pro forma P/A ratio at the midpoint value reflects a premium of 44.20%.

RP® Financial, LC.	VALUATION ANALYSIS
IV.27

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, two standard conversion offerings were completed during the past three months. In comparison to the 39.4% average closing forma P/TB ratio of the recent standard conversions, the Bank’s P/TB ratio of 55.6% at the midpoint value reflects an implied premium of 41.12%. At the top of the superrange, the Bank’s P/TB ratio of 63.6% reflects an implied premium of 61.42% relative to the recent standard conversions average P/TB ratio at closing. The current average P/TB ratio of the two recent standard conversions that are publicly-traded equaled 47.4%, based on closing stock prices as of February 25, 2010. In comparison to the current average P/TB ratio of the recent publicly-traded standard conversions, the Company’s P/TB ratio at the midpoint value reflects an implied premium of 17.30% and at the top of the superrange reflects an implied premium of 34.11%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 25, 2011, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion equaled $22,000,000 at the midpoint, equal to 2,200,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $18,700,000 and a maximum value of $25,300,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 1,870,000 at the minimum and 2,530,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super range value of $29,095,000 without a resolicitation. Based on the $10.00 per share offering

RP® Financial, LC.	VALUATION ANALYSIS
IV.28

price, the super range value would result in total shares outstanding of 2,095,000. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Map of Office Locations

I-2	Audited Financial Statements

I-3	Key Operating Ratios

I-4	Investment Portfolio Composition

I-5	Yields and Costs

I-6	Loan Loss Allowance Activity

I-7	Interest Rate Risk Analysis

I-8	Fixed and Adjustable Rate Loans

I-9	Loan Portfolio Composition

I-10	Contractual Maturity by Loan Type

I-11	Loan Originations, Purchases, Sales and Repayments

I-12	Non-Performing Assets

I-13	Deposit Composition

I-14	Maturity of Time Deposits

I-15	Borrowing Activity

II-1	Description of Office Properties

II-2	Historical Interest Rates

LIST OF EXHIBITS (continued)

Exhibit Number	Description

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of Louisiana Thrift Institutions

III-3	Public Market Pricing of Southeast Thrift Institutions

III-4	Public Market Pricing of Mid-West Thrift Institutions

III-5	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of February 25, 2011

IV-2	Historical Stock Price Indices

IV-3	Historical Thrift Stock Indices

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

IV-9	Peer Group Core Earnings Analysis

V-1	Firm Qualifications Statement

EXHIBIT I-1

State-Investors Bank

Map of Office Locations

Exhibit I-1

State-Investors Bank

Map of Office Locations

EXHIBIT I-2

State-Investors Bank

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-3

State-Investors Bank

Key Operating Ratios

Exhibit I-3

State-Investors Bank

Key Operating Ratios

	At December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)

Selected Operating Data:
Total interest income	$11,597	$12,347	$12,401	$11,032	$10,340
Total interest expense	4,426	5,590	6,446	6,191	4,829

Net interest income	7,171	6,757	5,955	4,841	5,511
Provision (recovery) for loan losses	93	155	(46)	60	60

Net interest income after provision (recovery) for loan losses	7,078	6,602	6,001	4,781	5,451
Total non-interest income (loss)	(49)	166	76	117	107
Total non-interest expense	5,515	5,422	4,435	4,340	4,238

Income before income taxes	1,514	1,346	1,642	557	1,320
Income taxes	538	491	617	189	453

Net income	$976	$855	$1,025	$368	$867

Selected Operating Ratios:(1)
Average yield on interest-earning assets	5.82%	6.16%	6.34%	6.10%	6.30%
Average rate on interest-bearing liabilities	2.38	3.01	3.60	3.68	3.18
Average interest rate spread(2)	3.44	3.15	2.74	2.42	3.12
Net interest margin(2)	3.60	3.37	3.04	2.68	3.36
Average interest-earning assets to average interest-bearing liabilities	107.03	107.79	109.27	107.59	108.05
Net interest income after provision (recovery) for loan losses to non-interest expense	128.34	121.76	135.31	110.16	128.62
Total non-interest expense to average assets	2.60	2.57	2.16	2.28	2.43
Efficiency ratio(3)	77.44	78.32	73.54	87.54	75.44
Return on average assets	0.46	0.41	0.50	0.19	0.50
Return on average equity	4.70	4.34	5.41	2.03	4.92
Average equity to average assets	9.78	9.36	9.25	9.55	10.11

	At or For the Year Ended December 31,
	2010	2009	2008	2007	2006

Asset Quality Ratios:(4)
Non-performing loans as a percent of total loans receivable(5)	0.71%	1.30%	1.17%	0.44%	0.14%
Non-performing assets as a percent of total assets(5)	0.70	1.54	1.12	0.39	0.13
Allowance for loan losses as a percent of non-performing loans	116.13	59.25	64.25	194.72	682.16
Net charge-offs (recoveries) to average loans receivable	0.02	0.05	0.04	—	—

Capital Ratios:(4)
Tier 1 leverage ratio	10.12	9.61	9.26	9.13	10.58
Tier 1 risk-based capital ratio	16.46	15.60	14.80	14.50	16.93
Total risk-based capital ratio	17.52	16.56	15.63	15.27	17.79

Other Data:
Banking offices	4	4	4	4	4

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs (recoveries) to average loans receivable.
(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure, real estate acquired by acceptance of a deed-in-lieu of foreclosure.

Source:	State-Investors’ prospectus.

EXHIBIT I-4

State-Investors Bank

Investment Portfolio Composition

Exhibit I-4

State-Investors Bank

Investment Portfolio Composition

	December 31,
	2010		2009		2008
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(In thousands)
Securities available-for-sale:
Mortgage-backed securities	$8,520	$8,802	$7,662	$7,839	$5,432	$5,349
Investment securities	—	—	354	260	696	542

Total securities available-for-sale	8,520	8,802	8,016	8,099	6,128	5,891

Securities held to maturity:
Mortgage-backed securities	577	594	691	707	824	823

Total securities held to maturity	577	594	691	707	824	823
FHLB stock	1,361	1,361	2,660	2,660	2,924	2,924

Total investment and mortgage-backed securities and FHLB stock	$10,458	$10,757	$11,367	$11,466	$9,876	$9,638

Source:	State-Investors’ prospectus.

EXHIBIT I-5

State-Investors Bank

Yields and Costs

Exhibit I-5

State-Investors Bank

Yields and Costs

		Year Ended December 31,
		2010			2009			2008
	Yield/Rate at December 31, 2010	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	5.90%	$180,600	$11,338	6.28%	$186,215	$12,025	6.46%	$183,161	$11,915	6.51%
Investment and mortgage-backed securities	2.81	8,415	243	2.89	8,493	294	3.46	6,617	338	5.11
Other interest-earning assets	0.10	10,202	16	0.16	5,790	28	0.48	5,876	148	2.52

Total interest-earning assets	5.61%	199,217	11,597	5.82%	200,498	12,347	6.16%	195,654	12,401	6.34%

Non-interest-earning assets		13,239			10,234			9,289

Total assets		$212,456			$210,732			$204,943

Interest-bearing liabilities:
Savings, NOW and money market accounts	0.82%	37,578	304	0.81%	32,932	268	0.81%	30,003	290	0.97%
Certificates of deposit	2.24	113,619	2,756	2.43	100,690	3,202	3.18	87,097	3,502	4.02

Total deposits	1.87	151,197	3,060	2.02	133,622	3,470	2.60	117,100	3,792	3.24
FHLB advances	3.72	34,937	1,366	3.91	52,387	2,120	4.05	61,949	2,655	4.29

Total interest-bearing liabilities	2.14%	186,134	4,426	2.38%	186,009	5,590	3.01%	179,049	6,447	3.60%

Non-interest-bearing liabilities		5,536			5,009			6,939

Total liabilities		191,670			191,018			185,988

Retained earnings		20,786			19,714			18,955

Total liabilities and retained earnings		$212,456			$210,732			$204,943

Net interest-earning assets		$13,083			$14,489			$16,605

Net interest income; average interest rate spread	3.47%		$7,171	3.44%		$6,757	3.15%		$5,954	2.74%

Net interest margin(2)				3.60%			3.37%			3.04%

Average interest-earning assets to average interest-bearing liabilities				107.03%			107.79%			109.27%

(1)	Includes nonaccrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2)	Equals net interest income divided by average interest-earning assets.

Source:	State-Investors’ prospectus.

EXHIBIT I-6

State-Investors Bank

Loan Loss Allowance Activity

Exhibit I-6

State-Investors Bank

Loan Loss Allowance Activity

	At or for the Year Ended December 31,
	2010	2009	2008	2007	2006
		(Dollars in thousands)
Total loans outstanding at end of period	$182,162	$187,723	$185,325	$178,459	$148,861
Allowance for loan losses, beginning of period	1,445	1,389	1,513	1,453	1,393
Provision (recovery) for loan losses	93	155	(46)	60	60
Charge-offs:	—	—	—	—	—
One- to four-family residential	(33)	—	—	—	—
Commercial real estate	—	(99)	—	—	—
Multi-family residential	—	—	(78)	—	—
Land	—	—	—	—	—
Residential construction	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—
Consumer non-real estate loans	—	—	—	—	—
Commercial business loans	—	—	—	—	—

Total charge-offs	(33)	(99)	(78)	—	—

Recoveries on loans previously charged-off	—	—	—	—	—

Allowance for loan losses, end of period	$1,505	$1,445	$1,389	$1,513	$1,453

Allowance for loan losses as a percent of non- performing loans	116.13%	59.25%	64.25%	194.72%	682.16%

Ratio of charge-offs during the period to average loans outstanding during the period	0.02%	0.05%	0.04%	—%	—%

Source:	State-Investors’ prospectus.

EXHIBIT I-7

State-Investors Bank

Interest Rate Risk Analysis

Exhibit I-7

State-Investors Bank

Interest Rate Risk Analysis

Change in Interest Rates In Basis Points	Net Portfolio Value			NPV as % of Portfolio Value of Assets
(Rate Shock)	Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
300bp	$15,312	$(11,533)	(43)%	7.65%	4.60%
200	19,868	(6,977)	(26)	9.60	(2.65)
100	23,961	(2,884)	(11)	11.22	(1.03)
Static	26,845	—	—	12.25	—
(50)	27,474	629	2	12.43	0.18
(100)	28,566	1,721	6	12.80	0.55
(200)	—	—	—	—	—

Source:	State-Investors’ prospectus.

EXHIBIT I-8

State-Investors Bank

Fixed and Adjustable Rate Loans

Exhibit I-8

State-Investors Bank

Fixed and Adjustable Rate Loans

	Fixed-Rate	Floating or Adjustable-Rate	Total
	(In thousands)
One- to four-family residential	$115,072	$12,691	$127,763
Commercial real estate	14,030	21,947	35,977
Multi-family residential	1,381	4,272	5,653
Land	2,691	52	2,743
Residential construction	—	—	—
Home equity lines of credit	989	—	989
Consumer non-real estate loans	375	—	375
Commercial business loans	6	—	6

Total	$134,544	$38,962	$173,506

Source:	State-Investors’ prospectus.

EXHIBIT I-9

State-Investors Bank

Loan Portfolio Composition

Exhibit I-9

State-Investors Bank

Loan Portfolio Composition

	December 31,
	2010		2009		2008		2007		2006
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$128,056	70.30%	$130,293	69.40%	$123,717	66.75%	$115,243	64.58%	$99,252	66.67%
Commercial real estate	37,050	20.34	41,920	22.33	45,096	24.33	45,858	25.70	37,530	25.21
Multi-family residential	5,653	3.10	4,727	2.52	5,224	2.82	5,558	3.11	1,711	1.15
Land	2,743	1.50	2,768	1.48	2,814	1.52	3,063	1.72	3,565	2.40
Residential construction	2,904	1.60	1,208	0.64	875	0.48	89	0.05	250	0.17

Total real estate loans	176,406	96.84%	180,916	96.37%	177,726	95.90%	169,811	95.16%	142,308	95.60%

Other loans:
Home equity lines of credit	4,360	2.40	5,290	2.82	6,167	3.33	7,173	4.02	5,286	3.55
Consumer non-real estate loans	1,390	0.76	1,506	0.81	1,424	0.77	1,470	0.82	1,258	0.85
Commercial business loans	6	— *	11	— *	8	— *	5	— *	9	— *

Total other loans	5,756	3.16%	6,807	3.63%	7,599	4.10%	8,648	4.84%	6,553	4.40%

Total loans	182,162	100.00%	187,723	100.00%	185,325	100.00%	178,459	100.00%	148,861	100.00%

Less:

Deferred loan fees	26		27		6		2		5
Allowance for loan losses	1,505		1,445		1,389		1,513		1,453

Net loans	$180,631		$186,251		$183,930		$176,944		$147,403

*	Not meaningful

Source:	State-Investors’ prospectus.

EXHIBIT I-10

State-Investors Bank

Contractual Maturity by Loan Type

Exhibit I-10

State-Investors Bank

Contractual Maturity by Loan Type

	One- to Four- Family Residential	Commercial Real Estate	Multi- family Residential	Land	Residential Construction	Home Equity Lines of Credit	Consumer Non-Real Estate Loans	Commercial Business Loans	Total
	(In thousands)
Amounts due after
December 31, 2010 in:
One year or less	$293	$1,073	$—	$—	$2,904	$3,371	$1,015	$—	$8,656
After one year through two years	46	1,049	188	—	—	362	71	—	1,716
After two years through three years	332	1,912	96	—	—	144	93	—	2,577
After three years through five years	1,644	2,219	—	30	—	483	155	6	4.537
After five years through ten years	8,056	5,157	827	274	—	—	10	—	14,324
After ten years through 15 years	12,130	8,853	1,758	1,124	—	—	46	—	23,911
After 15 years	105,555	16,787	2,784	1,315	—	—	—	—	126,441

Total	$128,056	$37,050	$5,653	$2,743	$2,904	$4,360	$1,390	$6	$182,162

Source:	State-Investors’ prospectus.

EXHIBIT I-11

State-Investors Bank

Loan Originations, Purchases, Sales and Repayments

Exhibit I-11

State-Investors Bank

Loan Originations, Purchases, Sales and Repayments

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Loan originations:
One- to four-family residential	$6,924	$20,185	$20,814
Commercial real estate	1,842	2,125	1,162
Multi-family residential	858	536	797
Land	693	372	355
Residential construction	5,555	1,445	2,075
Home equity lines of credit	—	—	—
Consumer non-real estate loans	559	494	672
Commercial business loans	—	7	9

Total loan originations	16,431	25,164	25,884
Loans purchased	4,288	10,734	13,499

Loan principal repayments	(25,726)	(32,621)	(32,036)
Decrease due to other items, net(1)	(613)	(956)	(361)

Net increase (decrease) in net loans	$(5,620)	$2,321	$6,986

(1)	Other items consist of loans in process, deferred fees, the allowance for loan losses and the transfer of loans to real estate owned.

Source:	State-Investors’ prospectus.

EXHIBIT I-12

State-Investors Bank

Non-Performing Assets

Exhibit I-12

State-Investors Bank

Non-Performing Assets

	December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Non-accruing loans:
One- to four-family residential	$178	$400	$—	$—	$—
Commercial real estate	—	—	—	—	—
Multi-family residential	—	—	—	—	—
Land	—	—	—	—	—
Residential construction	—	—	—	—	—
Home equity lines of credit
Consumer non-real estate loans	—	—	—	—	—
Commercial business loans	—	—	—	—	—

Total non-accruing loans	178	400	—	—	—

Accruing loans 90 days or more past due:
One- to four-family residential	1,098	1,511	763	775	186
Commercial real estate	—	285	1,379	—	—
Multi-family residential	—	232	—	—	—
Land	—	—	—	—	—
Residential construction	—	—	—	—	—
Home equity lines of credit	—	—	—	—	—
Consumer non-real estate loans	20	11	20	2	27
Commercial business loans	—	—	—	—	—

Total accruing loans 90 days or more past due	1,118	2,039	2,162	777	213

Total non-performing loans	1,296	2,439	2,162	777	213

Other real estate	167	779	155	—	—

Total non-performing assets	$1,463	$3,218	$2,317	$777	$213

Total non-performing loans as a percentage of loans, net	0.72%	1.31%	1.18%	0.44%	0.14%
Total non-performing loans as a percentage of total assets	0.62%	1.17%	1.04%	0.39%	0.13%
Total non-performing assets as a percentage of total assets	0.70%	1.54%	1.12%	0.39%	0.13%

Source:	State-Investors’ prospectus.

EXHIBIT I-13

State-Investors Bank

Deposit Composition

Exhibit I-13

State-Investors Bank

Deposit Composition

	December 31,
	2010		2009		2008
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Certificate accounts:
0.00% - 0.99%	$9,358	5.88%	$45	0.03%	$—	—%
1.00% - 1.99%	58,763	36.93	51,175	35.80	11	0.01
2.00% - 2.99%	20,721	13.02	23,208	16.24	21,457	16.44
3.00% - 3.99%	16,063	10.09	16,255	11.37	47,296	36.24
4.00% - 4.99%	10,022	6.30	13,504	9.45	29,282	22.44
5.00% - or more	—	—	—	—	—	—

Total certificate accounts	114,927	72.22	$104,187	72.89	$98,046	75.13

Transaction accounts:
Savings	21,220	13.34	16,712	11.69	15,227	11.68
Checking:
Interest bearing	14,987	9.42	14,775	10.34	9,937	7.61
Non-interest bearing	3,435	2.16	3,062	2.14	4,071	3.12
Money market	4,561	2.87	4,212	2.95	3,213	2.46

Total transaction accounts	44,203	27.78	38,761	27.11	32,448	24.87

Total deposits	$159,130	100.00%	$142,948	100.00%	$130,494	100.00%

Source:	State-Investors’ prospectus.

EXHIBIT I-14

State-Investors Bank

Maturity of Time Deposits

Exhibit I-14

State-Investors Bank

Maturity of Time Deposits

	Balance at December 31, 2010 Maturing in the 12 Months Ending December 31,
Certificates of Deposit	2011	2012	2013	Thereafter	Total
	(In thousands)
0.00% - 0.99%	$9,334	$—	$13	$8	$9,355
1.00% - 1.99%	49,788	4,534	1,112	—	55,434
2.00% - 2.99%	6,263	4,301	4,732	1,888	17,184
3.00% - 3.99%	2,127	608	662	7,185	10,582
4.00% - 4.99%	1,343	1,333	1,636	2,443	6,755
5.00% or more	—	—	—	—	—

Total certificate accounts	$68,855	$10,776	$8,155	$11,524	$99,310

Source:	State-Investors’ prospectus.

EXHIBIT I-15

State-Investors Bank

Borrowing Activity

Exhibit I-15

State-Investors Bank

Borrowing Activity

	At or For the Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
FHLB advances and other borrowings:
Average balance outstanding	$34,937	$52,387	$61,949
Maximum amount outstanding at any month-end during the period	$44,033	$60,388	$66,567
Balance outstanding at end of period	$26,483	$44,333	$54,797
Average interest rate during the period	3.91%	4.05%	4.29%
Weighted average interest rate at end of period	3.72%	3.94%	4.23%

Source:	State-Investors’ prospectus.

EXHIBIT II-1

Description of Office Properties

Exhibit II-1

State-Investors Bank

Description of Office Properties

Description/Address	Leased/Owned	Date of Lease Expiration	Net Book Value of Property	Amount of Deposits
			(In thousands)

Main Office:

1041 Veterans Boulevard Metairie, Louisiana 70005	Own	N/A	$5,343	$80,921

Branch Offices:

8384 Jefferson Highway Harahan, Louisiana 70123	Own	N/A	210	24,437

2909 Highway 190 Mandeville, Louisiana 70471	Own	N/A	1,422	29,492

301 Harrison Avenue New Orleans, Louisiana 70124	Lease	08/30/2014	466	24,280

Total			$7,441	$159,130

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

	0000000	0000000	0000000	0000000	0000000
Year/Qtr. Ended		Prime Rate	90 Day T-Bill	One Year T-Bill	10 Year T-Bond

2000:	Quarter 1	9.00%	5.88%	6.28%	6.03%
	Quarter 2	9.50%	5.88%	6.08%	6.03%
	Quarter 3	9.50%	6.23%	6.07%	5.80%
	Quarter 4	9.50%	5.89%	5.32%	5.12%

2001:	Quarter 1	8.00%	4.30%	4.09%	4.93%
	Quarter 2	6.75%	3.65%	3.72%	5.42%
	Quarter 3	6.00%	2.40%	2.49%	4.60%
	Quarter 4	4.75%	1.74%	2.17%	5.07%

2002:	Quarter 1	4.75%	1.79%	2.70%	5.42%
	Quarter 2	4.75%	1.70%	2.06%	4.86%
	Quarter 3	4.75%	1.57%	1.53%	3.63%
	Quarter 4	4.25%	1.22%	1.32%	3.83%

2003:	Quarter 1	4.25%	1.14%	1.19%	3.83%
	Quarter 2	4.00%	0.90%	1.09%	3.54%
	Quarter 3	4.00%	0.95%	1.15%	3.96%
	Quarter 4	4.00%	0.95%	1.26%	4.27%

2004:	Quarter 1	4.00%	0.95%	1.20%	3.86%
	Quarter 2	4.00%	1.33%	2.09%	4.62%
	Quarter 3	4.75%	1.70%	2.16%	4.12%
	Quarter 4	5.25%	2.22%	2.75%	4.24%

2005:	Quarter 1	5.75%	2.80%	3.43%	4.51%
	Quarter 2	6.00%	3.12%	3.51%	3.98%
	Quarter 3	6.75%	3.55%	4.01%	4.34%
	Quarter 4	7.25%	4.08%	4.38%	4.39%

2006:	Quarter 1	7.75%	4.63%	4.82%	4.86%
	Quarter 2	8.25%	5.01%	5.21%	5.15%
	Quarter 3	8.25%	4.88%	4.91%	4.64%
	Quarter 4	8.25%	5.02%	5.00%	4.71%

2007:	Quarter 1	8.25%	5.04%	4.90%	4.65%
	Quarter 2	8.25%	4.82%	4.91%	5.03%
	Quarter 3	7.75%	3.82%	4.05%	4.59%
	Quarter 4	7.25%	3.36%	3.34%	3.91%

2008:	Quarter 1	5.25%	1.38%	1.55%	3.45%
	Quarter 2	5.00%	1.90%	2.36%	3.99%
	Quarter 3	5.00%	0.92%	1.78%	3.85%
	Quarter 4	3.25%	0.11%	0.37%	2.25%

2009:	Quarter 1	3.25%	0.21%	0.57%	2.71%
	Quarter 2	3.25%	0.19%	0.56%	3.53%
	Quarter 3	3.25%	0.14%	0.40%	3.31%
	Quarter 4	3.25%	0.06%	0.47%	3.85%

2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%
As of Feb. 25, 2011		3.25%	0.12%	0.28%	3.46%

(1)	End of period data.

Sources:	Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

February 25, 2011

Ticker	Financial Institution	Exchg.	Primary Market	Operating Strat(1)	Total Assets(2)		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
					($Mil)					($)	($Mil)

California Companies

BOFI	Bofi Holding, Inc. Of CA (3)	NASDAQ	San Diego, CA	Thrift	1,661		1	06-30	03/05	15.05	154
PROV	Provident Fin. Holdings of CA (3)	NASDAQ	Riverside, CA	M.B.	1,358		14	06-30	06/96	8.25	94
KFFG	Kaiser Federal Fin Group of CA (3)	NASDAQ	Covina, CA	Thrift	882		9	06-30	11/10	13.60	130
FPTB	First PacTrust Bancorp of CA (3)	NASDAQ	Chula Vista, CA	Thrift	862		9	12-31	08/02	15.98	155
BYFC	Broadway Financial Corp. of CA (3)	NASDAQ	Los Angeles, CA	Thrift	509	S	5	12-31	01/96	2.18	4

Florida Companies

BKU	BankUnited, Inc. (3)	NYSE		Thrift	11,151	S	0		/	28.82	2,679
BBX	BankAtlantic Bancorp Inc of FL (3)	NYSE	FortLauderdaleFL	M.B.	4,528	S	101	12-31	11/83	1.04	65
FCFL	First Community Bk Corp of FL (3)	NASDAQ	Pinellas Park FL	Thrift	506	S	11	12-31	05/03	0.28	2

Mid-Atlantic Companies

HCBK	Hudson City Bancorp, Inc of NJ (3)	NASDAQ	Paramus, NJ	Thrift	61,168		135	12-31	06/05	11.38	5,994
NYB	New York Community Bcrp of NY (3)	NYSE	Westbury, NY	Thrift	41,704	S	281	12-31	11/93	18.63	8,116
AF	Astoria Financial Corp. of NY (3)	NYSE	Lake Success, NY	Thrift	18,090		85	12-31	11/93	14.04	1,374
ISBC	Investors Bcrp MHC of NJ(43.0)	NASDAQ	Short Hills, NJ	Thrift	9,602		83	06-30	10/05	13.41	1,513
NWBI	Northwest Bancshares Inc of PA (3)	NASDAQ	Warren, PA	Thrift	8,149		172	06-30	12/09	12.18	1,343
PFS	Provident Fin. Serv. Inc of NJ (3)	NYSE	Jersey City, NJ	Thrift	6,782	S	83	12-31	01/03	14.77	885
BNCL	Beneficial Mut MHC of PA(43.7)	NASDAQ	Philadelphia, PA	Thrift	4,899	S	65	12-31	07/07	9.00	732
FFIC	Flushing Fin. Corp. of NY (3)	NASDAQ	Lake Success, NY	Thrift	4,325		19	12-31	11/95	14.67	459
DCOM	Dime Community Bancshars of NY (3)	NASDAQ	Brooklyn, NY	Thrift	4,040		25	12-31	06/96	15.55	538
TRST	TrustCo Bank Corp NY of NY (3)	NASDAQ	Glenville, NY	Thrift	3,954		133	12-31	/	5.94	458
WSFS	WSFS Financial Corp. of DE (3)	NASDAQ	Wilmington, DE	Div.	3,799	S	38	12-31	11/86	45.69	390
PBNY	Provident NY Bncrp, Inc. of NY (3)	NASDAQ	Montebello, NY	Thrift	2,941		37	09-30	01/04	9.39	359
KRNY	Kearny Fin Cp MHC of NJ (25.1)	NASDAQ	Fairfield, NJ	Thrift	2,881		40	06-30	02/05	9.82	668
ORIT	Oritani Financial Corp of NJ (3)	NASDAQ	Twnship of WA NJ	Thrift	2,569		23	06-30	06/10	12.65	711
OCFC	OceanFirst Fin. Corp of NJ (3)	NASDAQ	Toms River, NJ	Thrift	2,251		23	12-31	07/96	13.96	263
NFBK	Northfield Bcp MHC of NY(43.4)	NASDAQ	Avenel, NY	Thrift	2,247		19	12-31	11/07	13.31	580
ESBF	ESB Financial Corp. of PA (3)	NASDAQ	Ellwood City, PA	Thrift	1,939	S	24	12-31	06/90	13.72	165
ROMA	Roma Fin Corp MHC of NJ (26.2)	NASDAQ	Robbinsville, NJ	Thrift	1,824	S	27	12-31	07/06	10.37	317
PVSA	Parkvale Financial Corp of PA (3)	NASDAQ	Monroeville, PA	Thrift	1,791		47	06-30	07/87	10.58	59
ABBC	Abington Bancorp, Inc. of PA (3)	NASDAQ	Jenkintown, PA	Thrift	1,247		20	12-31	06/07	12.70	256
CSBK	Clifton Svg Bp MHC of NJ(35.8)	NASDAQ	Clifton, NJ	Thrift	1,125		12	03-31	03/04	11.40	298
FXCB	Fox Chase Bancorp, Inc. of PA (3)	NASDAQ	Hatboro, PA	Thrift	1,096		11	12-31	06/10	12.81	186
ESSA	ESSA Bancorp, Inc. of PA (3)	NASDAQ	Stroudsburg, PA	Thrift	1,081		18	09-30	04/07	12.99	167
BFED	Beacon Federal Bancorp of NY (3)	NASDAQ	East Syracuse NY	Thrift	1,059	S	8	12-31	10/07	14.26	92
CBNJ	Cape Bancorp, Inc. of NJ (3)	NASDAQ	Cape My Ct Hs,NJ	Thrift	1,054	S	17	12-31	02/08	9.85	131
SVBI	Severn Bancorp, Inc. of MD (3)	NASDAQ	Annapolis, MD	Thrift	976	S	4	12-31	/	4.86	49
HARL	Harleysville Svgs Fin Cp of PA (3)	NASDAQ	Harleysville, PA	Thrift	857		8	09-30	08/87	15.24	56
OSHC	Ocean Shore Holding Co. of NJ (3)	NASDAQ	Ocean City, NJ	Thrift	838	S	10	12-31	12/09	12.19	89
CARV	Carver Bancorp, Inc. of NY (3)	NASDAQ	New York, NY	Thrift	744		9	03-31	10/94	1.17	3
FSBI	Fidelity Bancorp, Inc. of PA (3)	NASDAQ	Pittsburgh, PA	Thrift	697	S	13	09-30	06/88	9.07	28
THRD	TF Fin. Corp. of Newtown PA (3)	NASDAQ	Newtown, PA	Thrift	692		14	12-31	07/94	21.87	68
MLVF	Malvern Fed Bncp MHC PA(44.6)	NASDAQ	Paoli, PA	Thrift	691		9	09-30	05/08	7.99	49
ONFC	Oneida Financial Corp. of NY (3)	NASDAQ	Oneida, NY	Thrift	648	S	13	12-31	07/10	9.00	64
BCSB	BCSB Bancorp, Inc. of MD (3)	NASDAQ	Baltimore, MD	Thrift	624		18	09-30	04/08	12.75	41
COBK	Colonial Financial Serv. of NJ (3)	NASDAQ	Bridgeton, NJ	Thrift	593	S	9	12-31	07/10	12.93	54
GCBC	Green Co Bcrp MHC of NY (44.1)	NASDAQ	Catskill, NY	Thrift	531		14	06-30	12/98	18.25	75
MGYR	Magyar Bancorp MHC of NJ(44.7)	NASDAQ	NW Brunswick, NJ	Thrift	526		6	09-30	01/06	4.25	25
BFSB	Brooklyn Fed MHC of NY (28.2)	NASDAQ	Brooklyn, NY	Thrift	524	J	5	09-30	04/05	0.73	9
PBIP	Prudential Bncp MHC PA (25.5)	NASDAQ	Philadelphia, PA	Thrift	524		7	09-30	03/05	6.36	64
NECB	NE Comm Bncrp MHC of NY (44.6)	NASDAQ	White Plains, NY	Thrift	500	S	7	12-31	07/06	6.15	81
ESBK	Elmira Svgs Bank, FSB of NY (3)	NASDAQ	Elmira, NY	Thrift	500		11	12-31	03/85	17.67	35
LSBK	Lake Shore Bnp MHC of NY(39.4)	NASDAQ	Dunkirk, NY	Thrift	476	S	10	12-31	04/06	10.00	60
ALLB	Alliance Bancorp, Inc. of PA (3)	NASDAQ	Broomall, PA	Thrift	469	P	9	12-31	01/11	11.04	60
STND	Standard Financial Corp. of PA (3)	NASDAQ	Monroeville, PA	Thrift	432		12	09-30	10/10	14.67	51
PBHC	Pathfinder BC MHC of NY (36.3)	NASDAQ	Oswego, NY	Thrift	406	S	14	12-31	11/95	8.99	22

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

February 25, 2011

Ticker	Financial Institution	Exchg.	Primary Market	Operating Strat(1)	Total Assets(2)		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
					($Mil)					($)	($Mil)

Mid-Atlantic Companies (continued)

WSB	WSB Holdings, Inc. of Bowie MD (3)	NASDAQ	Bowie, MD	Thrift	386	S	5	12-31	08/88	3.06	24
OBAF	OBA Financial Serv. Inc of MD (3)	NASDAQ	Germantown, MD	Thrift	354		5	06-30	01/10	13.95	65
MSBF	MSB Fin Corp MHC of NJ (40.3)	NASDAQ	Millington, NJ	Thrift	351		5	06-30	01/07	6.09	32
FFCO	FedFirst Financial Corp of PA (3)	NASDAQ	Monessen, PA	Thrift	345	S	9	12-31	09/10	13.50	40
ROME	Rome Bancorp, Inc. of Rome NY (3)	NASDAQ	Rome, NY	Thrift	327		5	12-31	03/05	12.20	83
WVFC	WVS Financial Corp. of PA (3)	NASDAQ	Pittsburgh, PA	Thrift	273		6	06-30	11/93	8.65	18
CMSB	CMS Bancorp Inc of W Plains NY (3)	NASDAQ	White Plains, NY	Thrift	246		6	09-30	04/07	9.15	17

Mid-West Companies

FBC	Flagstar Bancorp, Inc. of MI (3)	NYSE	Troy, MI	Thrift	13,838	S	176	12-31	04/97	1.73	957
TFSL	TFS Fin Corp MHC of OH (26.4)	NASDAQ	Cleveland, OH	Thrift	11,065		39	09-30	04/07	10.47	3,229
CFFN	Capitol Federal Fin Inc. of KS (3)	NASDAQ	Topeka, KS	Thrift	9,798		47	09-30	12/10	12.42	2,080
ABCW	Anchor BanCorp Wisconsin of WI (3)	NASDAQ	Madison, WI	M.B.	3,804	S	55	03-31	07/92	1.12	24
BKMU	Bank Mutual Corp of WI (3)	NASDAQ	Milwaukee, WI	Thrift	3,432	S	80	12-31	10/03	4.67	214
FPFC	First Place Fin. Corp. of OH (3)	NASDAQ	Warren, OH	Thrift	3,153	J	47	06-30	01/99	3 .25	55
UCFC	United Community Fin. of OH (3)	NASDAQ	Youngstown, OH	Thrift	2,318	S	38	12-31	07/98	1.47	45
FDEF	First Defiance Fin. Corp of OH (3)	NASDAQ	Defiance, OH	Thrift	2,036		33	12-31	10/95	14.20	115
WSBF	Waterstone Fin MHC of WI(26.2)	NASDAQ	Wauwatosa, WI	Thrift	1,896	S	10	12-31	10/05	2.82	88
BFIN	BankFinancial Corp. of IL (3)	NASDAQ	Burr Ridge, IL	Thrift	1,570	S	21	12-31	06/05	8.67	183
PULB	Pulaski Fin Cp of St. Louis MO (3)	NASDAQ	St. Louis, MO	Thrift	1,467		12	09-30	12/98	7.31	76
MFSF	MutualFirst Fin. Inc. of IN (3)	NASDAQ	Muncie, IN	Thrift	1,405		33	12-31	12/99	9.70	68
NASB	NASB Fin, Inc. of Grandview MO (3)	NASDAQ	Grandview, MO	Thrift	1,337		9	09-30	09/85	15.11	119
HFFC	HF Financial Corp. of SD (3)	NASDAQ	Sioux Falls, SD	Thrift	1,226		33	06-30	04/92	10.99	77
CASH	Meta Financial Group of IA (3)	NASDAQ	Storm Lake, IA	Thrift	1,130		12	09-30	09/93	17.60	55
CITZ	CFS Bancorp, Inc of Munster IN (3)	NASDAQ	Munster, IN	Thrift	1,122		22	12-31	07/98	5.80	63
HFBC	HopFed Bancorp, Inc. of KY (3)	NASDAQ	Hopkinsville, KY	Thrift	1,121	S	18	12-31	02/98	9.45	69
HMNF	HMN Financial, Inc. of MN (3)	NASDAQ	Rochester, MN	Thrift	907	S	15	12-31	06/94	2.92	13
PVFC	PVF Capital Corp. of Solon OH (3)	NASDAQ	Solon, OH	R.E.	831		18	06-30	12/92	1.88	48
CZWI	Citizens Comm Bncorp Inc of WI (3)	NASDAQ	Eau Claire, WI	Thrift	580		27	09-30	11/06	5.15	26
FCLF	First Clover Leaf Fin Cp of IL (3)	NASDAQ	Edwardsville, IL	Thrift	579	S	4	12-31	07/06	7.10	56
FSFG	First Savings Fin. Grp. of IN (3)	NASDAQ	Clarksville, IN	Thrift	515		12	09-30	12/08	16.65	39
UCBA	United Comm Bncp MHC IN (40.7)	NASDAQ	Lawrenceburg, IN	Thrift	491		9	06-30	03/06	7.50	59
FFFD	North Central Bancshares of IA (3)	NASDAQ	Fort Dodge, IA	Thrift	456	S	11	12-31	03/96	16.96	23
FCAP	First Capital, Inc. of IN (3)	NASDAQ	Corydon, IN	Thrift	452	S	13	12-31	01/99	16.20	45
LPSB	LaPorte Bancrp MHC of IN(45.0)	NASDAQ	La Porte, IN	Thrift	449	S	8	12-31	10/07	9.80	45
WAYN	Wayne Savings Bancshares of OH (3)	NASDAQ	Wooster, OH	Thrift	410		11	03-31	01/03	8.44	25
LSBI	LSB Fin. Corp. of Lafayette IN (3)	NASDAQ	Lafayette, IN	Thrift	385	S	5	12-31	02/95	15.63	24
RIVR	River Valley Bancorp of IN (3)	NASDAQ	Madison, IN	Thrift	382	S	10	12-31	12/96	15.01	23
CHEV	Cheviot Fin Cp MHC of OH(38.5)	NASDAQ	Cincinnati, OH	Thrift	351	S	6	12-31	01/04	8.50	75
WBKC	Wolverine Bancorp, Inc. of MI (3)	NASDAQ	Midland, MI	Thrift	328	P	5	12-31	01/11	13.56	34
JXSB	Jacksonville Bancorp Inc of IL (3)	NASDAQ	Jacksonville, IL	Thrift	304	S	7	12-31	07/10	12.50	24
CFBK	Central Federal Corp. of OH (3)	NASDAQ	Fairlawn, OH	Thrift	287	S	4	12-31	12/98	1.51	6
FFHS	First Franklin Corp. of OH (3)	NASDAQ	Cincinnati, OH	Thrift	275	S	8	12-31	01/88	14.41	24
KFFB	KY Fst Fed Bp MHC of KY (39.3)	NASDAQ	Hazard, KY	Thrift	241		4	06-30	03/05	9.00	70
FFNM	First Fed of N. Michigan of MI (3)	NASDAQ	Alpena, MI	Thrift	226	S	8	12-31	04/05	3.86	11
PFED	Park Bancorp of Chicago IL (3)	NASDAQ	Chicago, IL	Thrift	215	S	5	12-31	08/96	4.10	5
FFDF	FFD Financial Corp of Dover OH (3)	NASDAQ	Dover, OH	Thrift	209		5	06-30	04/96	14.75	15
FBSI	First Bancshares, Inc. of MO (3)	NASDAQ	Mntn Grove, MO	Thrift	204		11	06-30	12/93	6.72	10

New England Companies

PBCT	Peoples United Financial of CT (3)	NASDAQ	Bridgeport, CT	Div.	25,039		340	12-31	04/07	13.11	4,708
NAL	NewAlliance Bancshares of CT (3)	NYSE	New Haven, CT	Thrift	9,028		89	12-31	04/04	15.66	1,644
BHLB	Berkshire Hills Bancorp of MA (3)	NASDAQ	Pittsfield, MA	Thrift	2,881		44	12-31	06/00	22.57	318
DNBK	Danvers Bancorp, Inc. of MA (3)	NASDAQ	Danvers, MA	Thrift	2,853		28	12-31	01/08	21.78	451
BRKL	Brookline Bancorp, Inc. of MA (3)	NASDAQ	Brookline, MA	Thrift	2,720		20	12-31	07/02	10.51	621
EBSB	Meridian Fn Serv MHC MA (41.4)	NASDAQ	East Boston, MA	Thrift	1,836		25	12-31	01/08	13.03	293
RCKB	Rockville Fin MHC of CT (43.3)	NASDAQ	Vrn Rockville CT	Thrift	1,640	S	22	12-31	05/05	16.07	303
UBNK	United Financial Bncrp of MA (3)	NASDAQ	W Springfield MA	Thrift	1,585		24	12-31	12/07	15.21	245
WFD	Westfield Fin. Inc. of MA (3)	NASDAQ	Westfield, MA	Thrift	1,240		11	12-31	01/07	9.20	259

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

February 25, 2011

Ticker	Financial Institution	Exchg.	Primary Market	Operating Strat (1)	Total Assets (2)		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
					($Mil)					($)	($Mil)

New England Companies (continued)

HIFS	Hingham Inst. for Sav. of MA (3)	NASDAQ	Hingham, MA	Thrift	1,018		10	12-31	12/88	50.05	106
NHTB	NH Thrift Bancshares of NH (3)	NASDAQ	Newport, NH	Thrift	995		27	12-31	05/86	13.40	77
LEGC	Legacy Bancorp, Inc. of MA (3)	NASDAQ	Pittsfield, MA	Thrift	972	S	20	12-31	10/05	13.45	116
SIFI	SI Financial Group, Inc. of CT (3)	NASDAQ	Willimantic, CT	Thrift	936	P	21	12-31	01/11	9.30	98
CBNK	Chicopee Bancorp, Inc. of MA (3)	NASDAQ	Chicopee, MA	Thrift	574		8	12-31	07/06	13.73	83
NVSL	Naug Vlly Fin MHC of CT (40.4)	NASDAQ	Naugatuck, CT	Thrift	568		10	12-31	10/04	8.42	59
HBNK	Hampden Bancorp, Inc. of MA (3)	NASDAQ	Springfield, MA	Thrift	565		9	06-30	01/07	12.30	84
PEOP	Peoples Fed Bancshrs Inc of MA (3)	NASDAQ	Brighton, MA	Thrift	530		6	09-30	07/10	13.92	99
CEBK	Central Bncrp of Somerville MA (3)	NASDAQ	Somerville, MA	Thrift	512		11	03-31	10/86	18.36	31
PSBH	PSB Hldgs Inc MHC of CT (42.9)	NASDAQ	Putnam, CT	Thrift	481		8	06-30	10/04	5.35	35
NFSB	Newport Bancorp, Inc. of RI (3)	NASDAQ	Newport, RI	Thrift	450		6	12-31	07/06	14.00	49
MFLR	Mayflower Bancorp, Inc. of MA (3)	NASDAQ	Middleboro, MA	Thrift	249	S	8	04-30	12/87	8.40	17

North-West Companies

WFSL	Washington Federal, Inc. of WA (3)	NASDAQ	Seattle, WA	Thrift	13,486	S	163	09-30	11/82	17.86	2,005
FFNW	First Fin NW, Inc of Renton WA (3)	NASDAQ	Renton, WA	Thrift	1,194		1	12-31	10/07	5.90	111
RVSB	Riverview Bancorp, Inc. of WA (3)	NASDAQ	Vancouver, WA	Thrift	838		17	03-31	10/97	3.08	69
TSBK	Timberland Bancorp, Inc. of WA (3)	NASDAQ	Hoquiam, WA	Thrift	722		22	09-30	01/98	5.82	41
ANCB	Anchor Bancorp of Aberdeen, WA (3)	NASDAQ	Aberdeen, WA	Thrift	544	P	15	06-30	01/11	10.45	27

South-East Companies

FFCH	First Fin. Holdings Inc. of SC (3)	NASDAQ	Charleston, SC	Thrift	3,301		67	09-30	11/83	10.61	175
SUPR	Superior Bancorp of AL (3)	NASDAQ	Birmingham, AL	Thrift	3,167	S	69	12-31	12/98	0.57	7
CSBC	Citizens South Bnkg Corp of NC (3)	NASDAQ	Gastonia, NC	Thrift	1,064		21	12-31	10/02	4.79	55
CHFN	Charter Fin Corp MHC GA (49.0)	NASDAQ	West Point, GA	Thrift	1,064		17	09-30	09/10	10.00	186
ACFCD	Atlantic Coast Fin. Corp of GA (3)	NASDAQ	Waycross, GA	Thrift	907	P	12	12-31	02/11	10.37	27
TSH	Teche Hlding Cp of N Iberia LA (3)	AMEX	New Iberia, LA	Thrift	754		19	09-30	04/95	36.70	76
HBOS	Heritage Fin Group, Inc of GA (3)	NASDAQ	Albany, GA	Thrift	719	P	16	12-31	11/10	13.12	114
HBCP	Home Bancorp Inc. Lafayette LA (3)	NASDAQ	Lafayette, LA	Thrift	700		18	12-31	10/08	14.52	118
FFBH	First Fed. Bancshares of AR (3)	NASDAQ	Harrison, AR	Thrift	632	S	18	12-31	05/96	2.84	14
JFBI	Jefferson Bancshares Inc of TN (3)	NASDAQ	Morristown, TN	Thrift	614		12	06-30	07/03	4.00	27
CFFC	Community Fin. Corp. of VA (3)	NASDAQ	Staunton, VA	Thrift	528		11	03-31	03/88	3.34	15
OFED	Oconee Fed Fn Cp MHC SC (35.0)	NASDAQ	Seneca, SC	Thrift	362	P	5	06-30	01/11	12.46	79
FABK	First Advantage Bancorp of TN (3)	NASDAQ	Clarksville, TN	Thrift	345	S	5	12-31	11/07	13.50	55
LABC	Louisiana Bancorp, Inc. of LA (3)	NASDAQ	Metairie, LA	Thrift	322	S	3	12-31	07/07	14.97	54
AFCB	Athens Bancshares, Inc. of TN (3)	NASDAQ	Athens, TN	Thrift	286	S	7	12-31	01/10	13.51	38
GSLA	GS Financial Corp. of LA (3)	NASDAQ	Metairie, LA	Thrift	264		5	12-31	04/97	10.70	13
HFBL	Home Federal Bancorp Inc of LA (3)	NASDAQ	Shreveport, LA	Thrift	211		5	06-30	12/10	13.20	40

South-West Companies

VPFG	ViewPoint Financal Group of TX (3)	NASDAQ	Plano, TX	Thrift	2,986	S	24	12-31	07/10	13.12	457
OABC	OmniAmerican Bancorp Inc of TX (3)	NASDAQ	Fort Worth, TX	Thrift	1,108		16	12-31	01/10	15.64	186
SPBC	SP Bancorp, Inc. of Piano, TX (3)	NASDAQ	Plano, TX	Thrift	235	P	8	12-31	11/10	10.30	18

Western Companies (Excl CA)

TBNK	Territorial Bancorp, Inc of HI (3)	NASDAQ	Honolulu, HI	Thrift	1,443		25	12-31	07/09	19.63	239
HOME	Home Federal Bancorp Inc of ID (3)	NASDAQ	Nampa, ID	Thrift	1,381		37	09-30	12/07	11.11	186
EBMT	Eagle Bancorp Montanta of MT (3)	NASDAQ	Helena, MT	Thrift	333		6	06-30	04/10	11.38	46
Other Areas

NOTES:	(1) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified, and Ret.=Retail Banking.
(2) Most recent quarter end available (E=Estimated, and P=Pro Forma)

Source: SNL Financial, LC.

Date of Last Update: 02/25/11

EXHIBIT III-2

Public Market Pricing of Louisiana Thrift Institutions

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit III-2

Market Pricing Comparatives

Prices As of February 25, 2011

		Market		Per Share Data		Pricing Ratios(3)					Dividends(4)			Financial Characteristics(6)
		Capitalization		Core 12-Mth EPS(2)	Book Value/ Share
		Price/ Share(1)	Market Value								Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tng Eq/ Assets	NPAs/ Assets	Reported		Core
Financial Institution						P/E	P/B	P/A	P/TB	P/CORE								ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		11.30	321.13	-0.06	13.19	18.67	86.82	10.56	95.02	18.88	0.21	1.61	28.29	2,705	11.51	10.83	4.60	0.04	1.39	-0.03	1.05
State of LA		18.02	60.50	0.92	21.71	21.74	81.20	13.61	82.45	19.95	0.42	1.90	18.40	450	16.50	16.37	1.94	0.74	4.71	0.50	3.33

Comparable Group

State of LA
GSLA	GS Financial Corp. of LA	10.70	13.46	-0.27	22.01	33.44	48.61	5.10	48.61	NM	0.40	3.74	NM	264	10.50	10.50	4.82	0.15	1.43	-0.13	-1.21
HBCP	Home Bancorp Inc. Lafayette LA	14.52	118.06	0.64	16.18	25.03	89.74	16.86	90.98	22.69	0.00	0.00	0.00	700	18.78	18.58	0.27	0.71	3.56	0.78	3.93
HFBL	Home Federal Bancorp Inc of LA	13.20	40.21	0.17	16.61	17.60	79.47	19.06	79.47	NM	0.24	1.82	32.00	211	23.99	23.99	0.05	1.13	5.42	0.26	1.23
LABC	Louisiana Bancorp, Inc. of LA	14.97	54.49	0.56	16.92	22.01	88.48	16.90	88.48	26.73	0.00	0.00	0.00	322	19.10	19.10	NA	0.76	3.51	0.62	2.89
TSH	Teche Hlding Cp of N Iberia LA	36.70	76.26	3.52	36.81	10.61	99.70	10.12	104.74	10.43	1.44	3.92	41.62	754	10.15	9.71	2.60	0.95	9.65	0.96	9.82

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items on a tax effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.
(4)	Indicated twelve month dividend, based on last quarterly dividend declared.
(5)	Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7)	Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP Financial, LC.

EXHIBIT III-2

Public Market Pricing of Louisiana Thrift Institutions

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit III-2

Market Pricing Comparatives

Prices As of February 25, 2011

		Market		Per Share Data		Pricing Ratios(3)					Dividends(4)			Financial Characteristics(6)
		Capitalization		Core 12-Mth EPS(2)	Book Value/ Share
		Price/ Share(1)	Market Value								Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tng Eq/ Assets	NPAs/ Assets	Reported		Core
Financial Institution						P/E	P/B	P/A	P/TB	P/CORE								ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		11.30	321.13	-0.06	13.19	18.67	86.82	10.56	95.02	18.88	0.21	1.61	28.29	2,705	11.51	10.83	4.60	0.04	1.39	-0.03	1.05
State of LA		18.02	60.50	0.92	21.71	21.74	81.20	13.61	82.45	19.95	0.42	1.90	18.40	450	16.50	16.37	1.94	0.74	4.71	0.50	3.33

Comparable Group

State of LA
GSLA	GS Financial Corp. of LA	10.70	13.46	-0.27	22.01	33.44	48.61	5.10	48.61	NM	0.40	3.74	NM	264	10.50	10.50	4.82	0.15	1.43	-0.13	-1.21
HBCP	Home Bancorp Inc. Lafayette LA	14.52	118.06	0.64	16.18	25.03	89.74	16.86	90.98	22.69	0.00	0.00	0.00	700	18.78	18.58	0.27	0.71	3.56	0.78	3.93
HFBL	Home Federal Bancorp Inc of LA	13.20	40.21	0.17	16.61	17.60	79.47	19.06	79.47	NM	0.24	1.82	32.00	211	23.99	23.99	0.05	1.13	5.42	0.26	1.23
LABC	Louisiana Bancorp, Inc. of LA	14.97	54.49	0.56	16.92	22.01	88.48	16.90	88.48	26.73	0.00	0.00	0.00	322	19.10	19.10	NA	0.76	3.51	0.62	2.89
TSH	Teche Hlding Cp of N Iberia LA	36.70	76.26	3.52	36.81	10.61	99.70	10.12	104.74	10.43	1.44	3.92	41.62	754	10.15	9.71	2.60	0.95	9.65	0.96	9.82

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items on a tax effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.
(4)	Indicated twelve month dividend, based on last quarterly dividend declared.
(5)	Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7)	Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP Financial, LC.

EXHIBIT III-3

Public Market Pricing of Southeast Thrift Institutions

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit III-3

Market Pricing Comparatives

Prices As of February 25, 2011

		Market		Per Share Data		Pricing Ratios (3)					Dividends (4)			Financial Characteristics (6)
		Capitalization		Core 12-Mth EPS(2)	Book Value/ Share
		Price/ Share(1)	Market Value								Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tng Eq/ Assets	NPAs/ Assets	Reported		Core
Financial Institution						P/E	P/B	P/A	P/TB	P/CORE								ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		11.30	321.13	-0.06	13.19	18.67	86.82	10.56	95.02	18.88	0.21	1.61	28.29	2,705	11.51	10.83	4.60	0.04	1.39	-0.03	1.05
Special Selection Grouping (8)		12.39	63.39	-0.51	15.94	21.27	78.24	11.53	80.30	19.44	0.20	1.21	11.38	763	11.84	11.65	3.01	-0.07	-0.87	-0.13	-0.34

Comparable Group

Special Comparative Group (8)
AFCB	Athens Bancshares, Inc. of TN	13.51	37.52	0.13	18.20	NM	74.23	13.11	74.89	NM	0.20	1.48	NM	286	17.65	17.53	NA	0.11	0.76	0.13	0.89
ACFCD	Atlantic Coast Fin. Corp of GA	10.37	27.27	-9.12	24.51	NM	42.31	3.01	42.38	NM	0.00	0.00	NM	907	1.11	1.11	NA	-2.03	NM	-2.65	NM
CHFN	Charter Fin Corp MHC GA (49.0)	10.00	114.58	-0.21	7.26	NM	137.74	17.47	143.27	NM	0.20	2.00	NM	1,064	12.69	12.26	2.72	0.26	2.20	-0.35	-2.88
CSBC	Citizens South Bnkg Corp of NC	4.79	55.13	1.86	6.34	7.26	75.55	5.18	77.38	2.58	0.04	0.84	6.06	1,064	8.78	8.63	NA	0.74	8.37	2.08	23.57
CFFC	Community Fin. Corp. of VA	3.34	14.57	0.15	8.42	22.27	39.67	2.76	39.67	22.27	0.00	0.00	0.00	528	9.29	9.29	7.56	0.12	1.33	0.12	1.33
FABK	First Advantage Bancorp of TN	13.50	55.46	0.17	16.35	NM	82.57	16.08	82.57	NM	0.20	1.48	NM	345	19.48	19.48	NA	0.23	1.13	0.20	1.01
FFBH	First Fed. Bancshares of AR (7)	2.84	13.77	-5.30	4.79	NM	59.29	2.18	59.29	NM	0.00	0.00	NM	632	6.24	6.24	15.74	-3.40	NM	-3.69	NM
FFCH	First Fin. Holdings Inc. of SC	10.61	175.35	-2.11	15.15	NM	70.03	5.31	82.50	NM	0.20	1.89	NM	3,301	9.55	8.50	4.72	-1.04	-10.59	-1.04	-10.59
GSLA	GS Financial Corp. of LA	10.70	13.46	-0.27	22.01	33.44	48.61	5.10	48.61	NM	0.40	3.74	NM	264	10.50	10.50	4.82	0.15	1.43	-0.13	-1.21
HBOS	Heritage Fin Group, Inc of GA	13.12	114.29	0.19	13.74	NM	95.49	15.89	97.62	NM	0.12	0.91	NM	719	7.35	7.17	NA	-0.19	-2.64	0.23	3.13
HBCP	Home Bancorp Inc. Lafayette LA	14.52	118.06	0.64	16.18	25.03	89.74	16.86	90.98	22.69	0.00	0.00	0.00	700	18.78	18.58	0.27	0.71	3.56	0.78	3.93
HFBL	Home Federal Bancorp Inc of LA	13.20	40.21	0.17	16.61	17.60	79.47	19.06	79.47	NM	0.24	1.82	32.00	211	23.99	23.99	0.05	1.13	5.42	0.26	1.23
JFBI	Jefferson Bancshares Inc of TN	4.00	26.54	-3.73	8.51	NM	47.00	4.33	48.96	NM	0.00	0.00	NM	614	9.20	8.87	NA	-3.64	-35.48	-3.84	-37.49
LABC	Louisiana Bancorp, Inc. of LA	14.97	54.49	0.56	16.92	22.01	88.48	16.90	88.48	26.73	0.00	0.00	0.00	322	19.10	19.10	NA	0.76	3.51	0.62	2.89
OFED	Oconee Fed Fn Cp MHC SC (35.0)	12.46	27.67	0.39	12.09	31.95	103.06	21.84	103.06	31.95	0.00	0.00	0.00	362	0.00	0.00	1.35	0.68	NM	0.68	NM
SUPR	Superior Bancorp of AL (7)	0.57	7.16	-17.42	0.24	NM	237.50	0.23	NM	NM	0.00	0.00	NM	3,167	0.49	0.05	15.24	-6.34	NM	-6.70	NM
TSH	Teche Hiding Cp of N Iberia LA	36.70	76.26	3.52	36.81	10.61	99.70	10.12	104.74	10.43	1.44	3.92	41.62	754	10.15	9.71	2.60	0.95	9.65	0.96	9.82

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items on a tax effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.
(4)	Indicated twelve month dividend, based on last quarterly dividend declared.
(5)	Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7)	Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)	Includes South-East Companies;

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP Financial, LC.

EXHIBIT III-4

Public Market Pricing of Mid-West Thrift Institutions

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit III-4

Market Pricing Comparatives

Prices As of February 25, 2011

		Market		Per Share Data		Pricing Ratios(3)					Dividends(4)			Financial Characteristics(6)
		Capitalization		Core 12-Mth EPS(2)	Book Value/ Share
		Price/ Share(1)	Market Value								Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tng Eq/ Assets	NPAs/ Assets	Reported		Core
Financial Institution						P/E	P/B	P/A	P/TB	P/CORE								ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		11.30	321.13	-0.06	13.19	18.67	86.82	10.56	95.02	18.88	0.21	1.61	28.29	2,705	11.51	10.83	4.60	0.04	1.39	-0.03	1.05
Special Selection Grouping(8)		8.80	147.48	-0.38	12.88	15.88	71.78	8.07	76.59	18.35	0.19	1.76	24.17	1,856	10.54	9.95	5.10	-0.19	-2.00	-0.43	-3.33

Comparable Group

Special Comparative Group(8)
ABCW	Anchor BanCorp Wisconsin of WI	1.12	24.28	-3.40	0.15	NM	NM	0.64	NM	NM	0.00	0.00	NM	3,804	2.13	0.67	13.74	-1.09	NM	-1.73	NM
BKMU	Bank Mutual Corp of WI	4.67	213.74	-0.23	8.65	NM	53.99	6.23	62.43	NM	0.12	2.57	NM	3,432	11.62	10.22	NA	0.14	1.25	-0.30	-2.61
BFIN	BankFinancial Corp. of IL	8.67	182.59	-0.01	12.32	NM	70.37	11.63	78.04	NM	0.28	3.23	NM	1,570	16.52	15.15	4.29	-0.03	-0.16	-0.01	-0.08
CITZ	CFS Bancorp, Inc of Munster IN	5.80	62.93	0.27	10.41	18.13	55.72	5.61	55.77	21.48	0.04	0.69	12.50	1,122	10.07	10.06	7.87	0.32	3.09	0.27	2.61
CFFN	Capitol Federal Fin Inc. of KS	12.42	2080.28	0.37	12.05	NM	103.07	21.23	103.07	33.57	0.30	2.42	NM	9,798	20.60	20.60	NA	0.40	3.02	0.71	5.32
CFBK	Central Federal Corp. of OH	1.51	6.22	-2.21	2.30	NM	65.65	2.17	66.52	NM	0.00	0.00	NM	287	5.78	5.72	4.83	-2.88	-38.43	-3.24	-43.33
CHEV	Cheviot Fin Cp MHC of OH(38.5)	8.50	29.01	0.20	7.96	35.42	106.78	21.49	106.78	NM	0.48	5.65	NM	351	20.13	20.13	NA	0.61	3.07	0.51	2.55
CZWI	Citizens Comm Bncorp Inc of WI	5.15	26.33	-1.18	10.13	NM	50.84	4.54	51.55	NM	0.00	0.00	NM	580	8.93	8.81	2.65	-1.30	-13.97	-1.04	-11.22
FFDF	FFD Financial Corp of Dover OH	14.75	14.93	0.85	18.34	11.09	80.43	7.14	80.43	17.35	0.68	4.61	51.13	209	8.87	8.87	1.48	0.66	7.36	0.42	4.71
FBSI	First Bancshares, Inc. of MO	6.72	10.42	-1.99	13.25	NM	50.72	5.10	51.03	NM	0.00	0.00	NM	204	10.05	9.99	NA	-1.55	-14.39	-1.46	-13.57
FCAP	First Capital, Inc. of IN	16.20	45.15	1.04	17.41	13.85	93.05	9.98	104.99	15.58	0.76	4.69	64.96	452	10.75	9.65	NA	0.71	6.90	0.63	6.13
FCLF	First Clover Leaf Fin Cp of IL	7.10	56.17	0 .17	9.89	28.40	71.79	9.71	85.54	NM	0.24	3.38	NM	579	13.52	11.60	2.68	0.34	2.54	0.23	1.72
FDEF	First Defiance Fin. Corp of OH	14.20	115.28	0.19	25.11	18.93	56.55	5.66	82.22	NM	0.00	0.00	0.00	2,036	11.80	8.95	NA	0.30	2.56	0.08	0.65
FFNM	First Fed of N. Michigan of MI	3.86	11.13	-0.93	8.27	NM	46.67	4.93	48.07	NM	0.00	0.00	NM	226	10.57	10.29	5.95	-1.09	-10.48	-1.16	-11.20
FFHS	First Franklin Corp. of OH(7)	14.41	24.30	-2.32	12.56	NM	114.73	8.84	114.73	NM	0.00	0.00	NM	275	7.70	7.70	NA	-0.72	-9.38	-1.35	-17.70
FPFC	First Place Fin. Corp. of OH	3.25	55.17	-2.91	10.76	NM	30.20	1.75	31.74	NM	0.00	0.00	NM	3,153	8.01	7.75	4.42	-1.10	-13.16	-1.52	-18.23
FSFG	First Savings Fin. Grp. of IN	16.65	39.44	1.61	22.86	13.99	72.83	7.66	86.05	10.34	0.00	0.00	0.00	515	10.51	9.05	NA	0.56	5.23	0 .76	7.07
FBC	Flagstar Bancorp, Inc. of MI	1.73	957.23	-0.87	1.47	NM	117.69	6.92	117.69	NM	0.00	0.00	NM	13,838	7.68	7.68	NA	-1.80	-28.22	-3.41	NM
HFFC	HF Financial Corp. of SD	10.99	76.70	0.42	13.53	14.85	81.23	6.26	85.19	26.17	0.45	4.09	60.81	1,226	7.70	7.37	2.91	0.42	5.51	0.24	3.13
HMNF	HMN Financial, Inc. of MN	2.92	12.59	-5.08	13.00	NM	22.46	1.39	22.46	NM	0.00	0.00	NM	907	8.83	8.83	NA	-1.90	-20.17	-2.20	-23.39
HFBC	HopFed Bancorp, Inc. of KY	9.45	69.32	0.65	13.80	8.75	68.48	6.19	69.13	14.54	0.32	3.39	29.63	1,121	10.64	10.57	NA	0.74	8.33	0.45	5.01
JXSB	Jacksonville Bancorp Inc of IL	12.50	24.09	0.57	19.09	13.74	65.48	7.93	70.74	21.93	0.30	2.40	32.97	304	12.11	11.31	NA	0.59	6.29	0.37	3.94
KFFB	KY Fst Fed Bp MHC of KY (39.3)	9.00	28.11	0.16	7.47	NM	120.48	29.04	161.29	NM	0.40	4.44	NM	241	24.10	19.17	3.15	0.56	2.29	0.52	2.15
LSBI	LSB Fin. Corp. of Lafayette IN	15.63	24.29	0.53	22.57	18.17	69.25	6.31	69.25	29.49	0.00	0.00	0.00	385	9.12	9.12	4.10	0.36	3.89	0.22	2.39
LPSB	LaPorte Bancrp MHC of IN(45.0)	9.80	20.26	0.46	11.15	15.08	87.89	10.01	107.10	21.30	0.00	0.00	0.00	449	11.39	9.54	1.45	0.71	5.96	0.50	4.22
CASH	Meta Financial Group of IA	17.60	54.77	3.66	22.73	4.60	77.43	4.85	78.78	4.81	0.52	2.95	13.58	1,130	6.26	6.16	NA	1.19	18.61	1.13	17.78
MFSF	MutualFirst Fin. Inc. of IN	9.70	67.75	0.60	14.22	14.26	68.21	4.82	71.48	16.17	0.24	2.47	35.29	1,405	9.33	9.05	3.20	0.33	3.60	0.29	3.18
NASB	NASB Fin, Inc. of Grandview MO	15.11	118.89	-2.32	21.58	16.98	70.02	8.89	71.07	NM	0.00	0.00	0.00	1,337	12.70	12.53	5.34	0.49	4.20	-1.27	-10.95
FFFD	North Central Bancshares of IA	16.96	22.91	1.03	29.48	10.53	57.53	5.03	57.53	16.47	0.04	0.24	2.48	456	10.96	10.96	4.11	0.48	4.46	0.31	2.85
PVFC	PVF Capital Corp. of Solon OH	1.88	48.26	-0.42	3.03	NM	62.05	5.81	62.05	NM	0.00	0.00	NM	831	9.36	9.36	9.28	-0.69	-7.72	-1.26	-14.09
PFED	Park Bancorp of Chicago IL	4.10	4.89	-4.21	17.71	NM	23.15	2.27	23.15	NM	0.00	0.00	NM	215	9.81	9.81	NA	-2.33	-22.14	-2.32	-22.03
PULB	Pulaski Fin Cp of St. Louis MO	7.31	76.36	-0.11	8.37	24.37	87.34	5.21	91.60	NM	0.38	5.20	NM	1,467	8.09	7.83	NA	0.22	2.71	-0.08	-0.99
RIVR	River Valley Bancorp of IN	15.01	22.73	1.08	18.13	9.10	82.79	5.94	83.02	13.90	0.84	5.60	50.91	382	8.49	8.47	NA	0.64	8.21	0.42	5.38
TFSL	TFS Fin Corp MHC of OH (26.4)	10.47	850.12	-0.07	5.67	NM	184.66	29.18	185.64	NM	0.00	0.00	NM	11,065	15.80	15.73	3.57	-0.06	-0.35	-0.20	-1.23
UCBA	United Comm Bncp MHC IN (40.7)	7.50	23.93	0.12	7.04	NM	106.53	11.99	114.16	NM	0.44	5.87	NM	491	11.25	10.58	NA	0.25	2 .12	0.20	1.70
UCFC	United Community Fin. of OH	1.47	45.46	-1.40	6.51	NM	22.58	1.96	22.65	NM	0.00	0.00	NM	2,318	8.69	8.66	8.47	-1.54	-16.69	-1.85	-19.97
WSBF	Waterstone Fin MHC of WI(26.2)	2.82	23.12	-0.65	5.56	NM	50.72	4.65	50.72	NM	0.00	0.00	NM	1,896	9.16	9.16	9.76	-0.30	-3.27	-1.08	-11.82
WAYN	Wayne Savings Bancshares of OH	8.44	25.35	0.69	12.65	11.41	66.72	6.19	70.51	12.23	0.24	2.84	32.43	410	9.28	8.82	NA	0.55	5.90	0.51	5.50
WBKC	Wolverine Bancorp, Inc. of MI	13.56	34.01	-1.08	24.93	NM	54.39	10.36	54.39	NM	0.00	0.00	NM	328	0.00	0.00	3.75	-1.33	NM	-0.82	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items on a tax effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.
(4)	Indicated twelve month dividend, based on last quarterly dividend declared.
(5)	Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7)	Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)	Includes Mid-West Companies;

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP Financial, LC.

Exhibit III-5

Peer Group Market Area Comparative Analysis

Exhibit III-5

Peer Group Market Area Comparative Analysis

				Proj.			Per Capita Income		Deposit
Institution	County	Population		Pop.	2000-2010 % Change	2010-2015 % Change	2010 Amount	% State Average	Market
		2000	2010	2015					Share(1)
		(000)	(000)

Athens Bancshares, Inc. - TN	McMinn	49	53	54	7.2%	3.0%	$20,206	82.9%	19.8%
FFD Financial Corp. - OH	Tuscarawas	91	92	92	0.9%	-0.2%	$20,646	79.6%	14.1%
First Advantage Bancorp - TN	Montgomery	135	164	175	21.4%	7.2%	$22,987	94.3%	11.3%
First Capital, Inc. - IN	Harrison	34	38	39	9.5%	2.9%	$23,094	90.6%	36.6%
GS Financial Corp. - LA	Jefferson	455	435	430	-4.4%	-1.2%	$21,827	114.0%	1.7%
LSB Financial Corp. - IN	Tippecanoe	149	169	180	13.2%	6.7%	$24,477	96.0%	15.0%
Louisiana Bancorp, Inc. - LA	Jefferson	455	435	430	-4.4%	-1.2%	$21,827	114.0%	1.8%
North Central Bancshares - IA	Webster	40	39	38	-3.4%	-2.3%	$22,926	90.3%	17.4%
River Valley Bancorp - IN	Jefferson	32	33	33	3.7%	1.3%	$22,318	87.5%	53.6%
Wayne Savings Bancshares - OH	Wayne	112	116	117	4.2%	1.0%	$22,238	85.7%	13.1%

	Averages:	155	157	159	4.8%	1.7%	$22,255	93.5%	18.4%
	Medians:	101	104	104	3.9%	1.1%	$22,278	90.5%	14.5%

State-Investors Bank - LA	Jefferson	455	435	430	-4.4%	-1.2%	$21,827	114.0%	1.1%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2010.

Sources: SNL Financial LC, FDIC.

EXHIBIT IV-1

Stock Prices:

As of February 25, 2011

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 222011

(703) 528-1700

Exhibit IV-1

Weekly Thrift Market Line - Part One

Prices As Of February 25, 2011

										Current Per Share Financials
	Market Capitalization			Price Change Data									Tangible
				52 Week (1)			% Change From			Trailing	12 Mo.	Book	Book
Financial Institution	Price/ Share(s)	Shares Outstanding	Market Capitalization(9)	High	Low	Last Week	Last Week	52 Wks Ago(2)	MostRcnt YrEnd(2)	12 Mo. EPS(3)	Core EPS(3)	Value/ Share	Value/ Share(4)	Assets/ Share
	($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

Market Averages. All Public Companies (no MHC)

All Public Companies(121)	11.83	32,480	366.0	13.75	8.75	11.86	-0.46	16.42	8.06	0.00	-0.12	14.30	13.33	142.82
NYSE Traded Companies(7)	13.17	217,050	2,346.2	15.97	11.10	13.49	-3.75	-3.95	0.12	0.31	0.25	9.42	7.01	101.84
AMEX Traded Companies(1)	36.70	2,078	76.3	37.32	26.01	36.28	1.16	15.77	5.37	3.46	3.52	36.81	35.04	362.71
NASDAQ Listed OTC Companies(113)	11.52	22,319	256.6	13.40	8.46	11.54	-0.29	17.58	8.54	-0.05	-0.17	14.37	13.48	143.07
California Companies(5)	11.01	8,535	107.5	13.08	6.23	11.01	-2.67	57.43	7.71	0.27	-0.39	12.92	12.83	150.79
Florida Companies(3)	10.05	53,667	915.4	12.22	9.62	10.35	-11.83	-32.69	-26.62	-1.42	-1.53	5.52	5.22	94.98
Mid-Atlantic Companies(37)	12.97	46,702	641.5	14.49	9.63	13.09	-1.06	18.38	4.72	0.06	0.16	14.00	12.59	144.37
Mid-West Companies(33)	8.95	30,928	144.7	11.64	6.67	8.90	0.73	10.81	13.74	-0.13	-0.46	13.90	13.17	155.15
New England Companies(17)	16.00	37,304	485.4	17.13	11.44	16.09	-0.80	28.61	5.20	0.80	0.79	16.03	14.19	143.65
North-West Companies(5)	8.62	32,631	450 .6	10.02	6.26	8.54	2.37	10.58	26.40	-0.49	-0.42	13.27	12.41	107.39
South-East Companies(15)	12.56	5,801	62.2	14.84	9.44	12.51	0.70	11.34	8.54	-0.45	-0.60	16.90	16.50	148.95
South-West Companies(3)	13.02	16,156	220.3	13.48	9.48	13.06	-0.49	24.13	12.49	0.21	0.03	15.30	15.29	105.07
Western Companies (Excl CA) (3)	14.04	10,990	157.0	16.39	11.84	14.00	0.78	1.23	-1.93	0.41	0.36	14.55	14.47	94.23
Thrift Strategy(115)	11.83	29,731	336.7	13.74	8.80	11.86	-0.31	15.70	8.60	0.02	-0.07	14.47	13.51	142.28
Mortgage Banker Strategy(3)	3.47	31,887	61.2	4.48	1.34	3 .51	-4.94	49.24	-0.76	-1.15	-2.06	4.39	4.26	122.28
Real Estate Strategy(1)	1.88	25,670	48.3	2.75	1.61	1.91	-1.57	-7.39	3.30	-0.23	-0.42	3.03	3.03	32.36
Diversified Strategy(2)	29.40	183,828	2,548.9	33.89	20.98	29.55	-1.07	17.58	-5.06	0.83	0.64	25.89	22.39	257.67
Companies Issuing Dividends(74)	13.89	38,397	515.3	15.74	10.28	13.95	-0.49	20.87	4.57	0.72	0.68	15.32	14.04	148.32
Companies Without Dividends(47)	8.61	23,200	131.7	10.63	6.35	8.60	-0.41	9.44	13.53	-1.13	-1.37	12.70	12.22	134.21
Equity/Assets <6%(12)	3.02	68,437	125.2	6.32	1.89	3.11	-6.84	-24.90	9.61	-3.34	-3.37	5.58	4.94	167.36
Equity/Assets 6-12%(58)	12.83	21,608	265.0	15.00	9.34	12.80	0.67	22.59	9.12	0.39	0.21	15.46	14.59	180.10
Equity/Assets >12%(51)	12.52	37,782	537.5	13.85	9.51	12.61	-0.45	17.86	6.47	0.24	0.19	14.78	13.61	93.19
Converted Last 3 Mths (no MHC) (8)	11.68	25,374	310.2	14.24	8.57	11.63	0.46	23.89	9.31	-0.98	-1.17	18.09	18.00	134.20
Actively Traded Companies(4)	24.22	33,150	579.4	27.21	15.69	23.98	1.69	36.65	10.86	1.18	1.30	21.99	20.51	276.60
Market Value Below $20 Million(17)	5.87	2,540	11.1	8.72	4.67	5.97	-2.61	-11.77	9.10	-2.15	-2.41	11.47	11.44	160.82
Holding Company Structure(116)	11.47	33,659	378.4	13.39	8.51	11.50	-0.50	16.39	8.09	-0.08	-0.19	14.17	13.21	139.91
Assets Over $1 Billion(55)	12.92	66,068	756.0	15.32	9.69	13.01	-0.57	13.54	3.92	0.41	0.31	13.27	11.85	136.50
Assets $500 Million-$l Billion(35)	10.52	6,628	57.9	12.23	7.30	10.45	-0.21	18.19	9.17	-0.76	-0.87	14.10	13.41	154.42
Assets $250-$500 Million(23)	12.40	3,174	35.9	13.70	9.54	12.42	-0.66	17.75	16.30	0.38	0.26	17.16	16.48	144.15
Assets less than $250 Million(8)	8.81	1,919	16.7	10.19	6.69	8.89	-0.26	23.95	8.27	-0.54	-0.74	14.23	14.19	131.79
Goodwill Companies(72)	12.07	38,040	507.1	14.26	9.01	12.13	-0.56	17.43	9.42	-0.01	-0.07	14.29	12.68	148.53
Non-Goodwill Companies(49)	11.47	24,078	152.7	12.99	8.36	11.46	-0.30	14.88	6.02	0.01	-0.19	14.32	14.32	134.19
Acquirors of FSLIC Cases(1)	17.86	112,283	2,005.4	21.65	13.97	18.31	-2.46	-8.74	5.56	1.06	1.43	16.40	14.12	120.11

(1)	Average of high/low or bid/ask price per share.
(2)	Or since offering price if converted or first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized
(3)	EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.
(6)	Annualized, based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing twelve month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

*	Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 222011

(703) 528-1700

Exhibit IV-1 (continued)

Weekly Thrift Market Line - Part One

Prices As Of February 25, 2011

										Current Per Share Financials
	Market Capitalization			Price Change Data									Tangible
				52 Week (1)			% Change From			Trailing	12 Mo.	Book	Book
Financial Institution	Price/ Share(1)	Shares Outstanding	Market Capitalization(9)	High	Low	Last Week	Last Week	52 Wks Ago(2)	MostRcnt YrEnd(2)	12 Mo. EPS(3)	Core EPS(3)	Value/ Share	Value/ Share(4)	Assets/ Share
	($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

Market Averages. MHC Institutions

All Public Companies (27)	8.88	33,271	118.4	10.65	6.75	8.91	-0.53	6.30	4.80	0.22	0.18	8.14	7.67	70.05
NASDAQ Listed OTC Companies (27)	8.88	33,271	118.4	10.65	6.75	8.91	-0.53	6.30	4.80	0.22	0.18	8.14	7.67	70.05
Mid-Atlantic Companies (15)	8.91	28,720	120.1	11.01	6.98	8.93	-1.20	-4.27	0.82	0.21	0.23	8.24	7.84	76.65
Mid-West Companies (6)	8.02	61,456	162.4	9.86	6.00	8.06	0.05	14.66	1.25	0.17	0.04	7.47	6.74	54.59
New England Companies (4)	8.93	12,010	54.0	9.45	5.52	8.85	1.51	33.53	21.39	0.32	0.35	8.02	7.44	78.76
South-East Companies (2)	11.23	12,468	71.1	12.25	9.25	11.33	-0.63	14.38	18.48	0.28	0.09	9.68	9.54	57.14
Thrift Strategy (27)	8.88	33,271	118.4	10.65	6.75	8.91	-0.53	6.30	4.80	0.22	0.18	8.14	7.67	70.05
Companies Issuing Dividends (17)	9.38	15,954	59.5	10.93	7.30	9.35	0.39	2.58	5.19	0.25	0.20	8.23	7.81	71.16
Companies Without Dividends (10)	8.13	59,247	206.9	10.22	5.92	8.24	-1.92	11.88	4.23	0.17	0.16	8.02	7.46	68.38
Equity/Assets 6-12% (15)	8.76	18,349	78.1	10.07	6.35	8.77	0.23	17.30	5.96	0.35	0.28	8.27	7.83	87.01
Equity/Assets >12% (12)	9.04	52,262	169.8	11.38	7.26	9.08	-1.50	-7.70	3.33	0.06	0.07	7.99	7.46	48.46
Market Value Below $20 Million (1)	0.73	12,889	2.7	9.48	0.72	0.86	-15.12	-90.42	-43.41	-1.08	-0.41	5.68	5.68	40.68
Holding Company Structure (25)	8.99	34,239	122.6	10.67	6.80	9.00	-0.41	7.96	4.79	0.22	0.18	8.25	7.75	70.79
Assets Over $1 Billion (ll)	10.25	79,673	291.4	12.00	8.07	10.33	-0.25	0.90	4.64	0.18	0.07	7.45	6.92	59.37
Assets $500 Million-$l Billion (6)	7.67	7,660	18.6	10.62	5.57	7.67	-2.40	-13.66	-1.17	0.11	0.21	8.01	8.00	84.45
Assets $250-$500 Million (9)	8.32	6,775	22.0	9.11	6.09	8.32	0.15	27.96	9.78	0.34	0.28	9.01	8.42	75.46
Assets less than $250 Million (l)	9.00	7,790	28.1	12.46	7.80	8.82	2.04	-20.35	-2.70	0.17	0.16	7.47	5.58	30.99
Goodwill Companies (16)	9.64	49,013	183.7	11.04	7.08	9.64	0.30	13.64	8.89	0.26	0.21	8.00	7.20	68.07
Non-Goodwill Companies (11)	7.74	9,658	20.5	10.06	6.26	7.80	-1.78	-4.71	-1.33	0.15	0.15	8.36	8.36	73.01
MHC Institutions (27)	8.88	33,271	118.4	10.65	6.75	8.91	-0.53	6.30	4.80	0.22	0.18	8.14	7.67	70.05
MHC Converted Last 3 Months (1)	12.46	6,348	27.7	13.50	11.00	12.75	-2.27	24.60	24.60	0.39	0.39	12.09	12.09	57.04

(1)	Average of high/low or bid/ask price per share.
(2)	Or since offering price if converted or first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized
(3)	EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances.
(6)	Annualized, based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing twelve month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

*	Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit IV-1 (continued)

Weekly Thrift Market Line - Part One

Prices As Of February 25, 2011

											Current Per Share Financials
		Market Capitalization			Price Change Data						Trailing 12 Mo. EPS(3)	12 Mo. Core EPS(3)	Book Value/ Share	Tangible Book Value/ Share(4)	Assets/ Share
		Price/ Share(1)	Shares Outstanding	Market Capitalization(9)	52 Week (1)			% Change From
Financial Institution					High	Low	Last Week	Last Week	52 Wks Ago(2)	MostRcnt YrEnd(2)
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

NYSE Traded Companies
AF	Astoria Financial Corp. of NY*	14.04	97,877	1,374.2	17.55	11.55	14.56	-3.57	4.78	0.93	0.75	0.73	12.69	10.80	184.82
BBX	BankAtlantic Bancorp Inc of FL*	1.04	62,571	65.1	3.28	0.60	1.14	-8.77	-13.33	-9.57	-2.39	-2.43	1.02	0.78	72.36
BKU	BankUnited, Inc.*	28.82	92,972	2,679.5	29.90	28.00	29.53	-2.40	6.74	6.74	1.94	1.92	13.37	12.71	119.94
FBC	Flagstar Bancorp, Inc. of MI*	1.73	553,313	957.2	10.10	1.13	1.82	-4.95	-73.83	6.13	-0.46	-0.87	1.47	1.47	25.01
NYB	New York Community Bcrp of NY*	18.63	435,647	8,116.1	19.33	14.40	18.85	-1.17	19.96	-1.17	1.26	1.41	12.61	6.83	95.73
NAL	NewAlliance Bancshares of CT(8)*	15.66	104,960	1,643.7	16.10	10.98	16.07	-2.55	29.21	4.54	0.55	0.63	13.90	8.62	86.01
PFS	Provident Fin. Serv. Inc of NJ*	14.77	59,921	885.0	15.66	10.91	15.02	-1.66	31.99	-2.38	0.74	0.73	15.37	9.47	113.19

AMEX Traded Companies
TSH	Teche Hlding Cp of N Iberia LA*	36.70	2,078	76.3	37.32	26.01	36.28	1.16	15.77	5.37	3.46	3.52	36.81	35.04	362.71

NASDAQ Listed OTC Companies
ABBC	Abington Bancorp, Inc. of PA(8)*	12.70	20,167	256.1	13.23	7.51	13.16	-3.50	63.45	6.45	0.38	0.38	10.51	10.51	61.84
ALLB	Alliance Bancorp, Inc. of PA*	11.04	5,475	60.4	11.70	8.54	11.19	-1.34	9.09	-1.08	0.10	0.10	14.91	14.91	85.66
ABCW	Anchor BanCorp Wisconsin of WI*	1.12	21,683	24.3	1.90	0.40	1.20	-6.67	-5.08	-6.67	-2.15	-3.40	0.15	0.00	175.43
ANCB	Anchor Bancorp of Aberdeen, WA*	10.45	2,550	26.6	10.52	9.53	10.29	1.55	4.50	4.50	-0.24	-0.24	25.92	25.92	213.51
AFCB	Athens Bancshares, Inc. of TN*	13.51	2,777	37.5	13.53	10.50	13.25	1.96	23.15	8.17	0.11	0.13	18.20	18.04	103.09
ACFCD	Atlantic Coast Fin. Corp of GA*	10.37	2,630	27.3	21.68	5.51	10.15	2.17	35.56	16.13	-6.99	-9.12	24.51	24.47	344.71
BCSB	BCSB Bancorp, Inc. of MD*	12.75	3,192	40.7	12.75	9.15	12.50	2.00	37.10	12.83	-0.01	0.00	15.82	15.80	195.39
BKMU	Bank Mutual Corp of WI*	4.67	45,769	213.7	7.68	4.27	4.50	3.78	-30.30	-2.30	0.11	-0.23	8.65	7.48	74.98
BFIN	BankFinancial Corp. of IL*	8.67	21,060	182.6	10.11	8.12	8.99	-3.56	-11.35	-11.08	-0.02	-0.01	12.32	11.11	74.57
BFED	Beacon Federal Bancorp of NY*	14.26	6,435	91.8	14.59	8.25	14.16	0.71	58.44	20.85	0.77	0.90	16.86	16.86	164.55
BNCL	Beneficial Mut MHC of PA(43.7)	9.00	81,355	324.5	11.05	7.15	8.99	0.11	-4.96	1. 93	-0.03	-0.05	7.79	6.22	60.22
BHLB	Berkshire Hills Bancorp of MA*	22.57	14,076	317.7	22.92	16.81	22.67	-0.44	23.00	2.08	0.98	1.00	27.56	15.27	204.65
BOFI	Bofi Holding, Inc. Of CA*	15.05	10,236	154.1	19.27	10.80	15.15	-0.66	13.58	-2.97	2.07	1.45	12.95	12.95	162.25
BYFC	Broadway Financial Corp. of CA*	2.18	1,744	3.8	7.00	1.68	2.61	-16.48	-67.22	-10.29	-2.74	-3.80	9.62	9.62	291.79
BRKL	Brookline Bancorp, Inc. of MA*	10.51	59,072	620.8	11.68	8.63	10.85	-3.13	0.29	-3.13	0.47	0.47	8.39	7.62	46.05
BFSB	Brooklyn Fed MHC of NY (28.2)	0.73	12,889	2.7	9.48	0.72	0.86	-15.12	-90.42	-43.41	-1.08	-0.41	5.68	5.68	40.68
CITZ	CFS Bancorp, Inc of Munster IN*	5.80	10,850	62.9	6.25	3.42	5.65	2.65	65.71	10.90	0.32	0.27	10.41	10.40	103.38
CMSB	CMS Bancorp Inc of W Plains NY*	9.15	1,863	17.0	10.75	7.00	9.12	0.33	24.49	-7.20	0.08	-0.15	11.57	11.57	131.81
CBNJ	Cape Bancorp, Inc. of NJ*	9.85	13,314	131.1	10.25	6.74	9.88	-0.30	40.71	15.88	0.33	0.49	10.02	8.29	79.18
CFFN	Capitol Federal Fin Inc. of KS*	12.42	167,494	2,080.3	17.00	10.16	12.18	1.97	-19.35	4.28	0.21	0.37	12.05	12.05	58.50
CARV	Carver Bancorp, Inc. of NY*	1.17	2,484	2.9	9.05	1.07	1.30	-10.00	-85.56	-38.74	-14.96	-15.04	3.72	3.67	299.32
CEBK	Central Bncrp of Somerville MA*	18.36	1,667	30.6	20.00	8.29	17.05	7.68	115.75	33.24	0.96	1.05	22.17	20.83	307.34
CFBK	Central Federal Corp. of OH*	1.51	4,122	6.2	2.26	0.45	1.65	-8.48	36.04	196.08	-1.96	-2.21	2.30	2.27	69.61
CHFN	Charter Fin Corp MHC GA (49.0)	10.00	18,588	114.6	11.00	7.50	9.90	1.01	4.17	12.36	0.16	-0.21	7.26	6.98	57.23
CHEV	Cheviot Fin Cp MHC of OH(38.5)	8.50	8,865	29.0	9.55	7.30	8.75	-2.86	4.55	-4.49	0.24	0.20	7.96	7.96	39.55
CBNK	Chicopee Bancorp, Inc. of MA*	13.73	6,012	82.5	14.50	10.79	13.95	-1.58	8.80	8.54	0.08	0.06	15.28	15.28	95.43
CZWI	Citizens Comm Bncorp Inc of WI*	5.15	5,113	26.3	5.70	3.51	5.10	0.98	28.75	30.38	-1.47	-1.18	10.13	9.99	113.50
CSBC	Citizens South Bnkg Corp of NC*	4.79	11,509	55.1	6.90	3.90	4.60	4.13	7.88	10.37	0.66	1.86	6.34	6.19	92.49
CSBK	Clifton Svg Bp MHC of NJ (35.8) (8)	11.40	26,137	109.5	12.18	8.08	11.48	-0.70	25.27	5.46	0.33	0.33	6.83	6.83	43.04
COBK	Colonial Financial Serv. of NJ*	12.93	4,173	54.0	13.09	8.51	13.08	-1.15	49.65	5.98	0.90	0.97	16.80	16.80	142.07
CFFC	Community Fin. Corp. of VA*	3.34	4,362	14.6	5.29	2.72	3.28	1.83	-14.36	-4.02	0.15	0.15	8.42	8.42	120.97
DNBK	Danvers Bancorp, Inc. of MA(8)*	21.78	20,724	451.4	22.18	13.65	22.08	-1.36	51.78	23.26	0.88	0.81	13.77	12.17	137.68
DCOM	Dime Community Bancshars of NY*	15.55	34,593	537.9	15.89	11.18	15.57	-0.13	27.46	6.58	1.20	1.22	9.50	7.89	116.80
ESBF	ESB Financial Corp. of PA*	13.72	12,039	165.2	17.19	11.90	14.42	-4.85	5.46	-15.52	1.08	1.14	14.53	11.00	161.10
ESSA	ESSA Bancorp, Inc. of PA*	12.99	12,830	166.7	13.52	10.62	12.98	0.08	10.65	-1.74	0.37	0.30	12.95	12.95	84.26
EBMT	Eagle Bancorp Montanta of MT*	11.38	4,083	46.5	11.81	8.76	11.25	1.16	23.56	5.08	0.62	0.28	12.92	12.92	81.54
ESBK	Elmira Svgs Bank, FSB of NY*	17.67	1,964	34.7	18.50	14.88	17.50	0.97	5.87	-3.18	1.72	1.19	19.31	12.73	254.50
FFDF	FFD Financial Corp of Dover OH*	14.75	1,012	14. 9	15.00	12.52	14.75	0.00	9.26	3.58	1.33	0.85	18.34	18.34	206.72
FFCO	FedFirst Financial Corp of PA*	13.50	2,993	40.4	14.68	7.84	14.00	-3.57	27.84	-1.89	0.36	0.37	19.90	19.44	115.19
FSBI	Fidelity Bancorp, Inc. of PA*	9.07	3,062	27.8	10.50	4.70	9.50	-4.53	76.12	59.96	0.22	0.52	13.97	13.10	227.52
FABK	First Advantage Bancorp of TN*	13.50	4,108	55.5	13.65	10.12	13.65	-1.10	28.57	11.29	0.19	0.17	16.35	16.35	83.95
FBSI	First Bancshares, Inc. of MO*	6.72	1,551	10.4	10.95	5.76	7.11	-5.49	-30.36	0.15	-2.11	-1.99	13.25	13.17	131.84
FCAP	First Capital, Inc. of IN*	16.20	2,787	45.1	16.81	14.19	15.70	3.18	9.46	-2.64	1.17	1.04	17.41	15.43	162.34
FCLF	First Clover Leaf Fin Cp of IL*	7.10	7,911	56.2	7.57	5.19	7.50	-5.33	2. 90	4.72	0.25	0.17	9.89	8.30	73.14
FCFL	First Community Bk Corp of FL*	0.28	5,457	1.5	3.48	0.27	0.37	-24.32	-91.49	-77.05	-3.81	-4.07	2.18	2.18	92.65
FDEF	First Defiance Fin. Corp of OH*	14.20	8,118	115.3	14.85	8.53	14.09	0.78	41.86	19.33	0.75	0.19	25.11	17.27	250.86
FFNM	First Fed of N. Michigan of MI*	3.86	2,884	11.1	4.01	1.25	3.52	9.66	127.06	37.86	-0.87	-0. 93	8.27	8.03	78.25
FFBH	First Fed. Bancshares of AR(8)*	2.84	4,847	13.8	4.00	0.94	3.33	-14.71	-12.88	89.33	-4.88	-5.30	4.79	4.79	130.46
FFNW	First Fin NW, Inc of Renton WA*	5.90	18,805	110. 9	7.64	3.21	5.27	11.95	-7.67	47.50	-2.88	-2.91	9.28	9.28	63.48

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 222011

(703) 528-1700

Exhibit IV-1 (continued)

Weekly Thrift Market Line - Part One

Prices As Of February 25, 2011

											Current Per Share Financials
		Market Capitalization			Price Change Data									Tangible
					52 Week (1)			% Change From			Trailing	12 Mo.	Book	Book
Financial Institution		Price/ Share(1)	Shares Outstanding	Market Capitalization(9)	High	Low	Last Week	Last Week	52 Wks Ago(2)	MostRcnt YrEnd(2)	12 Mo. EPS(3)	Core EPS(3)	Value/ Share	Value/ Share(4)	Assets/ Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

NASDAQ Listed OTC Companies (continued)
FFCH	First Fin. Holdings Inc. of SC*	10.61	16,527	175.4	15.70	8.98	10.44	1.63	-13.25	-7.82	-2.11	-2.11	15.15	12.86	199.75
FFHS	First Franklin Corp. of OH(8)*	14.41	1,686	24.3	16.49	5.40	14.40	0.07	140.17	-2.24	-1.23	-2.32	12.56	12.56	163.02
FPTB	First PacTrust Bancorp of CA*	15.98	9,729	155.5	16.16	6.08	15.36	4.04	155.68	20.42	0.19	-0.01	13.98	13.98	88.56
FPFC	First Place Fin. Corp. of OH*	3.25	16,974	55.2	5.71	2.00	2.85	14.04	-5.52	24.52	-2.10	-2.91	10.76	10.24	185.73
FSFG	First Savings Fin. Grp. of IN*	16.65	2,369	39.4	18.49	10.50	16.35	1.83	52.89	12.50	1.19	1.61	22.86	19.35	217.43
FFIC	Flushing Fin. Corp. of NY*	14.67	31,256	458.5	15.00	10.51	14.79	-0.81	14. 97	4.79	1.24	1.29	12.48	11.92	138.37
FXCB	Fox Chase Bancorp, Inc. of PA*	12.81	14,547	186.3	13.45	8.51	13.22	-3.10	48.95	8.10	0.19	0.10	14.14	14.14	75.31
GSLA	GS Financial Corp. of LA*	10.70	1,258	13.5	14.18	8.50	11.47	-6.71	-23.57	20.09	0.32	-0.27	22.01	22.01	209.71
GCBC	Green Co Bcrp MHC of NY (44.1)	18.25	4,135	33.1	19.97	14.46	18.25	0.00	21.83	-6.27	1.25	1.21	11.10	11.10	128.50
HFFC	HF Financial Corp. of SD*	10.99	6,979	76.7	11.73	9.25	11.00	-0.09	7.75	1.76	0.74	0.42	13.53	12.90	175.67
HMNF	HMN Financial, Inc. of MN*	2.92	4,310	12.6	6.78	2.02	2.30	26.96	-41.25	3.91	-4.38	-5.08	13.00	13.00	210.53
HBNK	Hampden Bancorp, Inc. of MA*	12.30	6,822	83.9	12.72	9.06	12.34	-0.32	20.47	8.56	0.22	0.17	13.59	13.59	82.86
HARL	Harleysville Svgs Fin Cp of PA*	15.24	3,705	56.5	16.20	13.10	15.24	0.00	13.90	2.90	1.35	1.35	14.63	14.63	231.22
HBOS	Heritage Fin Group, Inc of GA*	13.12	8,711	114.3	15.98	9.32	12.99	1.00	25.31	5.64	-0.16	0.19	13.74	13.44	82.56
HIFS	Hingham Inst. for Sav. of MA*	50.05	2,124	106.3	51.50	31.50	50.10	-0.10	52.82	12.47	4.82	4.82	34.24	34.24	479.21
HBCP	Home Bancorp Inc. Lafayette LA*	14.52	8,131	118.1	14.81	12.09	14.64	-0.82	18.24	5.07	0.58	0.64	16.18	15.96	86.14
HOME	Home Federal Bancorp Inc of ID*	11.11	16,710	185.6	16.12	10.31	10.83	2.59	-18.67	-9.45	-0.31	-0.20	12.06	11.83	82.62
HFBL	Home Federal Bancorp Inc of LA*	13.20	3,046	40.2	13.30	8.45	13.30	-0.75	41.48	14.78	0.75	0.17	16.61	16.61	69.25
HFBC	HopFed Bancorp, Inc. of KY*	9.45	7,335	69.3	14.74	8.74	9.50	-0.53	-14.01	4.54	1.08	0.65	13.80	13.67	152.77
HCBK	Hudson City Bancorp, Inc of NJ*	11.38	526,718	5,994.1	14.75	10.80	11.41	-0.26	-14.69	-10.68	1.02	0.83	10.46	10.16	116.13
ISBC	Investors Bcrp MHC of NJ(43.0)	13.41	112,851	671.2	14.50	10.56	13.74	-2.40	4.03	2.21	0.55	0.50	7.99	7.73	85.09
JXSB	Jacksonville Bancorp Inc of IL*	12.50	1,927	24.1	15.97	9.35	12.41	0.73	5.40	15.96	0.91	0.57	19.09	17.67	157.67
JFBI	Jefferson Bancshares Inc of TN*	4.00	6,636	26.5	5.02	2.75	3.89	2.83	0.00	23.46	-3.53	-3.73	8.51	8.17	92.48
KFFB	KY Fst Fed Bp MHC of KY (39.3)	9.00	7,790	28.1	12.46	7.80	8.82	2.04	-20.35	-2.70	0.17	0.16	7.47	5.58	30.99
KFFG	Kaiser Federal Fin Group of CA*	13.60	9,559	130.0	14.70	9.58	13.72	-0.87	18.99	17.44	0.75	0.75	16.05	15.63	92.30
KRNY	Kearny Fin Cp MHC of NJ (25.1)	9.82	67,975	176.0	10.85	8.24	9.68	1.45	-1.90	14.19	0.08	0.11	7.01	5.42	42.39
LSBI	LSB Fin. Corp. of Lafayette IN*	15.63	1,554	24.3	16.36	8.90	15.30	2.16	56.30	15.10	0.86	0.53	22.57	22.57	247.58
LPSB	LaPorte Bancrp MHC of IN(45.0)	9.80	4,586	20.3	10.01	4.73	9.92	-1.21	96.00	8.41	0.65	0.46	11.15	9.15	97.90
LSBK	Lake Shore Bnp MHC of NY(39.4)	10.00	5,997	24.5	10.03	7.52	9.75	2.56	27.71	8.34	0.49	0.38	9.65	9.65	79.39
LEGC	Legacy Bancorp, Inc. of MA(8)*	13.45	8,632	116.1	13.75	7.36	13.60	-1.10	37.53	2.36	-0.84	-0.66	13.61	11.84	112.61
LABC	Louisiana Bancorp, Inc. of LA*	14.97	3,640	54.5	15.50	13.92	14.70	1.84	2.67	2.53	0.68	0.56	16.92	16.92	88.57
MSBF	MSB Fin Corp MHC of NJ (40.3)	6.09	5,175	13.0	8.34	5.66	6.10	-0.16	-17.70	3.22	0.14	0.14	7.79	7.79	67.75
MGYR	Magyar Bancorp MHC of NJ(44.7)	4.25	5,783	11.0	5.36	3.01	4.25	0.00	12.43	6.25	0.70	0.58	7.63	7.63	91.04
MLVF	Malvern Fed Bncp MHC PA(44.6)	7.99	6,103	21.7	9.85	5.05	8.00	-0.12	-15.45	6.53	-0.64	-0.63	10.59	10.59	113.29
MFLR	Mayflower Bancorp, Inc. of MA*	8.40	2,080	17.5	10.35	6.55	8.81	-4.65	25.37	-6.67	0.65	0.41	10.18	10.18	119.55
EBSB	Meridian Fn Serv MHC MA (41.4)	13.03	22,481	123.1	13.39	9.27	13.23	-1.51	29.52	10.52	0.59	0.55	9.59	8.98	81.66
CASH	Meta Financial Group of IA*	17.60	3,112	54.8	37.88	11.90	16.90	4.14	-14.36	27.72	3.83	3.66	22.73	22.34	363.00
MFSF	MutualFirst Fin. Inc. of IN*	9.70	6,985	67.8	10.50	5.75	9.76	-0.61	65.25	4.30	0.68	0.60	14.22	13.57	201.08
NASB	NASB Fin, Inc. of Grandview MO*	15.11	7,868	118. 9	24.91	12.49	15.98	-5.44	-20.77	-9.84	0.89	-2.32	21.58	21.26	169.95
NECB	NE Comm Bncrp MHC of NY (44.6)	6.15	13,140	36.6	7.50	4.40	6.15	0.00	-2.69	9.82	-0.07	-0.07	8.20	8.06	38.05
NHTB	NH Thrift Bancshares of NH*	13.40	5,774	77.4	13.55	9.30	13.16	1.82	24.65	6.77	1.31	0.86	14.28	9.29	172.33
NVSL	Naug Vlly Fin MHC of CT (40.4)	8.42	7,019	23.9	9.07	4.70	8.07	4.34	23.28	24.74	0.21	0.23	7.45	7.44	80.96
NFSB	Newport Bancorp, Inc. of RI*	14.00	3,489	48.8	14.47	10.97	14.35	-2.44	20.17	16.67	0.52	0.54	14.25	14.25	128.89
FFFD	North Central Bancshares of IA*	16.96	1,351	22.9	19.66	12.11	16.25	4.37	18.68	1.62	1.61	1.03	29.48	29.48	337.29
NFBK	Northfield Bcp MHC of NY(43.4)	13.31	43,541	254.0	15.30	10.51	13.48	-1.26	-6.27	-0.08	0.32	0.30	9.11	8.74	51.61
NWBI	Northwest Bancshares Inc of PA*	12.18	110,295	1,343.4	12.79	10.24	12.40	-1.77	1.50	3.40	0.52	0.52	11.85	10.26	73.88
OBAF	OBA Financial Serv. Inc of MD*	13.95	4,629	64.6	14.30	10.20	14.10	-1.06	32.86	0.94	-0.07	0.10	17.41	17.41	76.52
OSHC	Ocean Shore Holding Co. of NJ*	12.19	7,297	89.0	12.40	10.12	12.12	0.58	17.32	6.46	0.73	0.73	13.61	13.61	114.86
OCFC	OceanFirst Fin. Corp of NJ*	13.96	18,823	262.8	14.13	10.06	13.87	0.65	35.67	8.47	1.08	1.00	10.69	10.69	119.61
OFED	Oconee Fed Fn Cp MHC SC (35.0)	12.46	6,348	27.7	13.50	11.00	12.75	-2.27	24.60	24.60	0.39	0.39	12.09	12.09	57.04
OABC	OmniAmerican Bancorp Inc of TX*	15.64	11,903	186.2	15.91	10.90	15.05	3.92	43.35	15.42	0.14	0.04	16.69	16.69	93.12
ONFC	Oneida Financial Corp. of NY*	9.00	7,165	64.5	10.95	7.06	8.75	2.86	-16.12	14.65	0.50	0.56	12.06	8.62	90.43
ORIT	Oritani Financial Corp of NJ*	12.65	56,202	711.0	12.98	9.06	12.73	-0.63	19.45	3.35	0.27	0.28	11.42	11.42	45.71
PSBH	PSB Hldgs Inc MHC of CT (42.9)	5.35	6,529	15.0	5.89	2.60	5.26	1.71	47.79	28.92	0.15	0.26	7.01	5.89	73.66
PVFC	PVF Capital Corp. of Solon OH*	1.88	25,670	48.3	2.75	1.61	1.91	-1.57	-7.39	3.30	-0.23	-0.42	3.03	3.03	32.36
PFED	Park Bancorp of Chicago IL*	4.10	1,193	4.9	6.33	3.25	4.10	0.00	-8.69	13.89	-4.23	-4.21	17.71	17.71	180.56
PVSA	Parkvale Financial Corp of PA*	10.58	5,576	59.0	12.39	5.75	10.90	-2.94	42.78	15.25	-3.10	1.15	16.21	11.18	321.22
PBHC	Pathfinder BC MHC of NY (36.3)	8.99	2,485	8.1	9.00	5.60	8.75	2.74	63.45	5.76	0.91	0.67	10.20	8.65	163.29
PEOP	Peoples Fed Bancshrs Inc of MA*	13.92	7,142	99.4	14.91	10.10	13.92	0.00	39.20	6.99	-0.01	0.45	16.19	16.19	74.24
PBCT	Peoples United Financial of CT*	13.11	359,130	4,708.2	16.79	12.20	13.39	-2.09	-16.28	-6.42	0.24	0.28	14.53	9.07	69.72
PROV	Provident Fin. Holdings of CA*	8.25	11,407	94.1	8.25	3.02	8.20	0.61	166.13	13.95	1.08	-0.35	11.99	11.99	119.06
PBNY	Provident NY Bncrp, Inc. of NY*	9.39	38,199	358.7	11.09	7.86	9.57	-1.88	8.06	-10.49	0.55	0.36	10.99	6.69	76.98
PBIP	Prudential Bncp MHC PA (25.5)	6.36	10,031	19.3	9.99	5.50	6.59	-3.49	-33.61	5.12	0.23	0.26	5.58	5.58	52.20
PULB	Pulaski Fin Cp of St. Louis MO*	7.31	10,446	76.4	8.00	5.50	7.30	0.14	14.22	-3.56	0.30	-0.11	8.37	7. 98	140.43
RIVR	River Valley Bancorp of IN*	15.01	1,514	22.7	16.50	12.60	15.16	-0.99	20.85	-6.19	1.65	1.08	18.13	18.08	252.52

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit IV-1 (continued)

Weekly Thrift Market Line - Part One

Prices As Of February 25, 2011

											Current Per Share Financials
		Market Capitalization			Price Change Data									Tangible
					52 Week (1)			% Change From			Trailing	12 Mo.	Book	Book
Financial Institution		Price/ Share(1)	Shares Outstanding	Market Capitalization(9)	High	Low	Last Week	Last Week	52 Wks Ago(2)	MostRcnt YrEnd(2)	12 Mo. EPS(3)	Core EPS(3)	Value/ Share	Value/ Share(4)	Assets/ Share
		($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)

NASDAQ Listed OTC Companies (continued)
RVSB	Riverview Bancorp, Inc. of WA*	3.08	22,472	69.2	4.23	1.71	3.12	-1.28	23.20	13.24	-0.06	-0.07	4.72	3.57	37.31
RCKB	Rockville Fin MHC of CT (43.3) (8)	16.07	18,853	131.2	16.10	10.49	15.68	2.49	50.33	31.51	0.66	0.61	8.76	8.70	86.98
ROMA	Roma Fin Corp MHC of NJ (26.2)	10.37	30,616	86.3	12.96	9.29	10.49	-1.14	-16.30	-2.17	0.13	0.19	7.04	6.98	59.59
ROME	Rome Bancorp, Inc. of Rome NY(8)*	12.20	6,778	82.7	12.96	8.12	12.29	-0.73	35.86	1.50	0.33	0.38	8.95	8.95	48.28
SIFI	SI Financial Group, Inc. of CT*	9.30	10,577	98.4	10.02	6.01	9 .43	-1.38	58.97	-5.39	0.25	0.22	12.07	11.67	88.50
SPBC	SP Bancorp, Inc. of Piano, TX*	10.30	1,725	17.8	10.79	8.71	10.42	-1.15	3.00	9.81	0.09	-0.08	17.90	17.90	136.36
SVBI	Severn Bancorp, Inc. of MD*	4.86	10,067	48.9	6.57	2.80	4.70	3.40	15.71	40.87	-0.21	-0.41	7.87	7.83	96.94
STND	Standard Financial Corp. of PA*	14.67	3,478	51.0	14.93	10.90	14.82	-1.01	46.70	5. 92	0.53	0.89	21.46	18.71	124.07
SUPR	Superior Bancorp of AL(8)*	0.57	12,560	7.2	4.50	0.34	0.59	-3.39	-80.00	0.00	-16.47	-17.42	0.24	-0.86	252.11
THRD	TF Fin. Corp. of Newtown PA*	21.87	3,112	68.1	22.86	17.85	22.34	-2.10	22.45	3.01	1.08	0.89	23.68	22.22	222.29
TFSL	TFS Fin Corp MHC of OH (26.4)	10.47	308,396	850.1	14.46	7.76	10.70	-2.15	-19.15	16.08	-0.02	-0.07	5.67	5.64	35.88
TBNK	Territorial Bancorp, Inc of HI*	19.63	12,177	239.0	21.23	16.46	19.91	-1.41	-1.21	-1.41	0.91	0.99	18.67	18.67	118.54
TSBK	Timberland Bancorp, Inc. of WA*	5.82	7,045	41.0	6 .08	2. 90	5.70	2.11	41.61	61.22	-0.31	-0.30	10.04	9.17	102.55
TRST	TrustCo Bank Corp NY of NY*	5.94	77,130	458.2	7.18	5.19	6.08	-2.30	-4.50	-6.31	0.38	0.35	3.31	3.30	51.27
UCBA	United Comm Bncp MHC IN (40.7)	7.50	7,846	23.9	8.13	6.04	7.44	0.81	7.91	3.45	0.15	0.12	7.04	6.57	62.55
UCFC	United Community Fin. of OH*	1.47	30,925	45.5	2.30	1.12	1.55	-5.16	-0.68	9.70	-1.17	-1.40	6.51	6.49	74.95
UBNK	United Financial Bncrp of MA*	15.21	16,109	245.0	16.05	12.68	16.05	-5.23	15.93	-0.39	0.62	0.66	13.82	13.29	98.38
VPFG	ViewPoint Financal Group of TX*	13.12	34,839	457.1	13.75	8.82	13.70	-4.23	26.03	12.23	0.39	0.14	11.31	11.28	85.72
WSB	WSB Holdings, Inc. of Bowie MD*	3.06	7,929	24.3	4.65	1.85	2.99	2.34	2.00	33.04	-0.51	-0.41	6.50	6.50	48.65
WSFS	WSFS Financial Corp. of DE*	45.69	8,525	389.5	50.99	29.75	45.71	-0.04	51.44	-3.69	1.42	1.00	37.25	35.70	445.62
WVFC	WVS Financial Corp. of PA*	8.65	2,058	17.8	14.55	8.31	8.71	-0.69	-39.30	-4.84	0.17	0.23	13.56	13.56	132.62
WFSL	Washington Federal, Inc. of WA*	17.86	112,283	2,005.4	21.65	13.97	18.31	-2.46	-8.74	5.56	1.06	1.43	16.40	14.12	120.11
WSBF	Waterstone Fin MHC of WI(26.2)	2.82	31,250	23 .1	4.52	2.37	2.72	3.68	18.99	-13.23	-0.18	-0.65	5.56	5.56	60.68
WAYN	Wayne Savings Bancshares of OH*	8.44	3,004	25.4	9.93	6.52	8.94	-5.59	30.85	-6.01	0.74	0.69	12.65	11.97	136.32
WFD	Westfield Fin. Inc. of MA*	9.20	28,184	259.3	10.37	7.23	9.14	0 .66	11.38	-0.54	0.11	0.01	7.85	7.85	43.98
WBKC	Wolverine Bancorp, Inc. of MI*	13.56	2,508	34.0	13.70	11.00	13.50	0 .44	35.60	35.60	-1.74	-1.08	24.93	24.93	130.93

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit IV-1

Weekly Thrift Market Line - Part Two

Prices As Of February 25, 2011

	Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data(6)
	Equity/	Tang - Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Price/ Tang -	Price/ Core	Ind. Div./	Dividend	Payout
Financial Institution	Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	ROE(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)

Market Averages. All Public Companies (no MHCs)

All Public Companies (121)	11.49	10.82	0.00	1.21	2.68	-0.09	0.88	4.49	56.44	1.82	18.08	82.02	9.72	90.28	18.18	0.22	1.59	29.30
NYSE Traded Companies (7)	8.68	6.66	-0.16	1.55	-0.55	-0.41	9.21	0.00	0.00	2.18	17.08	131.61	12.08	172.75	16.92	0.33	2.01	42.93
AMEX Traded Companies (1)	10.15	9.71	0.95	9.65	9.43	0.96	9.82	2.60	50.80	1.68	10.61	99.70	10.12	104.74	10.43	1.44	3.92	41.62
NASDAQ Listed OTC Companies (113)	11.66	11.07	0.00	1.11	2.79	-0.08	0.45	4.53	56.57	1.80	18.28	79.02	9.58	85.43	18.43	0.20	1.54	28.43
California Companies (5)	10.90	10.83	0.49	4.15	8.39	0.05	-0.92	7.16	39.05	2.36	11.01	81.35	9.95	81.80	14.26	0.13	0.92	10.12
Florida Companies (3)	4.97	4.70	-1.81	14.51	6.73	-1.92	14.36	11.07	25.09	3.45	14.86	110.12	8.59	124.31	15.01	0.00	0.00	0.00
Mid-Atlantic Companies (37)	11.49	10.49	0.27	4.08	2.83	0.30	4.58	2.89	41.94	1.43	19.26	93.08	10.64	107.46	18.04	0.28	2.06	36.90
Mid-West Companies (33)	9.54	9.11	-0.29	-2.73	1.51	-0.52	-3.94	5.24	40.87	2.38	14.77	64.47	6.26	68.00	18.14	0.18	1.59	25.78
New England Companies (17)	13.89	12.63	0.46	4.22	4.07	0.46	4.05	2.28	44.40	1.10	20.75	97.97	13.54	111.95	20.98	0.31	1.97	37.20
North-West Companies (5)	12.57	11.53	-0.78	-6.28	-0.91	-0.73	-5.82	8.73	23.43	2.42	16.85	67.20	8.60	76.02	12.49	0.05	0.27	22.64
South-East Companies (15)	13.38	13.18	-0.15	-1.13	2.37	-0.17	-0.12	3.34	166.65	1.73	19.75	71.76	10.28	73.71	16.94	0.22	1.24	13.28
South-West Companies (3)	14.75	14.74	0.25	3.25	1.58	0.06	1.13	0.69	71.20	1.09	33.64	89.08	13.22	89.19	NM	0.07	0.51	17.09
Western Companies (Excl CA) (3)	15.40	15.32	0.36	2.59	2.43	0.30	2.06	1.86	39.99	1.18	19.96	95.12	14.65	95.71	19.83	0.26	1.96	37.97
Thrift Strategy (115)	11.67	11.03	0.03	1.18	2.74	-0.04	1.04	4.17	57.47	1.71	18.02	81.69	9.85	89.48	18.18	0.22	1.62	29.63
Mortgage Banker Strategy (3)	3.86	3.72	-1.12	9.55	13.09	-1.74	-3.09	9.96	38.03	4.62	7.64	85.38	3.00	101.07	NM	0.01	0.16	3.70
Real Estate Strategy(1)	9.36	9.36	-0.69	-7.72	-12.23	-1.26	-14.09	9.28	40.86	5.21	NM	62.05	5.81	62.05	NM	0.00	0.00	0.00
Diversified Strategy (2)	14.60	11.08	0.35	2.71	2.47	0.34	2.28	2.36	64.63	1.64	32.18	106.44	14.53	136.26	NM	0.55	2.89	33.80
Companies Issuing Dividends (74)	12.15	11.25	0.49	4.76	4.66	0.45	4.48	2.80	66.35	1.47	17.63	91.58	11.14	102.83	17.61	0.36	2.60	39.68
Companies Without Dividends (47)	10.47	10.15	-0.78	-5.60	-1.86	-0.93	-6.22	6.57	44.17	2.37	19.87	66.69	7.48	70.15	20.31	0.00	0.00	0.00
Equity/Assets <6%(12)	3.44	3.19	-2.03	-17.47	-17.26	-2.30	-15.60	9.73	35.99	3.56	24.37	59.45	2.29	66.99	9.20	0.05	0.60	0.00
Equity/Assets 6-12%(58)	8.84	8.41	0.15	2.58	4.57	0.06	1.68	4.21	36.68	1.78	14.62	81.51	7.17	87.31	16.24	0.26	1.77	28.46
Equity/Assets >12%(51)	16.37	15.32	0.24	2.04	1.94	0.21	1.75	3.02	91.57	1.49	23.45	86.96	14.33	98.28	22.44	0.20	1.59	30.64
Converted Last 3 Mths (no MHC) (8)	16.32	16.22	-0.22	2.15	-0.77	-0.25	2.84	1.90	361.21	1.84	27.40	70.77	12.23	71.37	33.57	0.11	0.94	40.00
Actively Traded Companies (4)	8.90	8.11	0.30	3.60	0.23	0.39	4.26	4.07	39.03	1.74	15.45	101.98	9.15	110.83	13.45	0.40	1.56	21.13
Market Value Below $20 Million (17)	7.58	7.56	-1.17	-8.47	0.68	-1.32	-10.38	6.77	36.95	2.56	19.93	48.48	4.02	48.68	24.43	0.10	0.87	17.61
Holding Company Structure (116)	11.55	10.87	-0.03	0.94	2.62	-0.11	0.65	4.49	56.44	1.86	18.24	81.17	9.72	89.37	18.53	0.21	1.59	29.25
Assets Over $1 Billion(55)	11.26	10.25	0.23	3.12	3.76	0.12	3.21	4.63	42.15	1.79	17.56	97.42	11.07	110.92	16.67	0.27	2.03	33.37
Assets $500 Million-$1 Billion(35)	10.66	10.15	-0.35	-0.63	1.26	-0.40	-0.91	5.33	43.24	2.03	18.97	69.35	8.15	74.38	17.66	0.16	1.02	24.97
Assets $250-$500 Million (23)	13.29	12.94	0.10	0.95	2.85	0.05	0.09	3.09	48.20	1.69	19.46	72.75	9.73	76.64	22.31	0.21	1.58	25.73
Assets less than $250 Million (8)	11.71	11.67	-0.31	-3.85	0.27	-0.51	-5.44	2.49	243.79	1.46	13.87	62.45	7.50	62.66	18.92	0.15	1.16	24.01
Goodwill Companies (72)	10.81	9.70	0.04	1.64	3.03	0.01	1.43	3.81	47.13	1.79	18.37	84.01	9.27	97.61	17.02	0.26	1.91	34.30
Non-Goodwill Companies (49)	12.52	12.52	-0.07	0.50	2.15	-0.23	-0.04	5.57	71.44	1.88	17.45	78.96	10.40	78.96	20.70	0.16	1.10	21.30
Acquirors of FSLIC Cases (1)	13.65	11.98	0.90	6.63	5.94	1.21	8.95	0.00	0.00	1.81	16.85	108.90	14.87	126.49	12.49	0.24	1.34	22.64

(1)	Average of high/low or bid/ask price per share.
(2)	Or since offering price if converted or first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized
(3)	EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.
(6)	Annualized, based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing twelve month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
*	Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit IV-1 (continued)

Weekly Thrift Market Line - Part Two

Prices As Of February 25, 2011

	Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data(6)
	Equity/	Tang - Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Price/ Tang -	Price/ Core	Ind. Div./	Dividend	Payout
Financial Institution	Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	ROE(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)

Market Averages. MHC Institutions

All Public Companies(27)	13.08	12.37	0.24	2.19	2.69	0.22	1.79	5.04	31.39	1.46	22.11	108.29	14.38	116.23	22.51	0.16	1.70	22.36
NASDAQ Listed OTC Companies(27)	13.08	12.37	0.24	2.19	2.69	0.22	1.79	5.04	31.39	1.46	22.11	108.29	14.38	116.23	22.51	0.16	1.70	22.36
Mid-Atlantic Companies(15)	12.20	11.65	0.15	2.08	3.33	0.24	2.53	7.20	31.73	1.55	17.17	106.01	12.87	113.19	18.90	0.17	1.65	31.47
Mid-West Companies(6)	15.31	14.05	0.30	1.64	1.13	0.08	-0.40	4.48	36.01	1.65	25.25	109.51	17.73	120.95	21.30	0.22	2.66	0.00
New England Companies(4)	10.15	9.46	0.42	3.81	3.28	0.46	4.30	2.48	21.71	1.06	28.88	108.40	11.21	116.37	26.96	0.04	0.48	19.05
South-East Companies(2)	16.94	16.73	0.47	2.20	2.37	0.17	-2.88	2.04	26.15	1.01	31.95	120.40	19.66	123.16	31.95	0.10	1.00	0.00
Thrift Strategy(27)	13.08	12.37	0.24	2.19	2.69	0.22	1.79	5.04	31.39	1.46	22.11	108.29	14.38	116.23	22.51	0.16	1.70	22.36
Companies Issuing Dividends(17)	13.57	12.82	0.35	2.84	2.26	0.29	2.33	3.81	32.02	1.34	21.59	114.46	15.56	122.44	23.18	0.27	2.84	49.19
Companies Without Dividends(10)	12.35	11.69	0.08	1.10	3.42	0.12	0.90	6.28	30.77	1.64	22.54	99.04	12.61	106.92	21.94	0.00	0.00	0.00
Equity/Assets 6-12%(15)	9.88	9.46	0.38	3.85	3.48	0.30	2.97	3.97	40.20	1.35	19.43	104.38	10.43	109.63	21.03	0.15	1.58	15.79
Equity/Assets >12%(12)	17.16	16.07	0.07	-0.14	1.59	0.12	0.14	5.81	25.10	1.62	29.26	113.27	19.41	124.63	29.13	0.17	1.85	39.88
Market Value Below $20 Million(1)	13.96	13.96	-2.64	-17.20	0.00	-1.00	-6.53	19.04	21.80	5.15	NM	12.85	1.79	12.85	NM	0.00	0.00	0.00
Holding Company Structure(25)	13.18	12.44	0.23	2.11	2.65	0.21	1.67	5.04	31.39	1.46	21.55	108.05	14.47	116.32	22.31	0.16	1.64	22.36
Assets Over $1 Billion(11)	13.08	12.22	0.28	2.01	0.87	0.11	0.37	4.82	29.99	1.46	23.23	136.20	18.26	147.22	25.26	0.10	0.96	20.83
Assets $500 Million-$l Billion(6)	10.04	10.03	-0.12	0.86	4.28	0.14	2.45	8.39	38.38	1.99	16.11	89.24	8.38	89.26	20.87	0.19	1.65	37.71
Assets $250-$500 Million(9)	13.88	13.31	0.41	3.38	3.73	0.36	2.85	3.22	30.25	1.15	24.73	91.73	12.87	98.22	22.71	0.17	2.17	14.07
Assets less than $250 Million(1)	24.10	19.17	0.56	2.29	1.89	0.52	2.15	3.15	20.59	0.82	NM	120.48	29.04	161.29	NM	0.40	4.44	0.00
Goodwill Companies(16)	13.46	12.27	0.35	2.90	2.60	0.28	2.32	3.46	32.34	1.36	21.42	122.83	16.67	136.07	23.74	0.14	1.58	18.98
Non-Goodwill Companies(11)	12.52	12.52	0.09	1.01	2.86	0.14	0.91	7.26	30.06	1.64	22.68	86.48	10.95	86.48	21.03	0.19	1.89	28.29
MHC Institutions(27)	13.08	12.37	0.24	2.19	2.69	0.22	1.79	5.04	31.39	1.46	22.11	108.29	14.38	116.23	22.51	0.16	1.70	22.36
MHC Converted Last 3 Months(1)	21.20	21.20	0.68	0.00	3.13	0.68	0.00	1.35	17.63	0.33	31.95	103.06	21.84	103.06	31.95	0.00	0.00	0.00

(1)	Average of high/low or bid/ask price per share.
(2)	Or since offering price if converted or first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized
(3)	EPS (earnings per share) is based on actual trailing twelve month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and assets balances; ROI (return on investment) is current EPS divided by current price.
(6)	Annualized, based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing twelve month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
*	Parentheses following market averages indicate the number of institutions included in the respective averages. All figures have been adjusted for stock splits, stock dividends, and secondary offerings.

Source:	SNL Financial, LC. and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright	(c) 2010 by RP Financial, LC.

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit IV-1 (continued)

Weekly Thrift Market Line - Part Two

Prices As Of February 25, 2011

		Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data(6)
		Equity/	Tang - Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Price/ Tang -	Price/ Core	Ind. Div./	Dividend	Payout
Financial Institution		Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	ROE(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)

NYSE Traded Companies
AF	Astoria Financial Corp. of NY*	6.87	5.90	0.38	5.98	5.34	0.37	5.82	NA	NA	1.41	18.72	110.64	7.60	130.00	19.23	0.52	3.70	69.33
BBX	BankAtlantic Bancorp Inc of FL*	1.41	1.08	-3.16	NM	NM	-3.21	NM	NA	NA	5.05	NM	101.96	1.44	133.33	NM	0.00	0.00	NM
BKU	BankUnited, Inc.*	11.15	10.65	1.62	14.51	6.73	1.60	14.36	NA	NA	1.40	14.86	215.56	24.03	226.75	15.01	0.00	0.00	0.00
FBC	Flagstar Bancorp, Inc. of MI*	5.88	5.88	-1.80	-28.22	-26.59	-3.41	NM	NA	NA	3.08	NM	117.69	6.92	117.69	NM	0.00	0.00	NM
NYB	New York Community Bcrp of NY*	13.17	7.59	1.36	10.53	6.76	1.53	11.78	NA	NA	0.58	14.79	147.74	19.46	272.77	13.21	1.00	5.37	NM
NAL	NewAlliance Bancshares of CT(8)*	16.16	10.68	0.66	3.97	3.51	0.76	4.55	NA	NA	1.08	28.47	112.66	18.21	181.67	24.86	0.28	1.79	50.91
PFS	Provident Fin. Serv. Inc of NJ*	13.58	8.83	0.65	4.93	5.01	0.64	4.87	NA	NA	1.56	19.96	96.10	13.05	155.97	20.23	0.44	2.98	59.46

AMEX Traded Companies
TSH	Teche Hlding Cp of N Iberia LA*	10.15	9.71	0.95	9.65	9.43	0.96	9.82	2.60	50.80	1.68	10.61	99.70	10.12	104.74	10.43	1.44	3.92	41.62

NASDAQ Listed OTC Companies
ABBC	Abington Bancorp, Inc. of PA(8)*	17.00	17.00	0.61	3.60	2.99	0.61	3.60	3.34	10.26	0.61	33.42	120.84	20.54	120.84	33.42	0.24	1.89	63.16
ALLB	Alliance Bancorp, Inc. of PA*	17.41	17.41	0.12	1.38	0.91	0.12	1.38	NA	NA	1.75	NM	74.04	12.89	74.04	NM	0.12	1.09	NM
ABCW	Anchor BanCorp Wisconsin of WI*	0.09	0.00	-1.09	NM	NM	-1.73	NM	13.74	31.99	5.51	NM	NM	0.64	NM	NM	0.00	0.00	NM
ANCB	Anchor Bancorp of Aberdeen, WA*	12.14	12.14	-0.11	NM	-2.30	-0.11	NM	NA	NA	2.96	NM	40.32	4.89	40.32	NM	0.00	0.00	NM
AFCB	Athens Bancshares, Inc. of TN*	17.65	17.53	0.11	0.76	0.81	0.13	0.89	NA	NA	1.95	NM	74.23	13.11	74.89	NM	0.20	1.48	NM
ACFCD	Atlantic Coast Fin. Corp of GA*	7.11	7.10	-2.03	NM	NM	-2.65	NM	NA	NA	2.18	NM	42.31	3.01	42.38	NM	0.00	0.00	NM
BCSB	BCSB Bancorp, Inc. of MD*	8.10	8.09	-0.01	-0.05	-0.08	0.00	0.00	2.11	54.43	1.82	NM	80.59	6.53	80.70	NM	0.00	0.00	NM
BKMU	Bank Mutual Corp of WI*	11.54	10.14	0.14	1.25	2.36	-0.30	-2.61	NA	NA	3.40	NM	53.99	6.23	62.43	NM	0.12	2.57	NM
BFIN	BankFinancial Corp. of IL*	16.52	15.15	-0.03	-0.16	-0.23	-0.01	-0.08	4.29	28.80	1.73	NM	70.37	11.63	78.04	NM	0.28	3.23	NM
BFED	Beacon Federal Bancorp of NY*	10.25	10.25	0.46	4.76	5.40	0.54	5.56	NA	NA	1.88	18.52	84.58	8.67	84.58	15.84	0.20	1.40	25.97
BNCL	Beneficial Mut MHC of PA(43.7)	12.94	10.61	-0.05	-0.38	-0.33	-0.09	-0.63	NA	NA	1.62	NM	115.53	14.95	144.69	NM	0.00	0.00	NM
BHLB	Berkshire Hills Bancorp of MA*	13.47	7.94	0.50	3.58	4.34	0.51	3.65	NA	NA	1.49	23.03	81.89	11.03	147.81	22.57	0.64	2.84	65.31
BOFI	Bofi Holding, Inc. Of CA*	7.98	7.98	1.44	17.34	13.75	1.01	12.14	NA	NA	0.67	7.27	116.22	9.28	116.22	10.38	0.00	0.00	0.00
BYFC	Broadway Financial Corp. of CA*	3.30	3.30	-0.91	-14.64	NM	-1.26	-20.31	12.08	30.07	4.09	NM	22.66	0.75	22.66	NM	0.00	0.00	NM
BRKL	Brookline Bancorp, Inc. of MA*	18.22	16.82	1.04	5.62	4.47	1.04	5.62	NA	NA	1.32	22.36	125.27	22.82	137.93	22.36	0.34	3.24	72.34
BFSB	Brooklyn Fed MHC of NY (28.2)	13.96	13.96	-2.64	-17.20	NM	-1.00	-6.53	19.04	21.80	5.15	NM	12.85	1.79	12.85	NM	0.00	0.00	NM
CITZ	CFS Bancorp, Inc of Munster IN*	10.07	10.06	0.32	3.09	5.52	0.27	2.61	7.87	19.46	2.34	18.13	55.72	5.61	55.77	21.48	0.04	0.69	12.50
CMSB	CMS Bancorp Inc of W Plains NY*	8.78	8.78	0.06	0.70	0.87	-0.12	-1.31	NA	NA	0.63	NM	79.08	6.94	79.08	NM	0.00	0.00	0.00
CBNJ	Cape Bancorp, Inc. of NJ*	12.65	10.70	0.41	3.41	3.35	0.61	5.06	NA	NA	1.60	29.85	98.30	12.44	118.82	20.10	0.00	0.00	0.00
CFFN	Capitol Federal Fin Inc. of KS*	20.60	20.60	0.40	3.02	1.69	0.71	5.32	NA	NA	0.29	NM	103.07	21.23	103.07	33.57	0.30	2.42	NM
CARV	Carver Bancorp, Inc. of NY*	1.24	1.23	-4.74	NM	NM	-4.77	NM	12.22	23.47	3.53	NM	31.45	0.39	31.88	NM	0.00	0.00	NM
CEBK	Central Bncrp of Somerville MA*	7.21	6.81	0.30	3.53	5.23	0.33	3.86	3.42	21.40	0.92	19.13	82.81	5.97	88.14	17.49	0.20	1.09	20.83
CFBK	Central Federal Corp. of OH*	3.30	3.26	-2.88	-38.43	NM	-3.24	-43.33	4.83	72.51	4.69	NM	65.65	2.17	66.52	NM	0.00	0.00	NM
CHFN	Charter Fin Corp MHC GA (49.0)	12.69	12.26	0.26	2.20	1.60	-0.35	-2.88	2.72	34.67	1.68	NM	137.74	17.47	143.27	NM	0.20	2.00	NM
CHEV	Cheviot Fin Cp MHC of OH(38.5)	20.13	20.13	0.61	3.07	2.82	0.51	2.55	NA	NA	NA	35.42	106.78	21.49	106.78	NM	0.48	5.65	NM
CBNK	Chicopee Bancorp, Inc. of MA*	16.01	16.01	0.09	0.51	0.58	0.06	0.38	NA	NA	1.01	NM	89.86	14.39	89.86	NM	0.00	0.00	0.00
CZWI	Citizens Comm Bncorp Inc of WI*	8.93	8.81	-1.30	-13.97	-28.54	-1.04	-11.22	2.65	28.66	0.98	NM	50.84	4.54	51.55	NM	0.00	0.00	NM
CSBC	Citizens South Bnkg Corp of NC*	6.85	6.70	0.74	8.37	13.78	2.08	23.57	NA	NA	1.61	7.26	75.55	5.18	77.38	2.58	0.04	0.84	6.06
CSBK	Clifton Svg Bp MHC of NJ(35.8) (8)	15.87	15.87	0.78	4.89	2.89	0.78	4.89	NA	NA	0.48	34.55	166.91	26.49	166.91	34.55	0.24	2.11	72.73
COBK	Colonial Financial Serv. of NJ*	11.83	11.83	0.65	7.36	6.96	0.70	7.94	2.96	16.01	0.85	14.37	76.96	9.10	76.96	13.33	0.00	0.00	0.00
CFFC	Community Fin. Corp. of VA*	6.96	6.96	0.12	1.33	4.49	0.12	1.33	7.56	23.50	1.92	22.27	39.67	2.76	39.67	22.27	0.00	0.00	0.00
DNBK	Danvers Bancorp, Inc. of MA(8)*	10.00	8.94	0.70	6.29	4.04	0.65	5.79	NA	NA	1.00	24.75	158.17	15.82	178.96	26.89	0.16	0.73	18.18
DCOM	Dime Community Bancshars of NY*	8.13	6.85	1.02	13.23	7.72	1.04	13.45	0.82	57.81	0.55	12.96	163.68	13.31	197.08	12.75	0.56	3.60	46.67
ESBF	ESB Financial Corp. of PA*	9.02	6.98	0.66	7.67	7.87	0.70	8.09	NA	NA	NA	12.70	94.43	8.52	124.73	12.04	0.40	2.92	37.04
ESSA	ESSA Bancorp, Inc. of PA*	15.37	15.37	0.45	2.71	2.85	0.36	2.20	NA	NA	1.02	35.11	100.31	15.42	100.31	NM	0.20	1.54	54.05
EBMT	Eagle Bancorp Montanta of MT*	15.84	15.84	0.78	5.32	5.45	0.35	2.40	1.16	36.18	0.72	18.35	88.08	13.96	88.08	NM	0.28	2.46	45.16
ESBK	Elmira Svgs Bank, FSB of NY*	7.59	5.13	0.68	6.05	9.73	0.47	4.18	NA	NA	0.94	10.27	91.51	6.94	138.81	14.85	0.80	4.53	46.51
FFDF	FFD Financial Corp of Dover OH*	8.87	8.87	0.66	7.36	9.02	0.42	4.71	1.48	78.60	1.32	11.09	80.43	7.14	80.43	17.35	0.68	4.61	51.13
FFCO	FedFirst Financial Corp of PA*	17.28	16.95	0.31	2.33	2.67	0.32	2.39	NA	NA	1.21	37.50	67.84	11.72	69.44	36.49	0.12	0.89	33.33
FSBI	Fidelity Bancorp, Inc. of PA*	6.14	5.78	0.09	1.40	2.43	0.22	3.31	2.47	34.80	1.62	NM	64.92	3.99	69.24	17.44	0.08	0.88	36.36
FABK	First Advantage Bancorp of TN*	19.48	19.48	0.23	1.13	1.41	0.20	1.01	NA	NA	1.51	NM	82.57	16.08	82.57	NM	0.20	1.48	NM
FBSI	First Bancshares, Inc. of MO*	10.05	9.99	-1.55	-14.39	NM	-1.46	-13.57	NA	NA	2.43	NM	50.72	5.10	51.03	NM	0.00	0.00	NM
FCAP	First Capital, Inc. of IN*	10.72	9.62	0.71	6.90	7.22	0.63	6.13	NA	NA	1.50	13.85	93.05	9.98	104.99	15.58	0.76	4.69	64.96
FCLF	First Clover Leaf Fin Cp of IL*	13.52	11.60	0.34	2.54	3.52	0.23	1.72	2.68	35.14	1.37	28.40	71.79	9.71	85.54	NM	0.24	3.38	NM
FCFL	First Community Bk Corp of FL*	2.35	2.35	-3.88	NM	NM	-4.14	NM	11.07	25.09	3.89	NM	12.84	0.30	12.84	NM	0.00	0.00	NM
FDEF	First Defiance Fin. Corp of OH*	10.01	7.11	0.30	2.56	5.28	0.08	0.65	NA	NA	2.67	18.93	56.55	5.66	82.22	NM	0.00	0.00	0.00
FFNM	First Fed of N. Michigan of MI*	10.57	10.29	-1.09	-10.48	-22.54	-1.16	-11.20	5.95	22.67	1.84	NM	46.67	4.93	48.07	NM	0.00	0.00	NM
FFBH	First Fed. Bancshares of AR(8)*	3.67	3.67	-3.40	NM	NM	-3.69	NM	15.74	35.20	7.96	NM	59.29	2.18	59.29	NM	0.00	0.00	NM
FFNW	First Fin NW, Inc of Renton WA*	14.62	14.62	-4.22	-27.80	NM	-4.26	-28.09	12.68	14.88	2.56	NM	63.58	9.29	63.58	NM	0.00	0.00	NM
FFCH	First Fin. Holdings Inc. of SC*	7.58	6.51	-1.04	-10.59	-19.89	-1.04	-10.59	4.72	56.65	3.38	NM	70.03	5.31	82.50	NM	0.20	1.89	NM

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit IV-1 (continued)

Weekly Thrift Market Line - Part Two

Prices As Of February 25, 2011

		Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data(6)
		Equity/	Tang - Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Price/ Tang -	Price/ Core	Ind. Div./	Dividend	Payout
Financial Institution		Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	R0E(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)

NASDAQ Listed OTC Companies (continued)
FFHS	First Franklin Corp. of OH(8)*	7.70	7.70	-0.72	-9.38	-8.54	-1.35	-17.70	NA	NA	2.51	NM	114.73	8.84	114.73	NM	0.00	0.00	NM
FPTB	First PacTrust Bancorp of CA*	15.79	15.79	0.21	1.75	1.19	-0.01	-0.09	NA	NA	2.11	NM	114.31	18.04	114.31	NM	0.42	2.63	NM
FPFC	First Place Fin. Corp. of OH*	5.79	5.53	-1.10	-13.16	NM	-1.52	-18.23	4.42	32.78	1.78	NM	30.20	1.75	31.74	NM	0.00	0.00	NM
FSFG	First Savings Fin. Grp. of IN*	10.51	9.05	0.56	5.23	7.15	0.76	7.07	NA	NA	1.15	13.99	72.83	7.66	86.05	10.34	0.00	0.00	0.00
FFIC	Flushing Fin. Corp. of NY*	9.02	8.65	0.92	10.24	8.45	0.95	10.65	3.07	20.87	0.85	11.83	117.55	10.60	123.07	11.37	0.52	3.54	41.94
FXCB	Fox Chase Bancorp, Inc. of PA*	18.78	18.78	0.24	1.60	1.48	0.13	0.84	NA	NA	1.90	NM	90.59	17.01	90.59	NM	0.08	0.62	42.11
GSLA	GS Financial Corp. of LA*	10.50	10.50	0.15	1.43	2.99	-0.13	-1.21	4.82	29.10	1.92	33.44	48.61	5.10	48.61	NM	0.40	3.74	NM
GCBC	Green Co Bcrp MHC of NY (44.1)	8.64	8.64	1.03	11.62	6.85	1.00	11.25	1.23	71.13	1.55	14.60	164.41	14.20	164.41	15.08	0.70	3.84	56.00
HFFC	HF Financial Corp. of SD*	7.70	7.37	0.42	5.51	6.73	0.24	3.13	2.91	36.59	1.49	14.85	81.23	6.26	85.19	26.17	0.45	4.09	60.81
HMNF	HMN Financial, Inc. of MN*	6.17	6.17	-1.90	-20.17	NM	-2.20	-23.39	NA	NA	6.03	NM	22.46	1.39	22.46	NM	0.00	0.00	NM
HBNK	Hampden Bancorp, Inc. of MA*	16.40	16.40	0.26	1.60	1.79	0.20	1.23	2.52	42.64	1.52	NM	90.51	14.84	90.51	NM	0.12	0.98	54.55
HARL	Harleysville Svgs Fin Cp of PA*	6.33	6.33	0.59	9.52	8.86	0.59	9.52	NA	NA	0.52	11.29	104.17	6.59	104.17	11.29	0.76	4.99	56.30
HBOS	Heritage Fin Group, Inc of GA*	16.64	16.28	-0.19	-2.64	-1.22	0.23	3.13	NA	NA	1.93	NM	95.49	15.89	97.62	NM	0.12	0.91	NM
HIFS	Hingham Inst. for Sav. of MA*	7.15	7.15	1.05	14.83	9.63	1.05	14.83	NA	NA	0.86	10.38	146.17	10.44	146.17	10.38	0.96	1.92	19.92
HBCP	Home Bancorp Inc. Lafayette LA*	18.78	18.58	0.71	3.56	3.99	0.78	3.93	0.27	209.74	0.89	25.03	89.74	16.86	90.98	22.69	0.00	0.00	0.00
HOME	Home Federal Bancorp Inc of ID*	14.60	14.36	-0.48	-2.52	-2.79	-0.31	-1.63	2.55	43.79	2.60	NM	92.12	13.45	93.91	NM	0.22	1.98	NM
HFBL	Home Federal Bancorp Inc of LA*	23.99	23.99	1.13	5.42	5.68	0.26	1.23	0.05	630.09	0.61	17.60	79.47	19.06	79.47	NM	0.24	1.82	32.00
HFBC	HopFed Bancorp, Inc. of KY*	9.03	8.96	0.74	8.33	11.43	0.45	5.01	NA	NA	1.61	8.75	68.48	6.19	69.13	14.54	0.32	3.39	29.63
HCBK	Hudson City Bancorp, Inc of NJ*	9.01	8.77	0.88	9.80	8.96	0.72	7.97	NA	NA	0.76	11.16	108.80	9.80	112.01	13.71	0.60	5.27	58.82
ISBC	Investors Bcrp MHC of NJ(43.0)	9.39	9.11	0.70	7.04	4.10	0.63	6.40	NA	NA	1.13	24.38	167.83	15.76	173.48	26.82	0.00	0.00	0.00
JXSB	Jacksonville Bancorp Inc of IL*	12.11	11.31	0.59	6.29	7.28	0.37	3.94	NA	NA	NA	13.74	65.48	7.93	70.74	21.93	0.30	2.40	32.97
JFBI	Jefferson Bancshares Inc of TN*	9.20	8.87	-3.64	-35.48	NM	-3.84	-37.49	NA	NA	1.92	NM	47.00	4.33	48.96	NM	0.00	0.00	NM
KFFB	KY Fst Fed Bp MHC of KY (39.3)	24.10	19.17	0.56	2.29	1.89	0.52	2.15	3.15	20.59	0.82	NM	120.48	29.04	161.29	NM	0.40	4.44	NM
KFFG	Kaiser Federal Fin Group of CA*	17.39	17.01	0.82	6.77	5.51	0.82	6.77	3.24	43.01	1.65	18.13	84.74	14.73	87 .01	18.13	0.20	1.47	26.67
KRNY	Kearny Fin Cp MHC of NJ (25.1)	16.54	13.29	0.23	1.13	0.81	0.31	1.55	NA	NA	0.75	NM	140.09	23.17	181.18	NM	0.20	2.04	NM
LSBI	LSB Fin. Corp. of Lafayette IN*	9.12	9.12	0.36	3.89	5.50	0.22	2.39	4.10	30.63	1.43	18.17	69.25	6.31	69.25	29.49	0.00	0.00	0.00
LPSB	LaPorte Bancrp MHC of IN(45.0)	11.39	9.54	0.71	5.96	6.63	0.50	4.22	1.45	68.38	1.52	15.08	87.89	10.01	107.10	21.30	0.00	0.00	0.00
LSBK	Lake Shore Bnp MHC of NY(39.4)	12.16	12.16	0.66	5.20	4.90	0.51	4.03	NA	NA	0.36	20.41	103.63	12.60	103.63	26.32	0.28	2.80	57.14
LEGC	Legacy Bancorp, Inc. of MA(8)*	12.09	10.68	-0.76	-6.02	-6.25	-0.60	-4.73	NA	NA	1.45	NM	98.82	11.94	113.60	NM	0.20	1.49	NM
LABC	Louisiana Bancorp, Inc. of LA*	19.10	19.10	0.76	3.51	4.54	0.62	2.89	NA	NA	0.99	22.01	88.48	16.90	88.48	26.73	0.00	0.00	0.00
MSBF	MSB Fin Corp MHC of NJ (40.3)	11.50	11.50	0.20	1.81	2.30	0.20	1.81	NA	NA	1.18	NM	78.18	8.99	78.18	NM	0.12	1.97	NM
MGYR	Magyar Bancorp MHC of NJ(44.7)	8.38	8.38	0.75	9.54	16.47	0.62	7.90	NA	NA	1.08	6.07	55.70	4.67	55.70	7.33	0.00	0.00	0.00
MLVF	Malvern Fed Bncp MHC PA(44.6)	9.35	9.35	-0.56	-5.80	-8.01	-0.55	-5.71	4.91	22.22	1.40	NM	75.45	7.05	75.45	NM	0.12	1.50	NM
MFLR	Mayflower Bancorp, Inc. of MA*	8.52	8.52	0.54	6.55	7.74	0.34	4.13	NA	NA	1.00	12.92	82.51	7.03	82.51	20.49	0.24	2.86	36.92
EBSB	Meridian Fn Serv MHC MA (41.4)	11.74	11.08	0.80	6.38	4.53	0.75	5.95	NA	NA	0.85	22.08	135.87	15.96	145.10	23.69	0.00	0.00	0.00
CASH	Meta Financial Group of IA*	6.26	6.16	1.19	18.61	21.76	1.13	17.78	NA	NA	1.37	4.60	77.43	4.85	78.78	4.81	0.52	2.95	13.58
MFSF	MutualFirst Fin. Inc. of IN*	7.07	6.77	0.33	3.60	7.01	0.29	3.18	3.20	36.42	1.63	14.26	68.21	4.82	71.48	16.17	0.24	2.47	35.29
NASB	NASB Fin, Inc. of Grandview MO*	12.70	12.53	0.49	4.20	5.89	-1.27	-10.95	5.34	45.50	2.76	16.98	70.02	8.89	71.07	NM	0.00	0.00	0.00
NECB	NE Comm Bncrp MHC of NY (44.6)	21.55	21.26	-0.18	-0.85	-1.14	-0.18	-0.85	7.61	13.29	1.35	NM	75.00	16.16	76.30	NM	0.12	1.95	NM
NHTB	NH Thrift Bancshares of NH*	8.29	5.55	0.77	8.31	9.78	0.51	5.45	NA	NA	1.44	10.23	93.84	7.78	144.24	15.58	0.52	3.88	39.69
NVSL	Naug Vlly Fin MHC of CT (40.4)	9.20	9.19	0.26	2.87	2.49	0.28	3.15	NA	NA	1.33	NM	113.02	10.40	113.17	36.61	0.12	1.43	57.14
NFSB	Newport Bancorp, Inc. of RI*	11.06	11.06	0.40	3.61	3.71	0.42	3.75	NA	NA	1.02	26.92	98.25	10.86	98.25	25.93	0.00	0.00	0.00
FFFD	North Central Bancshares of IA*	8.74	8.74	0.48	4.46	9.49	0.31	2.85	4.11	40.98	2.22	10.53	57.53	5.03	57.53	16.47	0.04	0.24	2.48
NFBK	Northfield Bcp MHC of NY(43.4)	17.65	17.06	0.65	3.50	2.40	0.61	3.29	3.22	30.20	2.64	NM	146.10	25.79	152.29	NM	0.20	1.50	62.50
NWBI	Northwest Bancshares Inc of PA*	16.04	14.19	0.71	4.38	4.27	0.71	4.38	NA	NA	1.38	23.42	102.78	16.49	118.71	23.42	0.40	3.28	NM
OBAF	OBA Financial Serv. Inc of MD*	22.75	22.75	-0.08	-0.45	-0.50	0.12	0.64	1.09	56.32	0.76	NM	80.13	18.23	80.13	NM	0.00	0.00	NM
OSHC	Ocean Shore Holding Co. of NJ*	11.85	11.85	0.68	5.76	5.99	0.68	5.76	NA	NA	0.60	16.70	89.57	10.61	89.57	16.70	0.24	1.97	32.88
OCFC	OceanFirst Fin. Corp of NJ*	8.94	8.94	0.93	10.52	7.74	0.86	9.74	NA	NA	1.17	12.93	130.59	11.67	130.59	13.96	0.48	3.44	44.44
OFED	Oconee Fed Fn Cp MHC SC (35.0)	21.20	21.20	0.68	NM	3.13	0.68	NM	1.35	17.63	0.33	31.95	103.06	21.84	103.06	31.95	0.00	0.00	0.00
OABC	OmniAmerican Bancorp Inc of TX*	17.92	17.92	0.15	0.94	0.90	0.04	0.27	NA	NA	1.33	NM	93.71	16.80	93.71	NM	0.00	0.00	0.00
ONFC	Oneida Financial Corp. of NY*	13.34	9.91	0.59	5.50	5.56	0.66	6.16	NA	NA	1.49	18.00	74.63	9.95	104.41	16.07	0.48	5.33	NM
ORIT	Oritani Financial Corp of NJ*	24.98	24.98	0.66	3.12	2 .13	0.68	3.23	1.83	51.40	1.45	NM	110.77	27.67	110.77	NM	0.40	3.16	NM
PSBH	PSB Hldgs Inc MHC of CT (42.9)	9.52	8.12	0.20	2.19	2.80	0.35	3.80	2.48	21.71	1.00	35.67	76.32	7.26	90.83	20.58	0.00	0.00	0.00
PVFC	PVF Capital Corp. of Solon OH*	9.36	9.36	-0.69	-7.72	-12.23	-1.26	-14.09	9.28	40.86	5.21	NM	62.05	5.81	62.05	NM	0.00	0.00	NM
PFED	Park Bancorp of Chicago IL*	9.81	9.81	-2.33	-22.14	NM	-2.32	-22.03	NA	NA	2.77	NM	23.15	2.27	23.15	NM	0.00	0.00	NM
PVSA	Parkvale Financial Corp of PA*	5.05	3.54	-0.93	-13.07	-29.30	0.35	4.85	NA	NA	1.89	NM	65.27	3.29	94.63	9.20	0.08	0.76	NM
PBHC	Pathfinder BC MHC of NY (36.3)	6.25	5.35	0.59	7.53	10.12	0.43	5.54	NA	NA	1.28	9.88	88.14	5.51	103.93	13.42	0.12	1.33	13.19
PEOP	Peoples Fed Bancshrs Inc of MA*	21.81	21.81	-0.01	-0.09	-0.07	0.60	3.83	NA	NA	0.81	NM	85.98	18.75	85.98	30.93	0.00	0.00	NM
PBCT	Peoples United Financial of CT*	20.84	14.12	0.39	1.62	1.83	0.45	1.89	NA	NA	0.98	NM	90.23	18.80	144.54	NM	0.62	4.73	NM
PROV	Provident Fin. Holdings of CA*	10.07	10.07	0.88	9.55	13.09	-0.29	-3.09	6.17	44.07	3.29	7.64	68.81	6.93	68.81	NM	0.04	0.48	3.70
PBNY	Provident NY Bncrp, Inc. of NY*	14.28	9.20	0.71	4.95	5.86	0.47	3.24	1.95	54.08	1.82	17.07	85.44	12.20	140.36	26.08	0.24	2.56	43.64
PBIP	Prudential Bncp MHC PA (25.5)	10.69	10.69	0.44	4.13	3.62	0.50	4.67	NA	NA	1.45	27.65	113.98	12.18	113.98	24.46	0.20	3.14	NM
PULB	Pulaski Fin Cp of St. Louis MO*	5.96	5.70	0.22	2.71	4.10	-0.08	-0.99	NA	NA	2.04	24.37	87.34	5.21	91.60	NM	0.38	5.20	NM
RIVR	River Valley Bancorp of IN*	7.18	7.16	0.64	8.21	10.99	0.42	5.38	NA	NA	1.41	9.10	82.79	5.94	83.02	13.90	0.84	5.60	50.91
RVSB	Riverview Bancorp, Inc. of WA*	12.65	9.87	-0.16	-1.43	-1.95	-0.18	-1.67	6.41	32.47	2.58	NM	65.25	8.26	86.27	NM	0.00	0.00	NM
RCKB	Rockville Fin MHC of CT (43.3) (8)	10.07	10.01	0.78	7.79	4.11	0.72	7.20	1.07	80.66	1.00	24.35	183.45	18.48	184.71	26.34	0.26	1.62	39.39

RP FINANCIAL, LC.

Financial Services Industry Consultants

1100 North Glebe Road, Suite 1100

Arlington, Virginia 22201

(703) 528-1700

Exhibit IV-1 (continued)

Weekly Thrift Market Line - Part Two

Prices As Of February 25, 2011

		Key Financial Ratios							Asset Quality Ratios			Pricing Ratios					Dividend Data(6)
		Equity/	Tang - Equity/	Reported Earnings			Core Earnings		NPAs	Resvs/	Resvs/	Price/	Price/	Price/	Price/ Tang -	Price/ Core	Ind. Div./	Dividend	Payout
Financial Institution		Assets	Assets	ROA(5)	ROE(5)	ROI(5)	ROA(5)	ROE(5)	Assets	NPAs	Loans	Earning	Book	Assets	Book	Earnings	Share	Yield	Ratio(7)
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(X)	(%)	(%)	(%)	(x)	($)	(%)	(%)

NASDAQ Listed OTC Companies (continued)
ROMA	Roma Fin Corp MHC of NJ (26.2)	11.81	11.73	0.28	1.84	1.25	0.40	2.68	NA	NA	0.77	NM	147.30	17.40	148.57	NM	0.32	3.09	NM
ROME	Rome Bancorp, Inc. of Rome NY (8)*	18.54	18.54	0.68	3.66	2.70	0.78	4.22	NA	NA	0.92	36.97	136.31	25.27	136.31	32.11	0.36	2.95	NM
SIFI	SI Financial Group, Inc. of CT*	13.64	13.19	0.28	3.60	2.69	0.25	3.17	NA	NA	0.78	37.20	77.05	10.51	79.69	NM	0.12	1.29	48.00
SPBC	SP Bancorp, Inc. of Plano, TX*	13.13	13.13	0.07	NM	0.87	-0.06	NM	NA	NA	1.09	NM	57.54	7.55	57.54	NM	0.00	0.00	0.00
SVBI	Severn Bancorp, Inc. of MD*	8.12	8.08	-0.22	-1.99	-4.32	-0.42	-3.88	NA	NA	3.69	NM	61.75	5.01	62.07	NM	0.00	0.00	NM
STND	Standard Financial Corp. of PA*	17.30	15.42	0.43	3.07	3.61	0.71	5.16	NA	NA	1.42	27.68	68.36	11.82	78.41	16.48	0.00	0.00	0.00
SUPR	Superior Bancorp of AL (8)*	0.10	-0.34	-6.34	NM	NM	-6.70	NM	15.24	31.37	6.10	NM	237.50	0.23	NM	NM	0.00	0.00	NM
THRD	TF Fin. Corp. of Newtown PA*	10.65	10.06	0.47	4.59	4.94	0.39	3.78	NA	NA	1.63	20.25	92.36	9.84	98.42	24.57	0.19	0.87	17.59
TFSL	TFS Fin Corp MHC of OH (26.4)	15.80	15.73	-0.06	-0.35	-0.19	-0.20	-1.23	3.57	37.54	1.50	NM	184.66	29.18	185.64	NM	0.00	0.00	NM
TBNK	Territorial Bancorp, Inc of HI*	15.75	15.75	0.78	4.96	4.64	0.85	5.40	NA	NA	0.23	21.57	105.14	16.56	105.14	19.83	0.28	1.43	30.77
TSBK	Timberland Bancorp, Inc. of WA*	9.79	9.02	-0.30	-2.54	-5.33	-0.29	-2.46	7.09	22.93	2.19	NM	57.97	5.68	63.47	NM	0.00	0.00	NM
TRST	TrustCo Bank Corp NY of NY*	6.46	6.44	0.77	11.55	6.40	0.71	10.64	NA	NA	NA	15.63	179.46	11.59	180.00	16.97	0.26	4.38	68.42
UCBA	United Comm Bncp MHC IN (40.7)	11.25	10.58	0.25	2.12	2.00	0.20	1.70	NA	NA	2.18	NM	106.53	11.99	114.16	NM	0.44	5.87	NM
UCFC	United Community Fin. of OH*	8.69	8.66	-1.54	-16.69	NM	-1.85	-19.97	8.47	20.83	2.29	NM	22.58	1.96	22.65	NM	0.00	0.00	NM
UBNK	United Financial Bncrp of MA*	14.05	13.58	0.65	4.47	4.08	0.69	4.76	0.91	69.15	0.93	24.53	110.06	15.46	114.45	23.05	0.32	2.10	51.61
VPFG	ViewPoint Financal Group of TX*	13.19	13.16	0.52	5-56	2.97	0.19	1.99	0.69	71.20	0.86	33.64	116.00	15.31	116.31	NM	0.20	1.52	51.28
WSB	WSB Holdings, Inc. of Bowie MD*	13.36	13.36	-0.95	-7.66	-16.67	-0.76	-6.16	NA	NA	NA	NM	47.08	6.29	47.08	NM	0.00	0.00	NM
WSFS	WSFS Financial Corp. of DE*	8.36	8.04	0.32	3.79	3.11	0.23	2.67	2.36	64.63	2.29	32.18	122.66	10.25	127.98	NM	0.48	1.05	33.80
WVFC	WVS Financial Corp. of PA*	10.22	10.22	0.10	1.22	1.97	0.14	1.65	0.88	27.52	1.19	NM	63.79	6.52	63.79	37.61	0.16	1.85	NM
WFSL	Washington Federal, Inc. of WA*	13.65	11.98	0.90	6.63	5.94	1.21	8.95	NA	NA	1.81	16.85	108.90	14.87	126.49	12.49	0.24	1.34	22.64
WSBF	Waterstone Fin MHC of WI (26.2)	9.16	9.16	-0.30	-3.27	-6.38	-1.08	-11.82	9.76	17.54	2.22	NM	50.72	4.65	50.72	NM	0.00	0.00	NM
WAYN	Wayne Savings Bancshares of OH*	9.28	8.82	0.55	5.90	8.77	0.51	5.50	NA	NA	1.27	11.41	66.72	6.19	70.51	12.23	0.24	2.84	32.43
WFD	Westfield Fin. Inc. of MA*	17.85	17.85	0.25	1.30	1.20	0.02	0.12	NA	NA	1.36	NM	117.20	20.92	117.20	NM	0.24	2.61	NM
WBKC	Wolverine Bancorp, Inc. of MI*	19.04	19.04	-1.33	NM	-12.83	-0.82	NM	3.75	92.33	4.25	NM	54.39	10.36	54.39	NM	0.00	0.00	NM

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

Year/Qtr. Ended		DJIA	S&P 500	NASDAQ Composite	SNL Thrift Index	SNL Bank Index

2000:	Quarter 1	10921.9	1498.6	4572.8	545.6	421.24
	Quarter 2	10447.9	1454.6	3966.1	567.8	387.37
	Quarter 3	10650.9	1436.5	3672.8	718.3	464.64
	Quarter 4	10786.9	1320.3	2470.5	874.3	479.44

2001:	Quarter 1	9878.8	1160.3	1840.3	885.2	459.24
	Quarter 2	10502.4	1224.4	2160.5	964.5	493.70
	Quarter 3	8847.6	1040.9	1498.8	953.9	436.60
	Quarter 4	10021.5	1148.1	1950.4	918.2	473.67

2002:	Quarter 1	10403.9	1147.4	1845.4	1006.7	498.30
	Quarter 2	9243.3	989.8	1463.2	1121.4	468.91
	Quarter 3	7591.9	815.3	1172.1	984.3	396.80
	Quarter 4	8341.6	879.8	1335.5	1073.2	419.10

2003:	Quarter 1	7992.1	848.2	1341.2	1096.2	401.00
	Quarter 2	8985.4	974.5	1622.8	1266.6	476.07
	Quarter 3	9275.1	996.0	1786.9	1330.9	490.90
	Quarter 4	10453.9	1112.0	2003.4	1482.3	548.60

2004:	Quarter 1	10357.7	1126.2	1994.2	1585.3	562.20
	Quarter 2	10435.5	1140.8	2047.8	1437.8	546.62
	Quarter 3	10080.3	1114.6	1896.8	1495.1	556.00
	Quarter 4	10783.0	1211.9	2175.4	1605.6	595.10

2005:	Quarter 1	10503.8	1180.6	1999.2	1516.6	551.00
	Quarter 2	10275.0	1191.3	2057.0	1577.1	563.27
	Quarter 3	10568.7	1228.8	2151.7	1527.2	546.30
	Quarter 4	10717.5	1248.3	2205.3	1616.4	582.80

2006:	Quarter 1	11109.3	1294.8	2339.8	1661.1	595.50
	Quarter 2	11150.2	1270.2	2172.1	1717.9	601.14
	Quarter 3	11679.1	1335.9	2258.4	1727.1	634.00
	Quarter 4	12463.2	1418.3	2415.3	1829.3	658.60

2007:	Quarter 1	12354.4	1420.9	2421.6	1703.6	634.40
	Quarter 2	13408.6	1503.4	2603.2	1645.9	622.63
	Quarter 3	13895.6	1526.8	2701.5	1523.3	595.80
	Quarter 4	13264.8	1468.4	2652.3	1058.0	492.85

2008:	Quarter 1	12262.9	1322.7	2279.1	1001.5	442.5
	Quarter 2	11350.0	1280.0	2293.0	822.6	332.2
	Quarter 3	10850.7	1166.4	2082.3	760.1	414.8
	Quarter 4	8776.4	903.3	1577.0	653.9	268.3

2009:	Quarter 1	7608.9	797.9	1528.6	542.8	170.1
	Quarter 2	8447.0	919.3	1835.0	538.8	227.6
	Quarter 3	9712.3	1057.1	2122.4	561.4	282.9
	Quarter 4	10428.1	1115.1	2269.2	587.0	260.8

2010:	Quarter 1	10856.6	1169.4	2398.0	626.3	301.1
	Quarter 2	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 3	9744.0	1030.7	2109.2	564.5	257.2
	Quarter 4	11577.5	1257.6	2652.9	592.2	290.1
As of Feb. 25, 2011		12130.5	1319.9	2781.1	598.0	301.5

(1)	End of period data.

Sources:	SNL Financial and The Wall Street Journal.

EXHIBIT IV-3

Historical Thrift Stock Indices

	Index Values				Price Appreciation (%)
	Jan 31, 11	Dec 31, 10	Dec 31, 09	Jan 29, 10	1 Month	YTD	LTM
All Pub. Traded Thrifts	581.6	592.1	587.0	588.0	-1.77	-1.77	-1.09
MHC Index	2,783.8	2,668.9	2962.4	3,017.6	4.30	4.30	-7.75

Stock Exchange Indexes
NYSE AMEX Thrifts	375.9	364.3	331.6	326.0	3.18	3.18	15.30
NYSE Thrifts	130.4	132.2	110.2	113.9	-1.36	-1.36	14.49
OTC Thrifts	1,501.3	1,531.2	1,531.2	1,587.9	-1.95	-1.95	-5.45

Geographic Indexes
Mid-Atlantic Thrifts	2,561.9	2,669.6	2420.4	2,421.3	-4.03	-4.03	5.81
Midwestern Thrifts	1,689.1	1,636.7	2084.0	2,173.1	3.21	3.21	-22.27
New England Thrifts	1,625.1	1,665.6	1682.2	1,638.6	-2.43	-2.43	-0.83
Southeastern Thrifts	229.6	217.3	238.6	241.6	5.62	5.62	-4.97
Southwestern Thrifts	363.6	340.0	339.0	345.7	6.95	6.95	5.17
Western Thrifts	54.8	53.9	56.6	55.8	1.56	1.56	-1.76

Asset Size Indexes
Less than $250M	778.8	751.8	810.0	805.1	3.60	3.60	-3.27
$250M to $500M	2,750.5	2,657.7	2247.4	2,272.9	3.49	3.49	21.01
$500M to $1B	1,245.0	1,177.5	1096.7	1,095.4	5.74	5.74	13.66
$1B to $5B	1,525.5	1,513.3	1393.3	1,371.7	0.80	0.80	11.21
Over $5B	284.3	294.2	294.2	303.6	-3.39	-3.39	-6.37

Pink Indexes
Pink Thrifts	146.8	142.6	142.1	143.1	2.97	2.97	2.63
Less than $75M	421.5	412.6	412.6	411.5	2.15	2.15	2.43
Over $75M	147.6	143.3	143.3	143.8	3.01	3.01	2.66

Comparative Indexes
Dow Jones Industrials	11,891.9	11,577.5	10428.1	10,067.3	2.72	2.72	18.12
S&P 500	1,286.1	1,257.6	1115.1	1,073.9	2.26	2.26	19.77

All SNL indexes are market-value weighted; i.e., an institution’s effect on an index is proportionate to that institution’s market capitalization. All SNL thrift indexes, except for the SNL MHC Index, began at 100 on March 30, 1984. The SNL MHC Index began at 201.082 on Dec. 31, 1992, the level of the SNL Thrift Index on that date. On March 30, 1984, the S&P 500 closed at 159.2 and the Dow Jones Industrial stood at 1,164.9.

Mid-Atlantic: DE, DC, MD, NJ, NY, PA, PR; Midwest: IA, IL, IN, KS, KY, Ml, MN, MO, ND, NE, OH, SD, WI;

New England: CT, MA, ME, NH, RI, VT; Southeast: AL, AR, FL, GA, MS, NC, SC, TN, VA, WV;

Southwest: CO, LA, NM, OK, TX, UT; West: AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY

SNL Financial	FEBRUARY 2011

EXHIBIT IV-4

Market Area Acquisition Activity

RP® Financial, LC.

Exhibit IV-4

Louisiana Thrift Acquisitions 2006-Present

						Target Financials at Announcement						Deal Terms and Pricing at Announcement
Announce Date	Complete Date	Buyer Short Name		Target Name		Total Assets ($000)	E/A (%)	ROAA (%)	ROAE (%)	NPAs/ Assets (%)	Rsrvs/ NPLs (%)	Deal Value ($M)	Value/ Share ($)	P/B (%)	P/TB (%)	P/E (x)	P/A (%)	Prem/ Cdeps (%)

07/02/2008	02/12/2009	First Trust Corp	LA	Globe Bancorp, Inc.	LA	27,589	20.24	0.22	0.57	0.00	NA	5.2	NA	93.14	93.14	NM	18.85	-3.20
11/15/2007	04/22/2008	First NBC Bank Holding Co.	LA	Dryades Bancorp, Inc.	LA	80,154	3.49	-0.09	NA	NA	NA	3.0	NA	104.30	104.30	NM	5.72	0.56
01/04/2007	07/30/2007	First Guaranty Bancshares Inc.	LA	Homestead Bancorp, Inc.	LA	131,886	9.04	0.33	3.80	0.52	58.66	13.1	17.600	127.02	127.02	43.63	9.92	5.07
06/30/2006	06/30/2006	Home Bank	LA	Crowley Building & Loan Association	LA	33,963	10.83	0.52	5.68	0.24	180.95	NA	NA	NA	NA	NA	NA	NA

				Averages:		68,398	10.90	0.24	3.35	0.25	119.81	7.1		108.15	108.15	43.63	11.50	0.81
				Medians:		57,059	9.94	0.27	3.80	0.24	119.81	5.2		104.30	104.30	43.63	9.92	0.56

Source: SNL Financial, LC.

EXHIBIT IV-5

State-Investors Bank

Director and Senior Management Summary Resumes

Exhibit IV-5

State-Investors Bank

Director and Senior Management Summary Resumes

Name	Age	Principal Occupation During the Past Five Years/ Public Directorships	Year Term Expires

Jules G. Albert, Jr.	82	Director. Owner and manager of a condominium development. Retired owner of Jules Albert Construction, L.L.C., Metairie, Louisiana. Member of State-Investors Bank’s Loan Committee and Chairman of the Human Resources Committee.	2014

		Mr. Albert brings extensive knowledge of the local construction industry in the New Orleans metropolitan area to the Board. Director since 1968.

Salvatore E. Panzeca	76	Director. Retired attorney in New Orleans, Louisiana in June 2010. Chairman of the Loan Committee and member of the Human Resources Committee.	2014

		Mr. Panzeca brings significant ties to and knowledge of the local business community to the Board. Director since 2000.

Joseph J. Lepow	57	Director. Attorney in Metairie, Louisiana since 1980. Chairman of the Audit Committee and member of the Human Resources Committee.	2012

		Mr. Lepow brings extensive knowledge of and contacts with local government to the Board. Director since 2008.

Daniel McGowan	49	Director. Chief Financial Officer of State-Investors Bank since 1995. Prior thereto, Mr. McGowan served as Comptroller and in various other positions since August 1983. Member of State-Investors Bank’s Audit Committee and Human Resources Committee.	2012

		Mr. McGowan brings substantial institutional and financial knowledge to the Board, having served in various capacities at State-Investors Bank for more than 25 years. Director since 2000.

Mahlon L. Oustalet	86	Director. President of Mahlon L. Oustalet, Inc. insurance agency located in Metairie, Louisiana, since 1941. Member of the Audit Committee and Loan Committee.	2013

		As the owner of a local insurance agency, Mr. Oustalet brings significant business contacts to the Board. Director since 1968.

Anthony S. Sciortino	63	Chairman of the Board since 2008. President and Chief Executive Officer of State-Investors Bank since December 1985 and April 2005, respectively. Member of the Board of Directors of the Federal Home Loan Bank of Dallas since 2003.	2013

		Mr. Sciortino brings substantial institutional knowledge and banking expertise to the Board having served at State-Investors Bank in various capacities for more than 35 years. Director since 1985.

Dalton L. Woolverton	72	Director. Retired mechanical engineer and President of Rumold Construction, Inc., a general contractor, New Orleans, Louisiana. Prior thereto, construction manager, Moses Engineers, New Orleans, Louisiana. Member of the Audit Committee.	2013

		Mr. Woolverton brings substantial business experience knowledge of the local construction industry to the Board. Director since 1971.

Exhibit IV-5 (continued)

State-Investors Bank

Director and Senior Management Summary Resumes

Executive Officers Who Are Not Also Directors of State Investors Bancorp

Name	Age	Principal Occupation During the Past Five Years

Stephen O. Carriere	47	Executive Vice President – Chief Credit Officer, Compliance and CRA Officer since May 1981. Member of the Board of Directors of State-Investors Bank.

Gerald F. Plough	48	Senior Vice President – Chief Deposits Officer, Operations and Security Officer of State-Investors Bank since July 1985. Member of the Board of Directors of State-Investors Bank.

Angelle S. Reeves	37	Vice President of State-Investors Bank since 1998, responsible for financial reporting. Member of the Board of Directors of State-Investors Bank.

Christopher G. Pike	55	Senior Vice President and Chief Lending Officer of State-Investors Bank since 1983.

EXHIBIT IV-6

State-Investors Bank

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

State-Investors Bank

Pro Forma Regulatory Capital Ratios

			Pro Forma at December 31, 2010
	State-Investors Bank Historical at December 31, 2010		Maximum of Offering Range 1,870,000 Shares Sold at $10.00 Per Share		Midpoint of Offering Range 2,200,000 Shares Sold at $10.00 Per Share		Minimum of Offering Range 2,530,000 Shares Sold at $10.00 Per Share		15% Above Maximum of Offering Range 2,909,500 Shares Sold at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in thousands)

Capital at Bank Level:
GAAP capital	$21,291	10.20%	$27,891	12.82%	$29,126	13.29%	$30,361	13.75%	$31,781	14.27%

Tangible capital:
Actual	$21,100	10.12%	$27,700	12.74%	$28,935	13.21%	$30,170	13.68%	$31,590	14.20%
Requirement	3,127	1.50%	3,260	1.50%	3,285	1.50%	3,309	1.50%	3,337	1.50%

Excess	$17,973	8.62%	$24,440	11.24%	$25,650	11.71%	$26,861	12.18%	$28,253	12.70%

Tier 1 leverage capital:
Actual	$21,100	10.12%	$27,700	12.74%	$28,935	13.21%	$30,170	13.68%	$31,590	14.20%
Requirement	8,340	4.00%	8,694	4.00%	8,759	4.00%	8,824	4.00%	8,899	4.00%

Excess	$12,760	6.12%	$19,006	8.74%	$20,176	9.21%	$21,346	9.68%	$22,691	10.20%

Tier 1 risk-based capital:
Actual	$21,100	16.46%	$27,700	20.89%	$28,935	21.68%	$30,170	22.47%	$31,590	23.37%
Requirement	5,128	4.00%	5,305	4.00%	5,338	4.00%	5,370	4.00%	5,408	4.00%

Excess	$15,972	12.46%	$22,395	16.89%	$23,597	17.68%	$24,800	18.47%	$26,182	19.37%

Total risk-based capital:
Actual	$22,605	17.63%	$29,205	22.02%	$30,440	22.81%	$31,675	23.59%	$33,095	24.48%
Requirement	10,256	8.00%	10,610	8.00%	10,675	8.00%	10,740	8.00%	10,815	8.00%

Excess	$12,349	9.63%	$18,595	14.02%	$19,765	14.81%	$20,935	15.59%	$22,280	16.48%

Reconciliation of capital of State-Investors Bank post offering:
Net proceeds infused			$8,844		$10,475		$12,106		$13,982
Less:
Common stock acquired by employee stock ownership plan			(1,496)		(1,760)		(2,024)		(2,328)
Common stock acquired by recognition and retention plan			(748)		(880)		(1,012)		(1,164)

Pro forma increase in GAAP and regulatory capital			$6,600		$7,835		$9,070		$10,490

(1)	Adjusted total or adjusted risk-weighted assets, as appropriate.

Source:	State-Investors’ prospectus.

EXHIBIT IV-7

State-Investors Bank

Pro Forma Analysis Sheet

Exhibit IV-7

PRO FORMA ANALYSIS SHEET

State-Investors Bank

Prices as of February 25, 2011

				Peer Group		Louisiana Companies		All Publicly-Traded
Price Multiple		Symbol	Subject (1)	Average	Median	Average	Median	Average	Median
Price-earnings ratio (x)		P/E	32.66x	16.20x	12.63x	21.74x	22.01x	18.08x	17.80x
Price-core earnings ratio (x)		P/Core	27.08x	18.82x	16.47x	19.95x	22.69x	18.18x	17.35x
Price-book ratio (%)	=	P/B	55.56%	74.37%	77.33%	81.20%	88.48%	82.02%	82.66%
Price-tangible book ratio (%)	=	P/TB	55.56%	76.03%	77.66%	82.45%	88.48%	90.28%	86.05%
Price-assets ratio (%)	=	P/A	9.69%	9.18%	6.72%	13.61%	16.86%	9.72%	9.10%

Valuation Parameters

Pre-Conversion Earnings (Y)	$976,000	ESOP Stock Purchases (E)	8.00	% (5)
Pre-Conversion Earnings (CY)	$1,115,000	Cost of ESOP Borrowings (S)	0.00	% (4)
Pre-Conversion Book Value (B)	$21,291,000	ESOP Amortization (T)	20.00 years
Pre-Conv. Tang. Book Val. (TB)	$21,291,000	RRP Amount (M)	4.00%
Pre-Conversion Assets (A)	$208,688,000	RRP Vesting (N)	5.00 years	(5)
Reinvestment Rate (2)(R)	2.01%	Foundation (F)	0.00%
Est. Conversion Expenses (3)(X)	4.78%	Tax Benefit (Z)	0
Tax Rate (TAX)	34.00%	Percentage Sold (PCT)	100.00%
Louisiana Shares/Franchise Tax	$231,000	Option (O1)	10.00	% (6)
		Estimated Option Value (O2)	34.80	% (6)
		Option vesting (O3)	5.00	(6)
		Option pct taxable (O4)	25.00	% (6)

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$22,000,000
	1 - P/E * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/Core * (Y)	V=	$22,000,000
	1 - P/core * PCT * ((1-X-E-M-F)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$22,000,000
	1 - P/B * PCT * (1-X-E-M-F)

4. V=	P/TB * (TB+Z)	V=	$22,000,000
	1 - P/TB * PCT * (1-X-E-M-F)

5. V=	P/A * (A+Z)	V=	$22,000,000
	1 - P/A * PCT * (1-X-E-M-F)

Conclusion	Shares Issued To the Public	Price Per Share	Gross Offering Proceeds	Shares Issued To Foundation	Total Shares Issued	Aggregate Market Value of Shares Issued
Supermaximum	2,909,500	10.00	$29,095,000	0	2,909,500	$29,095,000
Maximum	2,530,000	10.00	25,300,000	0	2,530,000	25,300,000
Midpoint	2,200,000	10.00	22,000,000	0	2,200,000	22,000,000
Minimum	1,870,000	10.00	18,700,000	0	1,870,000	18,700,000

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Net return reflects a reinvestment rate of 2.01 percent and a tax rate of 34.0 percent.
(3)	Offering expenses shown at estimated midpoint value.
(4)	No cost is applicable since holding company will fund the ESOP loan.
(5)	ESOP and MRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 34.0 percent.
(6)	10 percent option plan with an estimated Black-Scholes valuation of 34.80 percent of the exercise price, including a 5 year vesting with 25 percent of the options (granted to directors) tax effected at 34.0 percent.

EXHIBIT IV-8

State-Investors Bank

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

State-Investors Bank

At the Minimum

1.	Pro Forma Market Capitalization				$18,700,000
	Less: Foundation Shares				—

2.	Offering Proceeds				$18,700,000
	Less: Estimated Offering Expenses				1,012,550

	Net Conversion Proceeds				$17,687,450

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$17,687,450
	Less: Cash Contribution to Foundation				0
	Less: Non-Cash Stock Purchases (1)				2,244,000

	Net Proceeds Reinvested				$15,443,450
	Estimated net incremental rate of return				1.33%

	Reinvestment Income				$204,873
	Less: Louisiana Shares/Franchise Tax				219,000
	Less: Estimated cost of ESOP borrowings (2)				0
	Less: Amortization of ESOP borrowings (3)				49,368
	Less: Amortization of Options (4)				119,089
	Less: Recognition Plan Vesting (5)				98,736

	Net Earnings Impact				($281,320)

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings

	12 Months ended December 31, 2010 (reported)		$976,000	($281,320)	$694,680
	12 Months ended December 31, 2010 (core)		$1,115,000	($281,320)	$833,680

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5.	Pro Forma Net Worth

	December 31, 2010	$21,291,000	$15,443,450	$0	$36,734,450
	December 31, 2010 (Tangible)	$21,291,000	$15,443,450	$0	$36,734,450

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6.	Pro Forma Assets

	December 31, 2010	$208,688,000	$15,443,450	$0	$224,131,450

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 34.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

State-Investors Bank

At the Midpoint

1.	Pro Forma Market Capitalization				$22,000,000
	Less: Foundation Shares				—

2.	Offering Proceeds				$22,000,000
	Less: Estimated Offering Expenses				1,050,500

	Net Conversion Proceeds				$20,949,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$20,949,500
	Less: Cash Contribution to Foundation				0
	Less: Non-Cash Stock Purchases (1)				2,640,000

	Net Proceeds Reinvested				$18,309,500
	Estimated net incremental rate of return				1.33%

	Reinvestment Income				$242,894
	Less: Louisiana Shares/Franchise Tax				231,000
	Less: Estimated cost of ESOP borrowings (2)				0
	Less: Amortization of ESOP borrowings (3)				58,080
	Less: Amortization of Options (4)				140,105
	Less: Recognition Plan Vesting (5)				116,160

	Net Earnings Impact				($302,451)

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings

	12 Months ended December 31, 2010 (reported)		$976,000	($302,451)	$673,549
	12 Months ended December 31, 2010 (core)		$1,115,000	($302,451)	$812,549

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5.	Pro Forma Net Worth

	December 31, 2010	$21,291,000	$18,309,500	$0	$39,600,500
	December 31, 2010 (Tangible)	$21,291,000	$18,309,500	$0	$39,600,500

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6.	Pro Forma Assets

	December 31, 2010	$208,688,000	$18,309,500	$0	$226,997,500

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 34.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

State-Investors Bank

At the Maximum Value

1.	Pro Forma Market Capitalization				$25,300,000
	Less: Foundation Shares				—

2.	Offering Proceeds				$25,300,000
	Less: Estimated Offering Expenses				1,088,450

	Net Conversion Proceeds				$24,211,550

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$24,211,550
	Less: Cash Contribution to Foundation				0
	Less: Non-Cash Stock Purchases (1)				3,036,000

	Net Proceeds Reinvested				$21,175,550
	Estimated net incremental rate of return				1.33%

	Reinvestment Income				$280,915
	Less: Louisiana Shares/Franchise Tax				244,000
	Less: Estimated cost of ESOP borrowings (2)				0
	Less: Amortization of ESOP borrowings (3)				66,792
	Less: Amortization of Options (4)				161,121
	Less: Recognition Plan Vesting (5)				133,584

	Net Earnings Impact				($324,582)

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings

	12 Months ended December 31, 2010 (reported)		$976,000	($324,582)	$651,418
	12 Months ended December 31, 2010 (core)		$1,115,000	($324,582)	$790,418

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5.	Pro Forma Net Worth

	December 31, 2010	$21,291,000	$21,175,550	$0	$42,466,550
	December 31, 2010 (Tangible)	$21,291,000	$21,175,550	$0	$42,466,550

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6.	Pro Forma Assets

	December 31, 2010	$208,688,000	$21,175,550	$0	$229,863,550

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 34.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

State-Investors Bank

At the Supermaximum Value

1.	Pro Forma Market Capitalization				$29,095,000
	Less: Foundation Shares				—

2.	Offering Proceeds				$29,095,000
	Less: Estimated Offering Expenses				1,132,093

	Net Conversion Proceeds				$27,962,907

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds				$27,962,907
	Less: Cash Contribution to Foundation				0
	Less: Non-Cash Stock Purchases (1)				3,491,400

	Net Proceeds Reinvested				$24,471,507
	Estimated net incremental rate of return				1.33%

	Reinvestment Income				$324,639
	Less: Louisiana Shares/Franchise Tax				258,000
	Less: Estimated cost of ESOP borrowings (2)				0
	Less: Amortization of ESOP borrowings (3)				76,811
	Less: Amortization of Options (4)				185,289
	Less: Recognition Plan Vesting (5)				153,622

	Net Earnings Impact				($349,082)

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings

	12 Months ended December 31, 2010 (reported)		$976,000	($349,082)	$626,918
	12 Months ended December 31, 2010 (core)		$1,115,000	($349,082)	$765,918

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
5.	Pro Forma Net Worth

	December 31, 2010	$21,291,000	$24,471,507	$0	$45,762,507
	December 31, 2010 (Tangible)	$21,291,000	$24,471,507	$0	$45,762,507

		Before Conversion	Net Cash Proceeds	Tax Benefit Of Contribution	After Conversion
6.	Pro Forma Assets

	December 31, 2010	$208,688,000	$24,471,507	$0	$233,159,507

(1)	Includes ESOP and RRP stock purchases equal to 8.0 and 4.0 percent of total shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 years, amortization expense is tax-effected at a 34.0 percent rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assumes 25 percent is taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 34.0 percent.

EXHIBIT IV-9

Peer Group Core Earnings Analysis

RP® Financial, LC.

Exhibit IV-9

Core Earnings Analysis

Comparable Institution Analysis

For the 12 Months Ended December 31, 2010

Comparable Group		Net Income to Common	Less: Net Gains(Loss)	Tax Effect @ 34%	Less: Extraordinary Items	Estimated Core Income to Common	Shares	Estimated Core EPS
		($000)	($000)	($000)	($000)	($000)	(000)	($)

AFCB	Athens Bancshares, Inc. of TN (1)	$297	$93	($32)	$0	$358	2,777	$0.13
FFDF	FFD Financial Corp. of Dover OH	$1,351	($736)	$250	$0	$865	1,012	$0.85
FABK	First Advantage Bancorp of TN (1)	$790	($112)	$38	$0	$716	4,108	$0.17
FCAP	First Capital, Inc. of IN (1)	$3,270	($563)	$191	$0	$2,898	2,787	$1.04
FSLA	GS Financial Corp. of LA	$407	($1,125)	$383	$0	($336)	1,258	($0.27)
LSBI	LSB Financial Corp. of Lafayette IN (1)	$1,337	($788)	$268	$0	$817	1,554	$0.53
LABC	Louisiana Bancorp, Inc. of LA (1)	$2,473	($649)	$221	$0	$2,045	3,640	$0.56
FFFD	North Central Bancshares of IA (1)	$1,648	($385)	$131	$0	$1,394	1,351	$1.03
RIVR	River Valley Bancorp of IN (1)	$2,179	($833)	$283	$0	$1,629	1,514	$1.08
WAYN	Wayne Savings Bancshares of OH	$2,211	($210)	$71	$0	$2,072	3,004	$0.69

(1)	Financial information is for the quarter ending September 30, 2010.

Source:

SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2011 by RP® Financial, LC.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

RP FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

FIRM QUALIFICATION STATEMENT

RP® Financial, LC. (“RP Financial”) provides financial and management consulting, merger advisory and valuation services to the financial services companies, including banks, thrifts, credit unions, insurance companies, mortgage companies and others. We offer a broad array of services, high quality and prompt service, hands-on involvement by our senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff has extensive consulting, valuation, financial advisory and industry backgrounds.

STRATEGIC PLANNING SERVICES

RP Financial’s strategic planning services, for established or de novo banking companies, provide effective feasible plans with quantifiable results to enhance shareholder value, achieve regulatory approval or realize other objectives. We conduct situation analyses; establish mission/vision statements, develope strategic goals and objectives; and identify strategies to enhance value, address capital, increase earnings, manage risk and tackle operational or organizational matters. Our proprietary financial simulation models facilitate the evaluation of the feasibility, impact and merit of alternative financial strategies.

MERGER ADVISORY SERVICES

RP Financial’s merger advisory services include targeting buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring deal terms, preparing merger business plans and financial simulations, rendering fairness opinions, preparing fair valuation analyses and supporting post-merger strategies. RP Financial is also expert in de novo charters, shelf charters and failed bank deals with loss sharing or other assistance. Through financial simulations, valuation proficiency and regulatory familiarity, RP Financial’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP Financial’s extensive valuation practice includes mergers, thrift stock conversions, insurance company demutualizations, merger valuation and goodwill impairment, ESOPs, going private, secondary offerings and other purposes. We are highly experienced in performing appraisals conforming with regulatory guidelines and appraisal standards. RP Financial is the nation’s leading valuation firm for thrift stock conversions, with offerings ranging up to $4 billion.

MANAGEMENT STUDIES

RP Financial provides effective organizational planning, and we are often engaged to prepare independent management studies required for regulatory enforcement actions. We evaluate Board, management and staffing needs, assess existing talent and capabilities and make strategic recommendations for new positions, replacement, succession and other organizational matters.

ENTERPRISE RISK ASSESSMENT SERVICES

RP Financial provides effective enterprise risk assessment consulting services to assist our clients in evaluating the degree to which they have properly identified, understood, measured, monitored and controlled enterprise risk as part of a deliberate risk/reward strategy and to help them implement strategies to mitigate risk, enhance performance, ensure effective reporting and compliance with laws and regulations and avoid potential future damage to their reputation and associated consequences and to mitigate residual risk and unanticipated losses.

OTHER CONSULTING SERVICES

RP Financial provides other consulting services including evaluating regulatory changes, development diversification and branching strategies, conducting feasibility studies and other research, and preparing management studies in response to regulatory enforcement actions. We assist clients with CRA plans and revising policies and procedures. Our other consulting services are aided by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (31)	(703) 647-6543	rriggins@rpfinancial.com

William E. Pommerening, Managing Director (27)

Gregory E. Dunn, Director (28)

James P. Hennessey, Director (25)

James J. Oren, Director (24)

Marcus Faust, Senior Vice President (23)

Timothy M. Biddle, Senior Vice President (21)

Janice Hollar, Senior Vice President (29)

	(703) 647-6546 (703) 647-6548 (703) 647-6544 (703) 647-6549 (703) 647-6553 (703) 647-6552 (703) 647-6554	wpommerening@rpfinancial.com gdunn@rpfinancial.com jhennessey@rpfinancial.com joren@rpfinancial.com mfaust@rpfinancial.com tbiddle@rpfinancial.com jhollar@rpfinancial.com

RP Financial LC. 1100 North Glebe Road, Suite 1100 Arlington, VA 22201	Phone: (703) 528-1700 Fax: (703) 528-1788 www.rpfinancial.com

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